Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

INTERNATIONAL SEAWAYS, INC.

DISPATCH TRANSACTION SUB, INC.

and

DIAMOND S SHIPPING INC.

dated as of March 30, 2021

 i

(continued)

(continued)

(continued)

Exhibit A – Articles of Incorporation of the Surviving Corporation

Exhibit B –Form of Articles of Merger

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated March 30, 2021, is by and among International Seaways, Inc., a Republic of the Marshall Islands corporation (“Seaways”), Dispatch Transaction Sub, Inc., a Republic of the Marshall Islands corporation and wholly owned Subsidiary of Seaways (“Merger Sub”), and Diamond S Shipping Inc., a Republic of the Marshall Islands corporation (“Diamond”). Seaways, Merger Sub and Diamond are each sometimes referred to as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties wish to effect a business combination through the merger of Merger Sub with and into Diamond, with Diamond being the surviving corporation (the “Merger”);

WHEREAS, each outstanding common share, par value $0.001 per share, of Diamond (the “Diamond Common Stock” or “Diamond Shares”) issued and outstanding immediately prior to the Effective Time (other than Diamond Shares to be cancelled in accordance with Section 2.1(b)) will be automatically converted into the right to receive the Merger Consideration upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Marshall Islands Business Corporations Act (the “BCA”);

WHEREAS, the board of directors of Diamond (the “Diamond Board of Directors”) has unanimously adopted resolutions (a) declaring that this Agreement and the consummation of the transactions contemplated hereby (the “Transactions”), including the Merger, are advisable and fair to, and in the best interests of, Diamond and its shareholders, (b) approving this Agreement and the Transactions, including the Merger, (c) authorizing the execution of this Agreement, (d) directing that the “plan of merger” (as such term is described in Section 95 of the BCA) contained herein (the “Plan of Merger”) be submitted for consideration at the Diamond Special Meeting and (e) recommending that Diamond’s shareholders authorize the Plan of Merger (the “Diamond Board Recommendation”);

WHEREAS, the board of directors of Seaways (the “Seaways Board of Directors”) has unanimously adopted resolutions (a) declaring that this Agreement and consummation of the Transactions, including the Merger, are advisable and fair to, and in the best interests of, Seaways and its shareholders, (b) approving this Agreement and the Transactions, including the Merger, (c) authorizing the execution of this Agreement, (d) directing that the issuance of the Seaways Shares as Merger Consideration (the “Seaways Share Issuance”) be submitted for consideration at the Seaways Special Meeting and (e) recommending that Seaways’ shareholders vote to approve the Seaways Share Issuance (the “Seaways Board Recommendation”);

WHEREAS, the board of directors of Merger Sub has unanimously approved this Agreement and the Transactions, including the Merger, and determined that this Agreement and the consummation of the Transactions, including the Merger, are advisable and fair to, and in the best interests of, Merger Sub and its sole shareholder;

WHEREAS, Seaways, in its capacity as the sole shareholder of Merger Sub, has determined that it is in the best interests of Merger Sub to enter into this Agreement and has approved and authorized this Agreement and the Transactions, including the Merger, in accordance with applicable Law and upon the terms and conditions set forth in this Agreement;

WHEREAS, for U.S. federal income Tax purposes, it is the intent of the Parties that (i) the Merger qualifies as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), to which each of Seaways, Merger Sub, and Diamond are parties under Section 368(b) of the Code and (ii) the Merger not result in the recognition of gain under Section 367(a)(1) of the Code (other than for any shareholder that would be a “five-percent transferee shareholder” (within the meaning of United States Treasury Regulation Section 1.367(a)-3(c)(5)(ii)) of Seaways following the Merger that does not enter into a five-year gain recognition agreement in the form provided in United States Regulation Section 1.367(a)-8(c) (a “GRA”)) (clauses (i) and (ii), collectively, the “Intended Tax Treatment”), and that this Agreement constitutes, and is adopted as, a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Seaways’ willingness to enter into this Agreement, certain shareholders of Diamond (the “Diamond Principal Shareholders”), have simultaneously herewith entered into a Voting and Support Agreement with Seaways (the “Diamond Voting and Support Agreement”) in connection with the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Diamond’s willingness to enter into this Agreement, certain shareholders of Seaways (the “Seaways Principal Shareholders”), have simultaneously herewith entered into a Voting and Support Agreement with Diamond (the “Seaways Voting and Support Agreement”) in connection with the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, Diamond is entering into that certain (i) Termination Agreement with Capital Ship Management Corp. and (ii) Termination of Director Designation Agreement and Resale and Registration Rights Agreement with Capital Maritime & Trading Corp., Capital GP L.L.C. and Crude Carriers Investments Corp (collectively, the “Capital Termination Agreements”), pursuant to which, among other things, the Capital Shareholder Arrangements shall be terminated in accordance with the terms of the relevant Capital Termination Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, Diamond is entering into that certain Termination of Director Designation Agreement with WL Ross & Co., LLC and certain of its Affiliates (the “WL Ross Termination Agreement” and collectively with the Capital Termination Agreements, the “Termination Agreements”), pursuant to which, among other things, the WL Ross Shareholder Arrangement shall be terminated at the Effective Time (as herein defined) in accordance with the terms of the WL Ross Termination Agreement;

WHEREAS, on or before the date hereof, Diamond and each of its applicable Subsidiaries has entered (a) into the Debt Consents (as herein defined), which Debt Consents include consents and waivers from the Required Lenders (as herein defined) under the Existing Debt Agreements (as herein defined) and (b) the Debt Amendment Letters (as defined herein), which Debt Amendment Letters set forth certain terms of the A&R Debt Agreements; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Parties agree as follows:

AGREEMENT

Article I.

THE MERGER; Certain Governance matters

Section 1.1     The Merger. Upon the terms and subject to the satisfaction or, to the extent permitted by Law, waiver of the conditions set forth in this Agreement, and in accordance with the BCA, at the Effective Time, Merger Sub shall be merged with and into Diamond, whereupon the separate existence of Merger Sub will cease, with Diamond continuing as the surviving corporation (Diamond, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Corporation”), such that immediately following the Merger, the Surviving Corporation will be a wholly owned Subsidiary of Seaways. The Merger shall have the effects provided in this Agreement and as specified in the BCA.

Section 1.2    Closing. The closing of the Merger (the “Closing”) will take place by conference call and by exchange of signature pages by email or other electronic transmission (a) on the third (3rd) business day after the satisfaction or, to the extent permitted by Law, waiver of the conditions set forth in Article VII (other than any such conditions that by their nature are to be satisfied at the Closing) subject to the satisfaction or, to the extent permitted by Law, waiver of all of the conditions set forth in Article VII at the Closing, or (b) at such other date as may be agreed to in writing by Diamond and Seaways. The date on which the Closing actually takes place is referred to as the “Closing Date”.

Section 1.3    Effective Time. As promptly as practicable on the Closing Date, the Parties shall cause articles of merger with respect to the Merger (the “Articles of Merger”) to be duly executed and filed with Registrar or Deputy Registrar of Corporations of the Republic of the Marshall Islands as provided under the BCA and make any other filings, recordings or publications required to be made by Diamond or Merger Sub under the BCA in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger is duly filed with the Registrar or Deputy Registrar of Corporations of the Republic of the Marshall Islands or on such later date and time as shall be agreed to by Diamond and Seaways and specified in the Articles of Merger in accordance with the BCA (the date and time at which the Merger becomes effective being hereinafter referred to as the “Effective Time”).

Section 1.4    Governing Documents of the Surviving Corporation. At the Effective Time, (a) the Diamond Certificate shall, by virtue of the Merger, be amended and restated so as to read in its entirety in the form attached hereto as Exhibit A and, as so amended and restated, shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law, but subject to Section 6.4 and (b) the Diamond Bylaws shall be amended and restated to conform to the by-laws of Merger Sub, as in effect immediately prior to the Effective Time (except that all references therein to Merger Sub’s name shall be replaced by references to “Diamond”), and as such shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law, but subject to Section 6.4.

Section 1.5    Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation to hold office in accordance with the by-laws of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation to hold office in accordance with the by-laws of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Section 1.6    Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Articles of Merger and in the relevant provisions of the BCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the rights, privileges, immunities, powers, purposes, property and assets of each of Merger Sub and Diamond shall vest in the Surviving Corporation, and all liabilities, obligations and penalties of each of Merger Sub and Diamond shall be assumed by the Surviving Corporation.

Section 1.7    Directors and Officers of Seaways. The initial Board of Directors of Seaways at and following the Effective Time (the “Seaways Board of Directors”) shall consist of ten (10) directors. Prior to the Effective Time, Seaways and Diamond shall each designate in writing directors from the persons who currently serve as directors of Seaways and Diamond, respectively, such that at the Effective Time, (a) the Seaways Board of Directors shall be comprised of (i) an initial Chairman, designated by Seaways, (ii) six (6) additional directors, designated by Seaways that are reasonably acceptable to Diamond and (iii) three (3) additional directors, designated by Diamond that are reasonably acceptable to Seaways and (b) to the extent permitted by applicable Law and the rules and regulations of the SEC and NYSE, each committee of the Seaways Board of Directors following the Effective Time shall initially include one of the directors designated by Diamond who qualify as “independent” under the rules and regulations of the SEC and NYSE; provided, that, prior to the Effective Time, in the event that any person designated to serve on the Seaways Board of Directors after the Effective Time is unable or unwilling as a result of illness, death, resignation, applicable Law or any other reason, the Party which designated such person shall designate another person to serve in such person’s place. The parties agree that each of the members of the Seaways Board of Directors after the Effective Time, other than the individuals set forth in Section 1.7 of the Diamond Disclosure Letter and the individuals set forth in Section 1.7 of the Seaways Disclosure Letter, must qualify as an independent director under the listing standards of the NYSE and the applicable rules of the SEC.

Article II.

TREATMENT OF SECURITIES

Section 2.1     Treatment of Capital Stock.

(a)       Treatment of Diamond Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or holders of any securities of Diamond or of Merger Sub, subject to Section 2.1(d) and Section 2.5, each Diamond Share issued and outstanding immediately prior to the Effective Time (but excluding Diamond Shares to be cancelled in accordance with Section 2.1(b)) shall be automatically converted into the right to receive 0.55375 validly issued, fully paid and non-assessable Seaways Shares (the “Base Exchange Ratio”); provided that if an Exchange Ratio Adjustment Event has taken place prior to the Effective Time, the Base Exchange Ratio shall be increased to the Exchange Ratio Adjustment Amount (as it may be adjusted pursuant to the preceding proviso, the “Exchange Ratio” and the “Merger Consideration”). From and after the Effective Time, all such Diamond Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Diamond Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Diamond Shares in accordance with Section 2.2, including the right to receive, pursuant to Section 2.5, cash in lieu of fractional Seaways Shares, if any, which would otherwise be issuable in respect of such Diamond Shares pursuant to this Section 2.1(a) (the “Fractional Share Consideration”), together with the amounts, if any, payable pursuant to Section 2.2(f).

(b)       Cancellation of Diamond Common Stock. At the Effective Time, all Diamond Shares owned by Diamond, Seaways, Merger Sub or by any of their respective direct or indirect wholly owned Subsidiaries shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)       Treatment of Merger Sub Common Shares. At the Effective Time, each issued and outstanding share, $0.001 par value, of Merger Sub shall be automatically converted into, and become, one validly issued, fully paid and non-assessable share, $0.001 par value, of the Surviving Corporation and such shares, collectively, shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(d)       Adjustment to Merger Consideration. The Merger Consideration shall be adjusted appropriately, without duplication, to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Diamond Shares or Seaways Shares, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Diamond Shares or Seaways Shares outstanding at any time between the date hereof and immediately prior to the Effective Time; provided, however, that nothing in this Section 2.1(d) shall be construed to permit Seaways, Diamond or any of their respective Subsidiaries to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.2    Payment for Securities; Surrender of Certificates.

(a)       Exchange Fund. Prior to the Effective Time, Seaways or Merger Sub shall designate a bank or trust company reasonably acceptable to Diamond to act as the exchange agent in connection with the Merger (the “Exchange Agent”) and Seaways shall enter into an agreement with the Exchange Agent prior to the Effective Time, which agreement shall set forth the duties, responsibilities and obligations of the Exchange Agent consistent with the terms of this Agreement. The Exchange Agent shall also act as the agent for Diamond’s shareholders for the purpose of receiving and holding their Certificates and Book-Entry Shares and shall obtain no rights or interests in the shares represented thereby. At or prior to the Effective Time, Seaways shall deposit, or cause to be deposited, with the Exchange Agent (i) evidence of Seaways Shares issuable pursuant to Section 2.1(a) in book-entry form equal to the aggregate Merger Consideration (excluding any Fractional Share Consideration), and (ii) cash in immediately available funds in an amount sufficient to pay the aggregate Fractional Share Consideration and, from time to time when payable, any dividends or other distributions on Seaways Shares in accordance with Section 2.2(f) (such evidence of book-entry shares of Seaways Shares and cash amounts, together with any dividends or other distributions with respect thereto, the “Exchange Fund”), in each case, in trust for the sole benefit of the holders of Diamond Shares. In the event the Exchange Fund shall be insufficient to pay the aggregate Fractional Share Consideration and any dividends or other distributions on Seaways Shares in accordance with Section 2.2(f), Seaways shall, or shall cause the Surviving Corporation to, promptly deposit additional funds with the Exchange Agent in the amount required to make such payment. Seaways shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Merger Consideration, including payment of the Fractional Share Consideration and any amounts payable in respect of dividends or other distributions on Seaways Shares in accordance with Section 2.2(f) out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by Seaways; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations backed by the full faith and credit, as to principal and interest by, the United States of America, or in commercial paper rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article II. Any interest and other income resulting from such investments shall, upon request by Seaways, be paid to Seaways on the earlier of (A) twelve (12) months after the Effective Time or (B) the full payment of the Exchange Fund.

(b)       Procedures for Surrender. Promptly, but in any event within five (5) business days after the Effective Time, Seaways shall, and shall cause the Surviving Corporation to, cause the Exchange Agent to mail (and make available for collection by hand) or otherwise provide (i) to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Diamond Shares (the “Certificates”) whose Diamond Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent and shall be in customary form and have such other provisions as Seaways may reasonably specify subject to Diamond’s reasonable approval prior to the Effective Time and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) in exchange for payment of the Merger Consideration issuable and payable in respect of such Diamond Shares pursuant to Section 2.1, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.5, and any dividends or other distributions on Seaways Shares in accordance with Section 2.2(f) or (ii) to each holder of record of non-certificated Diamond Shares represented by book-entry (“Book-Entry Shares”) whose Diamond Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration, a notice of the effectiveness of the Merger. Upon surrender of a Certificate (or an affidavit of loss in lieu thereof) for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Seaways or the Surviving Corporation, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, and without any action by any holder of record of any Book-Entry Share, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the applicable Merger Consideration pursuant to the provisions of this Article II, any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 2.5, and any amounts that such holder has the right to receive in respect of dividends or other distributions on Seaways Shares in accordance with Section 2.2(f) for each Diamond Share formerly represented by such Certificate or Book-Entry Share, to be mailed (or made available for collection by hand if so elected by the surrendering holder) as promptly as practicable and, with respect to the holders of Certificates, within five (5) business days following the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof), letter of transmittal and such other documents, and the Certificate (or affidavit of loss in lieu thereof) so surrendered or Book-Entry Share shall be forthwith cancelled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (A) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not required to be paid. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until satisfaction of the applicable procedures contemplated by this Section 2.2(b), each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the applicable Merger Consideration as contemplated by this Article II, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.5, and any dividends or other distributions on Seaways Shares in accordance with Section 2.2(f), without interest thereon.

(c)       Transfer Books; No Further Ownership Rights in Diamond Shares. At the Effective Time, the stock transfer books of Diamond shall be closed and thereafter there shall be no further registration of transfers of Diamond Shares outstanding immediately prior to the Effective Time on the records of Diamond. From and after the Effective Time, the holders of Certificates outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Diamond Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d)       Termination of Exchange Fund; No Liability. At any time following twelve (12) months after the Effective Time, Seaways shall be entitled to require the Exchange Agent to deliver to Seaways any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Exchange Agent’s routine administrative procedures, to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation and Seaways (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the applicable Merger Consideration, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.5, and any dividends or other distributions on Seaways Shares in accordance with Section 2.2(f), payable upon due surrender of their Certificates and compliance with the procedures in Section 2.2(b), without any interest thereon. Notwithstanding the foregoing, (i) none of the Surviving Corporation, Seaways or the Exchange Agent shall be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law and (ii) any portion of the Merger Consideration, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.5, that remains undistributed to the holders of Certificates and Book-Entry Shares as of immediately prior to the date on which the Merger Consideration or such cash would otherwise escheat to, or become the property of, any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Seaways, free and clear of all claims or interests of any Person previously entitled thereto.

(e)       Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and, if required by Seaways or the Exchange Agent, the posting by such holder of an indemnity or a bond in such amount as Seaways or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to any such Certificates, the applicable Merger Consideration payable in respect thereof pursuant to Section 2.1, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.5, and any dividends or other distributions on Seaways Shares in accordance with Section 2.2(f).

(f)       Dividends or Distributions with Respect to Seaways Shares. No dividends or other distributions with respect to Seaways Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Seaways Shares issuable hereunder, and all such dividends and other distributions shall be paid by Seaways to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof) there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Seaways Shares to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time, but prior to such surrender, and with a payment date subsequent to such surrender payable with respect to such Seaways Shares.

Section 2.3    Treatment of Diamond Equity Awards.

(a)       As of the Effective Time, each outstanding restricted stock unit (the “Diamond RSUs”) under the Diamond Equity Plan that is not then vested and does not vest at the Effective Time shall be assumed by Seaways and shall be converted into a restricted stock unit award for Seaways Shares (the “Seaways RSUs”) with associated rights to the issuance of additional Seaways Shares in accordance with this Section 2.3. Each Seaways RSU as so assumed and converted shall provide for full vesting (at the target level, with respect to any Diamond RSUs subject to performance-based vesting criteria) on a termination of employment without Cause or for Good Reason (as defined in the applicable award agreement) within twenty four (24) months following the Closing Date, and otherwise continue to have, and shall be subject to, the same terms and conditions as applied to the applicable Diamond RSUs immediately prior to the Effective Time (but taking into account any changes thereto, including any necessary changes to any issuance provisions, provided for or permitted in the Diamond Equity Plan, in any applicable award agreement or in such Diamond RSUs, by reason of this Agreement or the Transactions). To the extent any such Diamond RSUs are subject to performance vesting or other performance conditions, following the Effective Time, such awards shall be deemed to have achieved at least the target level of performance. As of the Effective Time, the number of Seaways Shares underlying each such Seaways RSU as so assumed and converted (which shall be rounded (x) up to the nearest whole share if half a share or more or (y) down to the nearest whole share if less than half a share) shall be equal to the product of (i) the applicable number of Diamond Shares subject to such award, multiplied by (ii) the Exchange Ratio.

(b)       As of the Effective Time, each outstanding share of restricted stock (collectively, the “Diamond Restricted Shares”) granted under the Diamond Equity Plan that is not then vested and does not vest at the Effective Time shall be assumed by Seaways and shall be converted into restricted shares of Seaways (“Seaways Restricted Shares”) in accordance with this Section 2.3. Each Seaways Restricted Share as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the applicable Diamond Restricted Shares immediately prior to the Effective Time (but taking into account any changes thereto provided for in the Diamond Equity Plan, in any applicable award agreement or in such Diamond Restricted Shares, by reason of this Agreement or the Transactions). As of the Effective Time, the number of Seaways Shares underlying each such Seaways Restricted Share as so assumed and converted (which shall be rounded (x) up to the nearest whole share if half a share or more or (y) down to the nearest whole share if less than half a share) shall be equal to the product of (i) the applicable number of Diamond Shares subject to such award, multiplied by (ii) the Exchange Ratio.

(c)       Prior to the Effective Time, Diamond shall adopt such resolutions as are necessary to effect the treatment of the Diamond Restricted Shares and Diamond RSUs (collectively, the “Diamond Equity Awards”) as contemplated by this Section 2.3. At the Effective Time, Seaways shall assume all obligations of Diamond under the Diamond Equity Plan, each outstanding Diamond Equity Award and the agreements evidencing the grants thereof and shall administer and honor all such awards in accordance with the terms and conditions of such awards and the Diamond Equity Plan pursuant to which they were granted (subject to the adjustments required by reason of this Agreement or the Transactions or such other adjustments or amendments made by Seaways in accordance with such terms and conditions).

(d)       At the Effective Time, all Seaways Equity Awards shall continue on their terms and conditions and Seaways shall administer all Seaways Equity Awards in accordance with the terms and conditions of such awards and the Seaways Equity Plans pursuant to which they were granted (subject to the adjustments required by reason of this Agreement or the Transactions or such other adjustments or amendments made by Seaways in accordance with such terms and conditions).

(e)       At the Effective Time, Seaways shall assume all rights and obligations in respect of the Diamond Equity Plan and will be able to grant stock awards, to the extent permissible by applicable Law under the terms of the Diamond Equity Plan if Seaways elects to assume the share reserves of the Diamond Equity Plan as of the Effective Time, except that: (i) stock covered by such awards shall be Seaways Shares; (ii) all references in Diamond Equity Plan to a number of Diamond Shares shall be amended or deemed amended to refer instead to a number of Seaways Shares determined by multiplying the number of referenced Diamond Shares by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of Seaways Shares; and (iii) the Seaways Board of Directors or a committee thereof shall succeed to the authority and responsibility of the Diamond Board of Directors or any committee thereof with respect to the administration of the Diamond Equity Plan. Diamond and Seaways shall cooperate in connection with the preparation of registration statements on Form S-8 (or any successor or other appropriate form) with respect to the Diamond Equity Awards and the Seaways Equity Awards, in order to file such forms as soon as reasonably practicable following the Effective Time.

(f)       Notwithstanding anything to the contrary in Article II, any payment to which a current or former employee of Diamond or any Diamond Subsidiary becomes entitled pursuant to this Section 2.3 shall be made through the Surviving Corporation’s payroll. The Surviving Corporation shall cause the Exchange Agent to make the payments under Section 2.3 payable to holders who are not current or former employees of Diamond or any Diamond Subsidiary in accordance with Section 2.2.

Section 2.4     Withholding. Notwithstanding any other provision of this Agreement, each of Seaways and the Surviving Corporation shall be entitled to (i) deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement any amounts as are required to be withheld or deducted with respect to such consideration under the Code, or any applicable provisions of U.S. state, local or non-U.S. Tax Law and (ii) in order to effectuate such withholding, to request any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from Diamond or its shareholders (or such shareholders’ direct and indirect owners), or any other Person to whom a payment is required to be made pursuant to this Agreement. The Parties acknowledge and agree that no such deduction or withholding is anticipated, but, in the event that any such deduction or withholding is required, the Parties shall cooperate in good faith to minimize to the extent permissible under applicable Law the amount of any such deduction or withholding. To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.5     Fractional Shares. No fractional Seaways Shares shall be issued in connection with the Merger, no certificate or scrip representing fractional Seaways Shares shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Seaways. Notwithstanding any other provision of this Agreement, each holder of Diamond Shares converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Seaways Share (after aggregating all Diamond Shares represented by Book-Entry Shares held, and Certificates delivered, by such holder) shall receive, in lieu thereof and, in the case of Certificates, upon surrender thereof, cash, without interest, in an amount equal to the product of such fractional part of a Seaways Share (rounded to the nearest one thousandth when expressed in decimal form) and the Seaways VWAP.

Article III.

REPRESENTATIONS AND
WARRANTIES OF DIAMOND

Except as disclosed in the Diamond SEC Documents filed or furnished with the SEC since December 31, 2020 (including exhibits and other information incorporated by reference therein) and publicly available prior to the date hereof (but excluding any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature) or in the corresponding section of the disclosure letter delivered by Diamond to Seaways immediately prior to the execution of this Agreement (the “Diamond Disclosure Letter”) (it being agreed that disclosure of any item in any section of the Diamond Disclosure Letter shall be deemed disclosure with respect to any other section of this Article III to which the relevance of such item is reasonably apparent on its face), Diamond represents and warrants to Seaways as set forth below.

Section 3.1    Qualification, Organization, Subsidiaries, etc..

(a)       Each of Diamond and its Subsidiaries is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organization, and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties, or conduct of its business, requires such qualification, except where the failure to be so organized and validly existing (solely in the case of Diamond Subsidiaries), qualified or, where relevant, in good standing, or to have such power or authority, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect. Diamond has filed with the SEC, prior to the date of this Agreement, a complete and accurate copy of the Diamond Certificate and the Diamond Bylaws as amended to the date hereof. The Diamond Governing Documents are in full force and effect and Diamond is not in violation of any provision of the Diamond Governing Documents, except as would not reasonably be expected to be material to Diamond and the Diamond Subsidiaries, taken as a whole.

(b)       Diamond has made available to Seaways a true, correct and complete copy of the Organizational Documents of each of its Subsidiaries, in each case, as amended through and in existence on the date hereof. The Organizational Documents of the Diamond Subsidiaries are in full force and effect and the relevant Diamond Subsidiary is not in violation of any provision of such Organizational Documents, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect.

Section 3.2    Capitalization.

(a)       The authorized capital stock of Diamond consists of 100,000,000 Diamond Shares and 10,000,000 registered preferred shares, par value $0.001 per share (“Diamond Preferred Stock”). As of March 30, 2021 (the “Diamond Capitalization Date”), (i)(A) 40,596,182 Diamond Shares were issued and outstanding, (B) 137,289 Diamond Shares were held in treasury and (C) no Diamond Shares were held by Subsidiaries of Diamond, (ii) 1,601,968 Diamond Shares were reserved and available for issuance pursuant to the Diamond Equity Plans and (iii) no shares of Diamond Preferred Stock were issued or outstanding or held in treasury. All of the outstanding Diamond Shares are, and all Diamond Shares reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued in accordance with applicable Law, fully paid and non-assessable and free of pre-emptive rights.

(b)       Except as set forth in Section 3.2(a), as of the date hereof: (i) Diamond does not have any shares of capital stock issued or outstanding other than Diamond Shares that were outstanding on the Diamond Capitalization Date or that have become outstanding after the Diamond Capitalization Date, but were reserved for issuance as set forth in Section 3.2(a) as of the Diamond Capitalization Date and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which Diamond or any of the Diamond Subsidiaries is a party, or otherwise obligating Diamond or any of the Diamond Subsidiaries to (A) issue, transfer, exchange, sell or register for sale any capital stock or other equity interests of Diamond or any Diamond Subsidiary or securities convertible into, or exchangeable for, such shares or equity interests (in each case other than to Diamond or a wholly owned Subsidiary of Diamond); (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement, commitment or arrangement relating to the capital stock or other equity interest of Diamond or a Diamond Subsidiary; (C) redeem or otherwise acquire any such capital stock or other equity interests; (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Diamond Subsidiary that is not wholly owned or any other Person; (E) make any payment to any Person the value of which is derived from, or calculated based on, the value of Diamond Common Stock or Diamond Preferred Stock or (F) grant any preemptive or antidilutive or similar rights with respect to any security issued by Diamond or any Diamond Subsidiary. Since the Diamond Capitalization Date until the date of this Agreement, Diamond has not granted any equity or equity-based award to any of the directors, employees or independent contractors of Diamond or any Diamond Subsidiaries. As of the date hereof, there are no declared but unpaid dividends of Diamond.

(c)       Section 3.2(c) of the Diamond Disclosure Letter sets forth (i) the aggregate number of Diamond Shares that are subject to performance-based Diamond RSUs (assuming maximum performance), (ii) the aggregate number of Diamond Shares that are subject to time-based Diamond RSUs and (iii) the aggregate number of Diamond Shares that are granted under the Diamond Equity Plan (such schedule, the “Diamond Equity Schedule”), in each case as of the Diamond Capitalization Date. Diamond shall provide Seaways with an updated Diamond Equity Schedule within three (3) business days prior to the Closing to reflect any changes occurring between the Diamond Capitalization Date and the applicable date of delivery. From the Diamond Capitalization Date through the date of this Agreement, Diamond has not granted, entered into an agreement to grant, or otherwise committed to grant any Diamond Equity Awards or other equity or equity-based awards that may be settled in Diamond Shares.

(d)       Section 3.2(d) of the Diamond Disclosure Letter sets forth as of the Diamond Capitalization Date a list of each outstanding Diamond Equity Award granted under the Diamond Equity Plans and (i) the name of the holder of such Diamond Equity Award, (ii) the number of Diamond Shares subject to such outstanding Diamond Equity Award, (iii) the exercise price, purchase price or similar pricing of such Diamond Equity Award, (iv) the date on which such Diamond Equity Award was granted or issued, and (v) the applicable vesting schedule, and the extent to which such Diamond Equity Award (A) is vested and exercisable as of the Diamond Capitalization Date and (B) would vest as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events). With respect to each grant of Diamond Equity Awards, in all material respects, (1) each such grant was made in accordance with the terms of the applicable Diamond Equity Plan, the Exchange Act and all other applicable Laws, including the rules of the NYSE, (2) each such grant was properly accounted for in accordance with United States generally accepted accounting principles (“GAAP”) in the Diamond SEC Documents (including financial statements) and all other applicable Laws, (3) each Diamond Equity Award qualifies for the Tax treatment afforded to such award in Diamond’s Tax Returns and all Diamond SEC Documents, respectively, and (4) each Diamond Equity Award does not trigger any liability for the holder thereof under Section 409A of the Code or any similar provision in any other Tax jurisdiction.

(e)       Neither Diamond nor any Diamond Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of Diamond or any Diamond Subsidiary on any matter.

(f)       There are no voting trusts or other agreements or understandings to which Diamond or any Diamond Subsidiary is a party with respect to the voting or registration of the capital stock or other equity interest of Diamond or any Diamond Subsidiary.

(g)       All the issued and outstanding shares of capital stock of, or other equity interests in, each Diamond Subsidiary are duly authorized, have been validly issued in compliance with applicable Law and are fully paid and non-assessable and are wholly owned, directly or indirectly, by Diamond free and clear of all Liens, including preemptive rights, other than Permitted Liens. Section 3.2(g) of the Diamond Disclosure Letter sets forth a true and complete list of all Diamond Subsidiaries as of the date of this Agreement, including the capitalization of each such Diamond Subsidiary that is not directly or indirectly wholly-owned by Diamond and the Person that owns the equity interests in each Diamond Subsidiary. Except for equity interests in the Diamond Subsidiaries, neither Diamond nor any Diamond Subsidiary owns, directly or indirectly, any equity interest in any Person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any Person). Neither Diamond nor any Diamond Subsidiary has any obligation to acquire any equity interest, security, right, agreement or commitment or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person.

Section 3.3    Corporate Authority Relative to this Agreement; No Violation.

(a)       Diamond has all requisite corporate power and authority to enter into this Agreement, the Termination Agreements, the Debt Consents, the Debt Amendment Letters, the A&R Debt Agreements, the Seaways Voting and Support Agreement and, assuming the Diamond Shareholder Approval is obtained, to perform its obligations hereunder and to consummate the Transactions, including the Merger. The execution, delivery and performance by Diamond of this Agreement, the Termination Agreements, the Debt Consents, the Debt Amendment Letters, the A&R Debt Agreements, the Seaways Voting and Support Agreement and the consummation of the Transactions have been duly and validly authorized by the Diamond Board of Directors and, except for the filing of the Articles of Merger with the Registrar or Deputy Registrar of Corporations of the Republic of the Marshall Islands, no other corporate proceedings on the part of Diamond or any Diamond Subsidiary are necessary to authorize the consummation of the Transactions other than, with respect to the Merger, obtaining the Diamond Shareholder Approval. Prior to the execution of this Agreement, the Diamond Board of Directors has unanimously adopted resolutions (A) declaring that this Agreement and consummation of the Transactions, including the Merger, are advisable and fair to, and in the best interests of Diamond and its shareholders, (B) approving this Agreement and the Transactions, including the Merger, (C) authorizing the execution, delivery and performance of this Agreement, (D) directing that the Plan of Merger be submitted for consideration at the Diamond Special Meeting, (E) making the Diamond Board Recommendation, and (F) approving the inclusion of the Diamond Board Recommendation in the Proxy Statement/Prospectus, in each case subject to Section 5.3. This Agreement has been duly and validly executed and delivered by Diamond and, assuming this Agreement constitutes the valid and binding agreement of Seaways and Merger Sub, constitutes the valid and binding agreement of Diamond, enforceable against Diamond in accordance with its terms, except that (1) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (2) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (such exceptions in clauses (1) and (2), the “Enforceability Exceptions”). The Termination Agreements, the Debt Consents, the Debt Amendment Letters and the Seaways Voting and Support Agreement have been duly and validly executed and delivered by Diamond and, assuming the Termination Agreements, the Debt Consents, the Debt Amendment Letters and the Seaways Voting and Support Agreement constitute the valid and binding agreements of the other parties thereto, such agreements constitute the valid and binding agreements of Diamond, enforceable against Diamond in accordance with their respective terms, subject to the Enforceability Exceptions. When executed and delivered by Diamond and such Subsidiaries, and assuming the A&R Debt Agreements constitute the valid and binding agreements of the parties thereto (other than Diamond and its Subsidiaries), the A&R Debt Agreements will constitute the valid and binding agreements of Diamond and its Subsidiaries, enforceable against Diamond and its Subsidiaries party thereto, in accordance with their respective terms, subject to the Enforceability Exceptions.

(b)       Other than in connection with or in compliance with (i) the provisions of the BCA, (ii) the Securities Act, (iii) the Exchange Act, (iv) the HSR Act, (v) any applicable requirements of the NYSE, (vi) the filing of the Articles of Merger with the Registrar or Deputy Registrar of Corporations of the Republic of the Marshall Islands and (vii) such filings and approvals as are required to be made or obtained under the securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Seaways Shares in the Merger, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Diamond of the Transactions, except for (A) such authorizations, consents, approvals or filings that, if not obtained or made, has not had and would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect and (B) as may arise as a results of facts or circumstances relating to Seaways or its affiliates or Laws or Contracts binding Seaways or its affiliates.

(c)       The execution and delivery by Diamond of this Agreement, the Termination Agreements, the Debt Consents, the Debt Amendment Letters, the A&R Debt Agreements and the Seaways Voting and Support Agreement do not, and, except as described in Section 3.3(b) and the consummation of the Transactions and compliance with the provisions of this Agreement will not (i) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Diamond Material Contract, loan, Indebtedness or guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise or right binding upon Diamond or any of the Diamond Subsidiaries or result in the creation of any Lien upon any of the properties, rights or assets of Diamond or any Diamond Subsidiaries, other than Permitted Liens or result in any Default of Event of Default (as defined in the respective Existing Debt Agreements), (ii) subject to obtaining the Diamond Shareholder Approval, conflict with or result in any violation of any provision of the Diamond Governing Documents or any of the Organizational Documents of any Diamond Subsidiary or (iii) conflict with or violate any Laws applicable to Diamond or any of the Diamond Subsidiaries or any of their respective properties or assets, other than in the case of clauses (i), (ii) (with respect to Diamond Subsidiaries that are not Diamond Significant Subsidiaries) and (iii), any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect.

Section 3.4    Reports and Financial Statements.

(a)       From January 1, 2018 through the date of this Agreement, Diamond has filed or furnished all forms, documents and reports with the SEC (such forms, documents and reports, including all exhibits, supplements and schedules thereto, the “Diamond SEC Documents”) required to be filed or furnished prior to the date hereof by it. As of their respective dates, or, if amended, as of the date of (and giving effect to) the last such amendment (and, in the case of registration statements and proxy statements, on the date of effectiveness and the dates of the relevant meetings, respectively), each of the Diamond SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Diamond SEC Documents contained any untrue statement of any material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No executive officer of Diamond has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. None of the Diamond SEC Documents is, as of the date of this Agreement and to the knowledge of Diamond, the subject of ongoing SEC review or outstanding or unresolved comments. Diamond has, prior to the date hereof, provided Seaways or its Representatives with true, correct and complete copies of all SEC comment letters received and response letters submitted and other correspondence between the SEC and Diamond or any Diamond Subsidiary with respect to the Diamond SEC Documents, within the year prior to the date of this Agreement to the extent such comment letters, response letters and correspondence are not publicly available.

(b)       The consolidated financial statements (including all related notes and schedules) of Diamond and the Diamond Subsidiaries included in the Diamond SEC Documents when filed (i) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, (ii) fairly present in all material respects the consolidated financial position of Diamond and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in shareholders’ equity and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto, none of which would be material) in conformity with United States Generally Accepted Accounting Principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and (iii) were prepared from, and in accordance with, the books and records of Diamond and the Diamond Subsidiaries.

Section 3.5    Internal Controls and Procedures.

(a)       Diamond has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) sufficient to comply in all material respects with all legal and accounting requirements applicable to Diamond and its Subsidiaries and as otherwise as required by Rule 13a-15 under the Exchange Act. Diamond’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Diamond in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Diamond’s management as appropriate to allow timely decisions regarding required disclosure and to enable Diamond’s management to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). Diamond, each Diamond Subsidiary and each of their respective officers and directors in their capacities as such are in material compliance with, and, since January 1, 2019, have materially complied with the applicable provisions of Sarbanes-Oxley Act and the Exchange Act. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, Diamond’s management has disclosed to Diamond’s auditors and the audit committee of the Diamond Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Diamond’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Diamond’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Seaways prior to the date hereof. Diamond has remediated any and all significant deficiencies and all material weaknesses in the design or operations of its internal control over financial reporting that were reasonably likely to adversely affect in any material respect Diamond’s ability to report financial information and were identified in Diamond’s most recent evaluation of its internal control over financial reporting.

(b)       Neither Diamond nor any Diamond Subsidiary is a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among Diamond or a Diamond Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(c)       Diamond has not been informed by its independent registered public accounting firm that it is required to restate, and Diamond has not restated (and does not believe it is, nor will it be, required to restate), any financial statements contained in the Diamond SEC Documents as a result of events known to Diamond as of the date hereof in a manner that would be material to the present or future financial condition of Diamond and the Diamond Subsidiaries, taken as a whole.

Section 3.6    No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in Diamond’s consolidated balance sheet (or the notes thereto) as of December 31, 2020 included in the Diamond SEC Documents filed or furnished and publicly available prior to the date hereof, (b) for liabilities incurred in the ordinary course of business since December 31, 2020, (c) as expressly permitted or contemplated by this Agreement and (d) for liabilities which have been discharged or paid in full in the ordinary course of business, neither Diamond nor any Diamond Subsidiary has any liabilities of any nature, whether or not accrued, contingent or otherwise, whether or not required by GAAP to be reflected on a consolidated balance sheet of Diamond and its consolidated Subsidiaries (or in the notes thereto), other than those which, individually or in the aggregate, have not had, and would not reasonably be expected to have a Diamond Material Adverse Effect.

Section 3.7    Compliance with Laws; Permits.

(a)       Diamond and each Diamond Subsidiary is, and since January 1, 2018 has been, in compliance with and is not, and since January 1, 2018 has not been, in default under, or in violation of, any Laws (including Maritime Guidelines) applicable to Diamond, such Subsidiaries or any of their respective properties or assets (including Diamond Vessels), except where such non-compliance, default or violation has not had, and would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect. Since January 1, 2018, Diamond has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(b)       Diamond and the Diamond Subsidiaries are, and since January 1, 2018 have been, in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, exemptions, consents, certificates, approvals and orders of any Governmental Entity (including those required by Maritime Guidelines) necessary for Diamond and the Diamond Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Diamond Permits”), except where the failure to have any of the Diamond Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect. All Diamond Permits are in full force and effect, except where the failure to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect. Diamond and each Diamond Subsidiary is in compliance with all Diamond Permits, except where the failure to be in compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect.

Section 3.8    Environmental Laws and Regulations. Except for those matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect, since January 1, 2018:

(a)       Diamond, each Diamond Subsidiary and each Diamond Vessel have been and are in compliance with applicable Environmental Laws and have obtained and have been and are in compliance with all Environmental Permits necessary to conduct their respective businesses as presently conducted. All Environmental Permits necessary to conduct the respective businesses of Diamond, each Diamond Subsidiary and each Diamond Vessel as presently conducted are in full force and effect, and Diamond has no written notice or knowledge that such Environmental Permits will not be renewed in the ordinary course after the Effective Time. No Governmental Entity has begun, or to the knowledge of Diamond, threatened in writing to begin, any action to terminate, cancel or reform any Environmental Permits necessary to conduct the respective businesses of Diamond, each Diamond Subsidiary and each Diamond Vessel as presently conducted;

(b)       Neither Diamond nor any Diamond Subsidiary has received any notice, demand, request for information, citation, summons, complaint, letter or claim alleging that Diamond or any such Diamond Subsidiary or Diamond Vessel is in violation of, or liable under, any Environmental Law, no penalty has been assessed and there is no outstanding order, consent decree, writ, injunction or judgment issued by a court, Governmental Entity, authority or tribunal against Diamond or any Diamond Subsidiary or otherwise with respect to any Diamond Vessel, in each case, with respect to matters arising out of any Environmental Law. There is no claim, action, suit, proceeding, demand, lien, investigation or request for information pending, or, to the knowledge of Diamond, threatened against Diamond or any Diamond Subsidiary or otherwise with respect to any Diamond Vessel with respect to any matters arising out of any applicable Environmental Law;

(c)       Neither Diamond nor any Diamond Subsidiary has entered into or agreed to any order, consent, decree, writ, injunction or judgment or is subject to any order, consent, decree, writ, injunction or judgment relating to compliance with Environmental Laws, Environmental Permits or the investigation, Release, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials;

(d)       Neither Diamond nor any Diamond Subsidiary has assumed, by Contract, or to the knowledge of Diamond, by operation of Law, any liability under any Environmental Law or relating to any Hazardous Materials, and neither Diamond nor any Diamond Subsidiary is an indemnitor in connection with any threatened or asserted claim, action, suit, proceeding, demand, lien, investigation by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials; and

(e)       Neither Diamond nor any Diamond Subsidiary has caused, and to the knowledge of Diamond, no third party has caused, any release of a Hazardous Material, bilge water or ballast water that could reasonably be expected to require investigation or remedial action by Diamond or any Diamond Subsidiary under any Environmental Law.

(f)       Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 3.8 and in Section 3.4, Section 3.6, Section 3.10, Section 3.12 and Section 3.21 are the sole representations and warranties of Diamond with respect to environmental matters, including with respect to Hazardous Materials, Environmental Permits, and any other matter relating to compliance with, or liabilities under, Environmental Laws.

Section 3.9     Employee Benefit Plans.

(a)       Section 3.9(a) of the Diamond Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of each material Diamond Benefit Plan. With respect to each material Diamond Benefit Plan, Diamond has made available to Seaways true, correct and complete copies of (or, to the extent no such copy exists, a description of), in each case, to the extent applicable, (i) the current plan document and, to the extent available, the summary plan description; (ii) the most recent audited financial statement and actuarial valuation; (iii) all material filings and correspondence with any Governmental Entity, including any required filings or schedules and any communications with any Governmental Entity regarding the qualified status of each such material Diamond Benefit Plan; (iv) all material related insurance contracts which implement each such material Diamond Benefit Plan; and (v) any documents with respect to any material Diamond Benefit Plans that are required to be prepared or filed under the applicable Laws of a non-U.S. jurisdiction.

(b)       (i) Except as has not and would not, individually or in the aggregate, reasonably be expected to have a Diamond Material Adverse Effect, each of the Diamond Benefit Plans is and has been established, operated, maintained, funded and administered in compliance with its terms and in accordance with applicable Laws and applicable regulatory or authoritative guidance; (ii) no Diamond Benefit Plan is a defined benefit plan, is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA or Section 413(c) of the Code; (iii) no Diamond Benefit Plan provides benefits, including death or medical or other welfare benefits (whether or not insured), with respect to current or former employees or directors of Diamond or its Subsidiaries beyond their retirement or other termination of service, other than, and solely to the extent of, coverage mandated by applicable Law for which the cost is borne entirely by the covered Person; (iv) no material liability has been incurred by Diamond, any of its Subsidiaries or any of their respective Affiliates (including ERISA Affiliates) that has not been satisfied in full, and no condition exists that is likely to cause Diamond, any of its Subsidiaries or any of their Affiliates to incur a liability thereunder or in respect thereof; (v) except as would not, individually or in the aggregate, reasonably be expected to have a Diamond Material Adverse Effect, all contributions, reimbursements or other amounts payable by Diamond or its Subsidiaries pursuant to each Diamond Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards and there are no pending, or to the knowledge of Diamond, threatened claims, actions, investigations, litigations, proceedings or audits (other than routine claims for benefits) with respect to any of the Diamond Benefit Plans or any trusts related thereto; and (vi) neither Diamond nor any of its Subsidiaries has any current or contingent liability or obligation as a result of at any time being treated as a single employer under applicable Law with any other Person.

(c)       Except as would not, individually or in the aggregate, reasonably be expected to have a Diamond Material Adverse Effect, each of the Diamond Benefit Plans intended to be “qualified” for Tax or regulatory purposes has received a current favorable determination letter, opinion letter or other authoritative communication from the applicable Governmental Entity as to its qualification, and there are no existing circumstances or any events that have occurred that would adversely affect the qualified status of any such plan or that would subject Diamond to any Tax, fine, lien, penalty or other liability.

(d)       Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will (i) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code or any other applicable Law), forgiveness of Indebtedness or otherwise) becoming due to any current or former director or any employee of Diamond or any Diamond Subsidiary under any Diamond Benefit Plan or otherwise, (ii) increase any benefits or compensation otherwise payable under any Diamond Benefit Plan or (iii) result in any acceleration of the time of payment, funding or vesting of, or result in the forfeiture of, any such benefits.

(e)       Each Diamond Benefit Plan that is subject to Section 409A of the Code has been maintained and operated in documentary and operational compliance in all material respects with Section 409A of the Code and applicable guidance thereunder. Diamond is not a party to nor does it have any obligation under any Diamond Benefit Plan to compensate, indemnify or reimburse any person for Taxes payable pursuant to applicable Law, including Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

(f)       No Diamond Benefit Plan established or maintained in the UK provides any benefits which are not money purchase benefits within the meaning of section 181 of the UK Pension Schemes Act 1993 and neither Diamond nor any Diamond Subsidiary nor any connected or associated person participates in or has ever participated in any UK occupational pension plan providing any benefits which are not money purchase benefits within that meaning. No contribution notice under section 38 of the UK Pensions Act 2004 or financial support direction under section 43 of that Act has been issued or threatened to Diamond or any Diamond Subsidiary and there are no circumstances in which the UK Pensions Regulator could issue such notices. No debt has become due or has been treated as becoming due under section 75 or section 75A of the UK Pensions Act 1995 from Diamond or any Diamond Subsidiary save where the debt has been paid, apportioned or compromised under the provisions of that Act and the relevant company has received effective discharge from the trustees of the relevant pension scheme.

Section 3.10    Absence of Certain Changes or Events.

(a)       Since December 31, 2020, there has not occurred any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect.

(b)       Since December 31, 2020 through the date of this Agreement, (i) the business of Diamond and the Diamond Subsidiaries has been conducted, in all material respects, in the ordinary course of business and (ii) neither Diamond nor any Diamond Subsidiary has taken any action that would have constituted a breach of Section 5.1(b)(i), (ii), (iv), (ix), (xvi) or (xix) had such action been taken after the execution of this Agreement without the prior written consent of Seaways.

Section 3.11    Investigation; Litigation. (a) There is no investigation or review pending (or, to the knowledge of Diamond, threatened) by any Governmental Entity with respect to Diamond or any Diamond Subsidiary or any of their respective properties, rights or assets, or, to the knowledge of Diamond, any of their current or former directors or executive officers or challenging the validity or propriety of the Transactions contemplated by this Agreement, and (b) there are no claims, actions, suits or proceedings pending (or, to the knowledge of Diamond, threatened) against Diamond or any Diamond Subsidiary or any of their respective properties, rights or assets which, in the case of clause (a) or (b), would reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect. Neither Diamond nor any Diamond Subsidiary is subject to any judgment, order, injunction, ruling or decree of a Governmental Entity which would reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect. As of the date hereof, there are no claims, actions, suits or proceedings pending (or, to the knowledge of Diamond, threatened) that challenge or seek to prevent, enjoin, alter or materially delay, or recover any damages or obtain any other remedy in connection with, this Agreement or the Transactions.

Section 3.12    Information Supplied. The information relating to Diamond and its Subsidiaries to be contained in (or incorporated by reference in), or that is provided by Diamond or its Subsidiaries for inclusion in (or incorporation by reference in), the joint proxy statement in preliminary and definitive form relating to the Diamond Special Meeting and the Seaways Special Meeting, which will be used as a prospectus of Seaways with respect to the Seaways Shares issuable in the Merger (together with any amendments or supplements thereto, the “Proxy Statement/Prospectus”), or the registration statement on Form S-4 pursuant to which the offer and sale of Seaways Shares in the Merger will be registered pursuant to the Securities Act and in which the Proxy Statement/Prospectus will be included as a prospectus of Seaways (together with any amendments or supplements thereto, the “Form S-4”) will not, on the date the Proxy Statement/Prospectus (and any amendment or supplement thereto) is first mailed to the shareholders of Diamond or the shareholders of Seaways, or at the time the Form S-4 (and any amendment or supplement thereto) is filed and the date it is declared effective or any post-effective amendment thereto is filed or is declared effective, or at the time of the Diamond Special Meeting (as it may be adjourned or postponed in accordance with the terms hereof) or the Seaways Special Meeting (as it may be adjourned or postponed in accordance with the terms hereof), contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Proxy Statement/Prospectus will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, and any other applicable federal securities Laws. Notwithstanding the foregoing provisions of this Section 3.12, no representation or warranty is made by Diamond with respect to information or statements made in the Proxy Statement/Prospectus or the Form S-4, which were not supplied by or on behalf of Diamond.

Section 3.13    Tax Matters. (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Diamond Material Adverse Effect:

(i)       all Tax Returns that are required to be filed by or with respect to Diamond or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate. Diamond has made available to Seaways true and correct copies of all such income or franchise Tax Returns for the three (3) year period preceding the Closing Date;

(ii)       Diamond and its Subsidiaries have timely and properly paid all Taxes due and owing by any of them, including any Taxes required to be withheld from amounts owing to any Person (in each case, whether or not shown on any Tax Return), other than Taxes that are being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the financial statements of Diamond and its Subsidiaries, and have complied with all reporting requirements (including maintenance of required records with respect thereto) with respect to such payments;

(iii)       since the date of Diamond’s last audited financial statements, neither Diamond nor any of its Subsidiaries has incurred liability for Taxes outside its ordinary course of business, and the consolidated balance sheet (or the notes thereto) as of December 31, 2020 included in the Diamond SEC Documents properly reflects the accrual of the Tax liability of Diamond and its Subsidiaries with respect to the period between the last audited financial statements and such date.

(iv)       neither Diamond nor its Subsidiaries is delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed. There is not pending, or threatened in writing, any audit, examination, investigation or other proceeding with respect to any Taxes of Diamond or any of its Subsidiaries;

(v)       neither Diamond nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes, or agreed to any extension of time with respect to a Tax assessment or deficiency;

(vi)       neither Diamond nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of U.S. state, local, or non-U.S. Law) in the three (3) years prior to the date of this Agreement;

(vii)       no claim has been made in writing by a tax authority in a jurisdiction where any of Diamond or its Subsidiaries does not file Tax Returns that such Person is or may be subject to taxation by that jurisdiction;

(viii)       neither Diamond nor any of its Subsidiaries will be required to include any item of income in taxable income, or exclude any item of deduction from taxable income, or make any adjustment under Section 481 of the Code (or any corresponding provision of U.S. state, local or non-U.S. income Tax Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) any installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any corresponding provision of U.S. state, local or non-U.S. income Tax Law), or open transaction disposition made by Diamond or any of its Subsidiaries on or prior to the Closing Date, (B) any prepaid amount received by Diamond or any of its Subsidiaries on or prior to the Closing Date, (C) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of U.S. state, local or non-U.S. income Tax Law) entered into on or prior to the Closing Date, (D) any “gain recognition agreement” or “domestic use election” (or analogous concepts under U.S. state, local or non-U.S. income Tax Law), (E) a change in the method of accounting by Diamond or any of its Subsidiaries for a period ending prior to or including the Closing Date, or (F) election under Section 965 of the Code (or any corresponding provision of U.S. state, local or non-U.S. income Tax Law). Neither Diamond nor any of its Subsidiaries has deferred, pursuant to the CARES Act or the Presidential Memorandum Deferring Payroll Tax Obligations dated August 8, 2020, any Taxes which have not been paid;

(ix)       none of Diamond or any of its Subsidiaries is (i) a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes), (ii) is liable for Taxes of any other Person (other than Diamond and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of U.S. state, local or non-U.S. income Tax Law) or as a transferee or successor or by Contract (other than any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes), or (iii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is Diamond or any of its Subsidiaries;

(x)       there are no Liens for Taxes upon any property or assets of Diamond or any of its Subsidiaries, except for the Permitted Liens; and

(xi)       for U.S. federal income Tax purposes, Diamond is treated as a corporation that is not, and was not in a prior period, a “controlled foreign corporation” within the meaning of section 957 of the Code or a “passive foreign investment company” within the meaning of Section 1297 of the Code. In addition, Diamond is not now subject to the requirements of section 7874 of the Code as an “expatriated entity” and, without having undertaken any special diligence of Seaways’ structure, Diamond is not aware of any reason why as a result of the transactions contemplated under this Agreement it would become subject to the requirements of section 7874 as an “expatriated entity” in any subsequent period.

(xii)       neither Diamond nor any of its Subsidiaries has entered into any “reportable transaction” within the meaning of U.S. Treasury Regulations Section 1.6011-4(b) (or any similar provision of U.S. state, local or non-U.S. Law).

(b)       Neither Diamond nor any of its Subsidiaries has knowingly taken any action or knows of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(c)       Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 3.13, Section 3.2 and Section 3.9 are the sole representations and warranties with respect to Tax matters of Diamond and its Subsidiaries.

Section 3.14    Labor Matters.

(a)       Diamond and the Diamond Subsidiaries are in compliance with all applicable Laws of the United States, or of any state or local government or any subdivision thereof or of any foreign government (including the Republic of the Marshall Islands) respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health, including but not limited to the Immigration Reform and Control Act, the Worker Adjustment Retraining and Notification Act, any Laws respecting employment discrimination, sexual harassment, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers’ compensation, labor relations, employee leave issues, wage and hour standards, classification of workers, occupational safety and health requirements and unemployment insurance and related matters, except where any such failure to be in compliance has not had, or would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect.

(b)       Neither Diamond nor any Diamond Subsidiary is a party to or bound by any collective bargaining agreement or relationship with any labor organization in the United States in the United States or any works council or employee representative body outside of the United States.

(c)       There is no unfair labor practice charge pending or, to the knowledge of Diamond, threatened which if determined adversely to Diamond or any of its Subsidiaries would reasonably be expected to have a Diamond Material Adverse Effect. Neither Diamond nor any Diamond Subsidiary is subject to a pending or, to the knowledge of Diamond, threatened, labor dispute, strike, slowdown, walkout or work stoppage, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect, nor has Diamond or any of its Subsidiaries experienced any such labor dispute, strike, slowdown, walkout or work stoppage in the past three (3) years. Other than as set forth in Section 3.14(c) of the Diamond Disclosure Letter, to the knowledge of Diamond, there are no organizational campaigns, petitions or other activities or proceedings of any labor union, workers’ council or labor organization seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of Diamond or any of its Subsidiaries or to compel Diamond or any of its Subsidiaries to bargain with any such labor union, works council or labor organization presently being made or threatened, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Diamond or any of its Subsidiaries, except for those the formation of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect.

(d)       The transactions contemplated by this Agreement will not require the consent of, or advance notification to, any works councils, unions or similar labor organizations with respect to employees of Diamond or any of its Subsidiaries, except for where the failure to obtain any such consent or make any such advance notifications has not had and would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect.

(e)       Except as would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect, the businesses of Diamond and each Diamond Subsidiary are being conducted in compliance with all applicable Laws pertaining to the privacy, data protection and information security of employee information.

Section 3.15     Intellectual Property.

(a)       Except as would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect, Section 3.15(a) of the Diamond Disclosure Letter sets forth a true and complete list of the following Diamond Intellectual Property: (i) all Intellectual Property that has been registered, issued or filed with or by any Governmental Entity or quasi-public legal authority or by a domain name registrar, or any applications for any of the foregoing (“Diamond Registered Intellectual Property”); and (ii) material unregistered Trademarks or material unregistered proprietary Software, in each case, that constitute Diamond Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect, with respect to each item of the Diamond Registered Intellectual Property, all necessary registration, maintenance and renewal fees have been paid, and all necessary documents and certificates have been filed with the United States Patent and Trademark Office or equivalent authority or registrar anywhere in the world, as the case may be, for the purposes of maintaining, and perfecting Diamond’s or the applicable Diamond Subsidiary’s ownership of, such Diamond Registered Intellectual Property;

(b)       Except as would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect, (i) Diamond or a Diamond Subsidiary owns or otherwise possesses valid rights to use, and immediately after Closing will own or otherwise possess valid rights to use, all Intellectual Property and IT Systems used in the operation of their respective businesses as currently conducted free and clear of all Liens other than Permitted Liens; (ii) to the knowledge of Diamond, each item of registered or issued Diamond Registered Intellectual Property is subsisting, valid and enforceable. Diamond or a Diamond Subsidiary exclusively owns the Diamond Intellectual Property, in each case, free and clear of all Liens other than Permitted Liens; (iii) there are no pending or, to the knowledge of Diamond, threatened claims, actions or proceedings against Diamond or its Subsidiaries by any Person (A) alleging infringement, misappropriation or other violations by Diamond or its Subsidiaries of any third party’s Intellectual Property or (B) challenging the ownership, validity or enforceability of any Diamond Intellectual Property; and (iv) to the knowledge of Diamond, (x) the conduct of the businesses of Diamond and its Subsidiaries, in the past six (6) years has not infringed, misappropriated or otherwise violated, and as of the Closing does not infringe, misappropriate or otherwise violate, any third party’s Intellectual Property and (y) no third party is infringing, misappropriating or violating any Diamond Intellectual Property;

(c)       Diamond and the Diamond Subsidiaries have taken commercially reasonable efforts to protect the confidentiality of Diamond’s and the Diamond Subsidiaries’ material Trade Secrets and any Trade Secrets provided to Diamond or the Diamond Subsidiaries under conditions of confidentiality; and

(d)       Diamond and the Diamond Subsidiaries have obtained valid written assignments from all of the current and former consultants, independent contractors and employees who contributed to the creation or development of any material Intellectual Property for or on behalf of Diamond or the Diamond Subsidiaries that validly assign to Diamond or the Diamond Subsidiaries all rights, title and interest in and to any such Intellectual Property that Diamond or the Diamond Subsidiaries do not already own by operation of Law.

Section 3.16    Data Privacy and Cybersecurity. Except for those matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect:

(a)       Diamond and the Diamond Subsidiaries are in compliance with all applicable Privacy Laws and contractual obligations relating to data protection or information security. Diamond and the Diamond Subsidiaries have not received any written notice of any claims, investigations, or alleged violations of, or been charged with, violation of any Privacy Laws.

(b)       Diamond and the Diamond Subsidiaries have implemented commercially reasonable administrative, physical, organizational, and technical safeguards, including disaster recovery and incident response plans, (i) to protect the integrity, continuous operation and security of the information technology systems (including hardware, computers, Software, networks, systems, servers, and network, telecommunications, and peripheral devices, equipment, assets, systems and services) (collectively, “IT Systems”) owned, leased or otherwise controlled by Diamond and the Diamond Subsidiaries (“Diamond IT Systems”), and (ii) to protect the confidentiality, integrity, and availability of all Trade Secrets and the data (including Personal Information, business proprietary, and sensitive information) stored therein.

(c)       To the knowledge of Diamond, in the past three (3) years and as of the Closing Date, there has been no misuse, unauthorized intrusion or breach of the security of any Diamond IT Systems, nor any breach, loss, theft, or unauthorized or unlawful corruption, access to or Processing, or the rendering unavailable or not accessible (including through a ransomware attack) of Trade Secrets or data (including Personal Information, business proprietary, and sensitive information) Processed by or on behalf of Diamond or any Diamond Subsidiary. Nor has Diamond or any Diamond Subsidiary notified, or been required by applicable Privacy Law, regulation, or contract to notify in writing, any person or entity of any personal data or information security-related incident.

(d)       To the knowledge of Diamond, the integrity and availability of the Diamond IT Systems have not been compromised and the Diamond IT Systems have not malfunctioned or failed during the past three (3) years and do not contain any undisclosed disabling codes or instructions, “time bombs”, “Trojan horses”, “back doors”, “trap doors”, “worms”, viruses, bugs, faults or other Software routines that could (i) significantly disrupt or adversely affect the operation of the businesses or the functionality of any Diamond IT Systems or (ii) enable or assist any Person to access, without authorization, any Diamond IT Systems or the Trade Secrets or data (including Personal Information, business proprietary, and sensitive information) stored therein.

Section 3.17    Real Property; Tangible Property.

(a)       Neither Diamond nor the Diamond Subsidiaries (i) owns, or has ever owned, any real property or (ii) is party to a Contract to purchase any real property.

(b)       Except as would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect, (i) each material lease, sublease and other agreement (each, a “Diamond Lease”) under which Diamond or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property at which the operations of Diamond and its Subsidiaries are conducted as of the date hereof (the “Diamond Leased Real Property”), is valid, binding and in full force and effect, subject to the Enforceability Exceptions, (ii) no uncured default on the part of Diamond or, if applicable, its Subsidiary or, to the knowledge of Diamond, the landlord thereunder exists with respect to any Diamond Lease and (iii) neither the execution and delivery of this Agreement nor the consummation of the Transactions will, with or without notice, the passage of time, or both, give rise to any right of the landlord or any other Person under any Diamond Lease. A true, complete and correct copy of each Diamond Lease has been made available to Seaways and a list thereof is set forth on Section 3.17(b) of the Diamond Disclosure Letter. Except as would not, individually or in the aggregate, reasonably be expected to have a Diamond Material Adverse Effect, the buildings, structures and systems occupied by Diamond on the Diamond Leased Real Property are structurally sound, in good operating condition and repair, normal wear and tear excepted, and free of any known latent defects and adequate for the current uses to which they are being put by Diamond and its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect, Diamond and each of its Subsidiaries has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the applicable Diamond Lease, the Diamond Leased Real Property, free and clear of all Liens, except for the Permitted Liens. Except as would not, individually or in the aggregate, reasonably be expected to have a Diamond Material Adverse Effect, there are no condemnation proceedings pending or, to the knowledge of Diamond, threatened with respect to any Diamond Leased Real Property.

(c)       Except as would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect, Diamond or a Diamond Subsidiary is the sole owner and has good, valid and marketable title to, or in the case of leased personal property assets, valid leasehold interests in, all material tangible personal property currently used in the operation of the businesses of Diamond and the Diamond Subsidiaries, including the Diamond Vessels, free and clear of any Liens, except Permitted Liens. The material tangible personal property currently used in the operation of the businesses of Diamond and the Diamond Subsidiaries is in good working order (reasonable wear and tear excepted) and is maintained consistently with industry standards, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect.

Section 3.18    Maritime Matters.

(a)       Section 3.18(a) of the Diamond Disclosure Letter sets forth a true, correct and complete list of the vessels owned by Diamond or a Diamond Subsidiary (the vessels required to be scheduled thereon, the “Diamond Vessels”), including its name, registered owner, time charter attached to it as of the date hereof (if applicable), its manager, International Maritime Organization number, flag, IMO number, type, date of the delivery, shipbuilder, depth, capacity (gross tonnage or deadweight tonnage, as specified therein), net tonnage, the pool in which entered (if applicable) and class. Each Diamond Vessel is, in all material respects, lawfully documented and registered in the name of its registered owner under the Laws where such vessel is registered and each such vessel and owner of such vessel complies in all material respects with all applicable Laws to which such vessel may be registered.

(b)       Each Diamond Vessel is operated in compliance with all applicable Maritime Guidelines and Laws, except where such failure to be in compliance would not have a Diamond Material Adverse Effect. Diamond or its applicable Subsidiary is qualified to own and operate the Diamond Vessels under applicable Laws, including the Laws of each Diamond Vessel’s flag state, except where such failure to be qualified would not have a Diamond Material Adverse Effect.

(c)       Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect, (i) each Diamond Vessel (A) is duly registered under the flag set forth in Section 3.18(a) of the Diamond Disclosure Letter, (B) is seaworthy and maintained in class, (C) has all national and international operating and trading certificates and endorsements (for the avoidance of doubt such certificates and endorsements may be extended due to delays in the ordinary course as a result of trading patterns, surveyor availability, COVID-19 Measures, drydock availability and/or similar operational matters), that are required for the operation of such Diamond Vessel in the trades and geographic areas in which it is operated, each of which is valid, and (D) has been classed by a classification society that is a member of the International Association of Classification Societies, and is fully in class with no significant material recommendations or notations, and (ii) no event has occurred and no condition exists that would cause any Diamond Vessel’s classification society to be suspended or withdrawn and all events and conditions that are required to be reported as to the class have been disclosed and reported to such Diamond Vessel’s classification society.

(d)       Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect, (i) there has not been any incident on or with respect to any Diamond Vessel since the date of its most recent Inspection or, with respect to any Diamond Vessel which has not been inspected, since the date of this Agreement and (ii) the Diamond Vessels are in substantially the same condition as at the date of their respective Inspection or the date of this Agreement, subject to fair wear and tear.

(e)       Prior to the date hereof, Diamond has made available to Seaways or its Representatives, true, correct and complete copies of recent class, port state control or flag inspection reports related to each Diamond Vessel.

Section 3.19    Opinion of Financial Advisor. The Diamond Board of Directors has received the opinion of Moelis & Company LLC, as to, as of the date of such opinion, and subject to the assumptions made, matters considered and limits and qualifications on the review undertaken set forth therein, the fairness, from a financial point of view, of the Exchange Ratio to the shareholders (other than Seaways and its affiliates) of Diamond pursuant to this Agreement. Diamond shall, promptly following the execution of this Agreement by the Parties, furnish an accurate and complete copy of such opinion to Seaways solely for informational purposes (it being understood and agreed that such written opinion is for the benefit of the Diamond Board of Directors and may not be relied upon by Seaways or Merger Sub).

Section 3.20    Required Vote; Takeover Statutes.

(a)       The Diamond Shareholder Approval is the only vote or consent of holders of securities of Diamond required to adopt this Agreement and to consummate the Transactions.

(b)       To the knowledge of Diamond, no Takeover Statute is applicable to the Transactions.

Section 3.21    Material Contracts.

(a)       Except for this Agreement and the Termination Agreements, Section 3.21 of the Diamond Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each Contract described below in this Section 3.21(a) under which Diamond or any Diamond Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which any of their respective properties or assets is subject, in each case as of the date of this Agreement (all Contracts of the type described in this Section 3.21(a) being referred to herein as the “Diamond Material Contracts”):

(i)         (A) any joint venture, partnership or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company or any research and development project Contract, and (B) any shareholders, investors rights, registration rights or similar agreement or arrangement with or relating to the Diamond Subsidiaries;

(ii)       any Contract that (A) provides for the acquisition or divestiture of any vessel or any other material asset, including any Diamond Vessel (other than acquisitions or dispositions of inventory in the ordinary course of business) or business (whether by merger, sale of stock, sale of assets or otherwise) and (B) contains outstanding obligations that are material to Diamond and its Subsidiaries, taken as a whole;

(iii)       any Contract (excluding non-exclusive licenses for uncustomized, commercially available “off the shelf” Software or IT Systems (in each case, in object code form, if applicable) licensed pursuant to standard terms and conditions) under which Diamond or any Diamond Subsidiary is granted any license or other rights with respect to any Intellectual Property or IT Systems of a third party (including by means of covenants not to sue or software-as-a-service agreements), which Contract or Intellectual Property is material to Diamond or the Diamond Subsidiaries;

(iv)       any Contract under which Diamond or any Diamond Subsidiary has granted to a third party any license or other rights with respect to any Diamond Intellectual Property (including by means of covenants not to sue), which Contract or Intellectual Property is material to Diamond or the Diamond Subsidiaries (excluding non-exclusive licenses granted in the ordinary course of business (A) to customers or (B) to service providers for use for the benefit of Diamond or the Diamond Subsidiaries);

(v)        any Contract with any Governmental Entity;

(vi)       each Contract that (A) limits in any material respect the freedom of Diamond or any of its affiliates to solicit any client or customer, or to compete in any line of business or geographic region, or with any Person, including any Contract (1) that requires Diamond and its affiliates to work exclusively or preferentially with any Person in any line of business or geographic region, (2) which by its terms would so limit the freedom of Seaways and its affiliates after the Effective Time or (3) contains a “most favored nation” provision in favor the other party or (B) is a requirements or “take or pay” Contract or (C) requires Diamond to purchase a minimum amount of a particular product from a supplier, in the case of clauses (B) and (C) that is material to Diamond and its Subsidiaries, taken as a whole;

(vii)      any Contract with (A) any Person that, by itself or together with its affiliates or those acting in concert with it, beneficially owns, or has the right to acquire beneficial ownership of, at least five percent (5%) of the Diamond Shares, including the Diamond Principal Shareholders or (B) any affiliates of Diamond (other than Diamond Subsidiaries);

(viii)     all material Contracts, obligations or commitments (w) with change of control provisions that are triggered, (x) that otherwise require consent, (y) grant a right to terminate, accelerate or otherwise amend the terms of an existing or contemplated Contract, or (z) that result in any payment becoming due from Diamond or a Diamond Subsidiary, in each case, as a result of the Transactions;

(ix)       any shareholders, investors rights, registration rights or similar agreement or arrangement with or relating to Diamond;

(x)        any Contract involving the settlement of any claim, action or proceeding or threatened claim, action or proceeding (or series of related, claims actions or proceedings) (A) which (x) will involve payments after the date hereof, or involved payments, in excess of $1,000,000 or (y) will impose, or imposed, monitoring or reporting obligations to any other Person outside the ordinary course of business or material restrictions on Diamond or any Diamond Subsidiary (including any restrictions on exploitation of Diamond Intellectual Property) or (B) with respect to which material conditions precedent to the settlement have not been satisfied;

(xi)       (A) any loan Contracts, notes, letters of credit and other evidences of Indebtedness in excess of $1,000,000, (B) any mortgages, pledges and other evidences of liens securing such obligations or any material real or other property and (C) any guarantees supporting such obligations and financing Contracts including change of control provisions, other than Contracts solely among Diamond and any wholly owned Diamond Subsidiary;

(xii)       any Contract that relates to the time or bareboat chartering (including time charters, bareboat charters or similar agreements with Governmental Entities), management (technical and/or commercial), crewing, operation, stacking, finance leasing (including sale/leaseback or similar arrangements) or pooling of any Diamond Vessel that has resulted in payments to or by Diamond or any Diamond Subsidiary of more than $2,000,000 in the aggregate for the prior fiscal year;

(xiii)      any ship-sales, memorandum of agreement or other vessel acquisition Contract entered into since January 1, 2020 other than with respect to the Diamond Vessels and any Contract entered into since January 1, 2020 with respect to Newbuildings and the financing thereof, including performance guarantees, counter guarantees, refund guarantees, supervision agreements and plan verification services agreements;

(xiv)     any Contract relating to operations of, management of or provision of services to the DASM Joint Venture or the Norden Product Pool;

(xv)      any Contract with a Diamond Material Supplier;

(xvi)     any Contract pursuant to which Diamond or any Diamond Subsidiary spent or received, in the aggregate, more than $2,000,000 during the 12 months prior to the date hereof or could reasonably be expected to spend or receive, in the aggregate, more than $2,000,000 during the 12 months immediately after the date hereof (including any Contract relating to any future capital expenditures by Diamond or any of its Subsidiaries and excluding any voyage charters); and

(xvii)    any Contract not otherwise described in any other subsection of this Section 3.21(a) that would constitute a “material contract” (as such term is defined in Item 601(b) of Regulation S-K of the SEC) with respect to Diamond.

(b)       Diamond has provided to Seaways prior to the date of this Agreement a true, correct and complete copy of each written Diamond Material Contract as in effect on the date of this Agreement. Neither Diamond nor any Diamond Subsidiary is in breach of or default under the terms of any Diamond Material Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect. To the knowledge of Diamond, as of the date hereof, no other party to any Diamond Material Contract is in, or is alleged to be in, breach of or default under the terms of any Diamond Material Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect, each Diamond Material Contract is a valid and binding obligation of Diamond or the Diamond Subsidiary which is party thereto and, to the knowledge of Diamond, of each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions. There are no material disputes pending or, to the knowledge of Diamond, threatened with respect to any Diamond Material Contract and neither Diamond nor any Diamond Subsidiary has received any written notice of the intention of any other party to a Diamond Material Contract to terminate for default, convenience or not renew any Diamond Material Contract, nor to the knowledge of Diamond, is any such party threatening to do so.

Section 3.22    Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect, (a) all current, material insurance policies (or replacements thereof) and Contracts of Diamond and its Subsidiaries are in full force and effect and are valid and enforceable and cover against the risks as are customary in all material respects for companies of similar size in the same or similar lines of business and as required by applicable Law and the Diamond Material Contracts and (b) all premiums due thereunder have been timely paid. Neither Diamond nor any of its Subsidiaries has received notice of cancellation or termination with respect to any material third party insurance policies or Contracts (other than in connection with normal renewals of any such insurance policies or Contracts) where such cancellation or termination has had or would reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect.

Section 3.23    Finders and Brokers. Neither Diamond nor any Diamond Subsidiary has employed, nor has any Person employed on behalf of Diamond or a Diamond Subsidiary, any investment banker, broker, finder or similar Person in connection with the Transactions, other than as set forth in Section 3.23 of the Diamond Disclosure Letter, who might be entitled to any fee, commission or other payment in connection with or upon consummation of the Merger. Diamond has made available to Seaways a true, correct and complete copy of any engagement letter or other Contract between Diamond or any Diamond Subsidiary and each of the Persons set forth in Section 3.23 of the Diamond Disclosure Letter relating to any of the Transactions.

Section 3.24    FCPA and Anti-Corruption. Except for those matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Diamond Material Adverse Effect:

(a)       in the last five (5) years, neither Diamond nor any Diamond Subsidiary, nor any director, officer, manager or employee (when acting in their role as director, officer, manager or employee) of Diamond or any Diamond Subsidiary, or, to Diamond’s knowledge, any of its agents, representatives, contractors, sales intermediaries or other third party, in each case, acting on behalf of Diamond or any Diamond Subsidiary, has violated, conspired to violate, or aided and abetted the violation of the FCPA or made a material violation of any other applicable Bribery Legislation (in each case to the extent applicable);

(b)       neither Diamond nor any Diamond Subsidiary, nor any director, officer, manager or employee of Diamond or any Diamond Subsidiary, are, or in the past five (5) years have been, subject to any actual, pending, or, to Diamond’s knowledge, threatened civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving Diamond or any Diamond Subsidiary in any way relating to applicable Bribery Legislation, including the FCPA;

(c)       in the last five (5) years, Diamond and each Diamond Subsidiary has made and kept books and records, accounts and other records, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Diamond and each Diamond Subsidiary as required by applicable Bribery Legislation in all material respects;

(d)       Diamond and each Diamond Subsidiary has instituted policies and procedures reasonably designed to promote compliance with the FCPA and other applicable Bribery Legislation and maintain such policies and procedures in force; and

(e)       no officer or director of Diamond or any Diamond Subsidiary is a Government Official.

Section 3.25     Sanctions. None of Diamond or any Diamond Subsidiary, nor any of their respective directors, officers or employees, nor, to the knowledge of Diamond, any of their respective agents, managers or other third parties that act for or on behalf of Diamond or any Diamond Subsidiary is a Sanctioned Person. Except for those matters, which individually or in the aggregate have not had and would not reasonably be expected to have a Diamond Material Adverse Effect, none of Diamond or any Diamond Subsidiary, nor any of their respective directors, officers or employees (in the case of directors, officers or employees, when acting for or on behalf of Diamond or any Diamond Subsidiary) or, to the knowledge of Diamond or any Diamond Subsidiary, their respective agents, managers and other third parties when acting for or on behalf of Diamond of any Diamond Subsidiary (a) has in the past five (5) years engaged in or has any plan or commitment to engage in direct or indirect dealings with any Sanctioned Person or in any Sanctioned Country in violation of applicable Sanctions Law or (b) has in the past five (5) years violated, or knowingly engaged in any conduct that would reasonably be expected to result in Diamond or any Diamond Subsidiary being designated as a Sanctioned Person, or (c) has been the subject of an investigation or allegation of such a violation.

Section 3.26     Suppliers. Section 3.26 of the Diamond Disclosure Letter sets forth a correct and complete list of the Diamond Material Suppliers. Except as would not, individually or in the aggregate, reasonably be expected to have a Diamond Material Adverse Effect, since December 31, 2020, (i) there has been no written or, to the knowledge of Diamond, oral notice of termination of the business relationship of Diamond or the Diamond Subsidiary with any Diamond Material Supplier given to or received from any such Diamond Material Supplier, (ii) there has been no material change in the pricing or other material terms of its business relationship with any Diamond Material Supplier in any material respect adverse to Diamond or the Diamond Subsidiaries, including any inability of a Diamond Material Supplier to provide materials to Diamond, and (iii) no Diamond Material Supplier has notified Diamond or any Diamond Subsidiary that it intends to terminate or change the pricing or other material terms of its business in any material respect adverse to Diamond or the Diamond Subsidiaries, including as a result of a force majeure event or bankruptcy.

Section 3.27     Affiliate Transactions. Except for directors’ and employment-related Diamond Material Contracts filed or incorporated by reference as an exhibit to a Diamond SEC Document, as of the date hereof, no executive officer or director of Diamond or shareholder of five percent (5%) or more of the Diamond Shares or any affiliate of the foregoing is a party to any Contract with or binding upon Diamond or any Diamond Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by Diamond or a Diamond Subsidiary or has engaged in any material transaction with any of the foregoing within the last 12 months.

Section 3.28    No Other Representations. Except for the representations and warranties contained in Article IV or in any certificates delivered by Diamond in connection with the Closing, Diamond acknowledges that neither Seaways nor Merger Sub nor any Representative of Seaways or Merger Sub makes, and Diamond acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Seaways or any Seaways Subsidiary or with respect to any other information provided or made available to Diamond in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Diamond or to Diamond’s Representatives in certain “data rooms” or management presentations in expectation of the Transactions.

Article IV.

REPRESENTATIONS AND WARRANTIES
OF SEAWAYS AND MERGER SUB

Except as disclosed in the Seaways SEC Documents filed or furnished with the SEC since December 31, 2020 (including exhibits and other information incorporated by reference therein) and publicly available prior to the date hereof (but excluding any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature) or in the corresponding section of the disclosure letter delivered by Seaways to Diamond immediately prior to the execution of this Agreement (the “Seaways Disclosure Letter”) (it being agreed that disclosure of any item in any section of the Seaways Disclosure Letter shall be deemed disclosure with respect to any other section of this Article IV to which the relevance of such item is reasonably apparent on its face), Seaways and Merger Sub jointly and severally represent and warrant to Diamond as set forth below.

Section 4.1    Qualification, Organization, Subsidiaries, etc.

(a)       Each of Seaways, Merger Sub and the Seaways Subsidiaries is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized and validly existing (solely in the case of Seaways Subsidiaries), qualified or, where relevant, in good standing, or to have such power or authority, has not had and would not reasonably be expected to have, individually or in the aggregate, a Seaways Material Adverse Effect. Seaways has filed with the SEC, prior to the date of this Agreement, correct and complete copies of the Seaways Governing Documents as amended to the date hereof. The Seaways Governing Documents are in full force and effect and Seaways is not in violation any provision of the Seaways Governing Documents, except as would not reasonably be expected to be material to Seaways and the Seaways Subsidiaries, taken as a whole.

(b)       Seaways has made available to Seaways a true, correct and complete copy of the Organizational Documents of each of its Subsidiaries, in each case, as amended through and in existence on the date hereof. The Organizational Documents of the Seaways Subsidiaries are in full force and effect and the relevant Seaways Subsidiary is not in violation of any provision of such Organizational Documents, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Seaways Material Adverse Effect.

Section 4.2    Share Capital

(a)       The authorized capital stock of Seaways consists of 100,000,000 registered shares without par value (“Seaways Shares”) and 10,000,000 registered shares of preferred stock without par value (the “Seaways Preferred Stock”). As of March 24, 2021 (the “Seaways Capitalization Date”), (i)(A) 28,055,890 Seaways Shares were issued and outstanding, (B) no Seaways Shares were held in treasury and (C) no Seaways Shares were held by Subsidiaries of Seaways (ii) 1,417,745 Seaways Shares were reserved and available for issuance pursuant to the Seaways Equity Plans and (iii) no shares of Seaways Preferred Stock were issued or outstanding or held in treasury. All of the outstanding Seaways Shares are, and all Seaways Shares reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued in accordance with applicable Law, fully paid and non-assessable and free of pre-emptive rights.

(b)       Except as set forth in Section 4.2(a), as of the date hereof and except for the Transactions: (i) Seaways does not have any shares of capital stock issued or outstanding other than Seaways Shares that were outstanding on the Seaways Capitalization Date or that have become outstanding after the Seaways Capitalization Date, but were reserved for issuance as set forth in Section 4.2(a) as of the Seaways Capitalization Date, and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which Seaways or any of Seaways’ Subsidiaries is a party, or otherwise obligating Seaways or any of Seaways’ Subsidiaries to (A) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of Seaways or any Seaways Subsidiary or securities convertible into, or exchangeable for such capital stock or equity interests (in each case other than to Seaways or a wholly owned Subsidiary of Seaways); (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement, commitment or arrangement relating to the capital stock or other equity interest of Seaways or a Seaways Subsidiary; (C) redeem or otherwise acquire any such capital stock or other equity interests; (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Seaways Subsidiary that is not wholly owned or any other Person; (E) make any payment to any Person the value of which is derived from, or calculated based on, the value of Seaways Shares or Seaways Preferred Stock; or (F) grant any preemptive or antidilutive or similar rights with respect to any security issued by Seaways or any Seaways Subsidiary. Since the Seaways Capitalization Date until the date of this Agreement, Seaways has not granted any equity or equity-based award to any of the directors, employees or independent contractors of Seaways or any Seaways Subsidiaries. As of the date hereof, there are no declared but unpaid dividends of Seaways.

(c)       Section 4.2(c) of the Seaways Disclosure Letter sets forth (i) the aggregate number of Seaways Shares that are subject to an option to acquire Seaways Shares (“Seaways Options”) and the average weighted exercise price of such Seaways Options, (ii) the aggregate number of Seaways Shares that are subject to performance-based Seaways RSUs (assuming maximum performance), (iii) the aggregate number of Seaways Shares that are subject to time-based Seaways RSUs, (iv) the aggregate number of Seaways Restricted Shares (such schedule, the “Seaways Equity Schedule”), in each case as of the Seaways Capitalization Date. Seaways shall provide Diamond with an updated Seaways Equity Schedule within three (3) business days prior to the Closing to reflect any changes occurring between the Seaways Capitalization Date and the applicable date of delivery. From the Seaways Capitalization Date through the date of this Agreement, Seaways has not granted, entered into an agreement to grant, or otherwise committed to grant any Seaways Equity Awards or other equity or equity-based awards that may be settled in Seaways Shares.

(d)       Section 4.2(d) of the Seaways Disclosure Letter sets forth as of the Seaways Capitalization Date a list of each outstanding Seaways Equity Award granted under the Seaways Equity Plans and (i) the name of the holder of such Seaways Equity Award, (ii) the number of Seaways Shares subject to such outstanding Seaways Equity Award, (iii) the exercise price, purchase price or similar pricing of such Seaways Equity Award, (iv) the date on which such Seaways Equity Award was granted or issued, (v) the applicable vesting schedule, and the extent to which such Seaways Equity Award (A) is vested and exercisable as of the Seaways Capitalization Date and (B) would vest as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events), and (vi) with respect to Seaways Options, the date on which such Seaways Option expires. With respect to each grant of Seaways Equity Awards, in all material respects, (1) each such grant was made in accordance with the terms of the applicable Seaways Equity Plan and all other applicable Laws, including the rules of the NYSE, (2) each such grant was properly accounted for in accordance with GAAP in the Seaways SEC Documents (including financial statements) and all other applicable Laws, (3) each Seaways Option has an exercise price per Seaways Share equal to or greater than the fair market value of a Seaways Share on the date of such grant, (4) each Seaways Option has a grant date which was approved by the Seaways Board of Directors, the Compensation Committee of the Seaways Board of Directors, or Seaways’ Chief Executive Officer under authority from the Compensation Committee no later than the grant date, (5) each Seaways Equity Award qualifies for the Tax treatment afforded to such award in Seaways’ Tax Returns and all Seaways SEC Documents, respectively, and (6) each Seaways Equity Award does not trigger any liability for the holder thereof under Section 409A of the Code or any similar provision in any other Tax jurisdiction.

(e)       Neither Seaways nor any Seaways Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of Seaways or any Seaways Subsidiary on any matter.

(f)       There are no voting trusts or other agreements or understandings to which Seaways or any Seaways Subsidiary is a party with respect to the voting or registrations of the capital stock or other equity interests of Seaways or any Seaways Subsidiary.

(g)       All the issued and outstanding shares of capital stock of, or other equity interests in, each Seaways Subsidiary are duly authorized, have been validly issued in compliance with applicable Law and are fully paid and non-assessable and are wholly owned, directly or indirectly, by Seaways free and clear of all Liens, including preemptive rights, other than Permitted Liens. Section 4.2(g) of the Seaways Disclosure Letter sets forth true, correct and complete list of all Seaways Subsidiaries as of the date of this Agreement, including the capitalization of each such Seaways Subsidiary that is not directly or indirectly wholly-owned by Seaways and the Person that owns the equity interests in each Seaways Subsidiary. Except for equity interests in the Seaways Subsidiaries, neither Seaways nor any Seaways Subsidiary owns, directly or indirectly, any equity interest in any Person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any Person). Neither Seaways nor any Seaways Subsidiary has any obligation to acquire any equity interest, security, right, agreement or commitment or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person.

Section 4.3    Corporate Authority Relative to this Agreement; No Violation.

(a)       Seaways and Merger Sub have all requisite corporate power and authority to enter into this Agreement and the Diamond Voting and Support Agreements and, assuming the Seaways Shareholder Approval is obtained, to perform its obligations hereunder and to consummate the Transactions, including the Merger. The execution, delivery and performance by Seaways and Merger Sub of this Agreement and the Diamond Voting and Support Agreements and the consummation of the Transactions have been duly and validly authorized by the Seaways Board of Directors and, except for the filing of the Articles of Merger with the Registrar or Deputy Registrar of Corporations of the Republic of the Marshall Islands, no other corporate proceedings on the part of Seaways or any Seaways Subsidiary are necessary to authorize the consummation of the Transactions, other than, with respect to the Seaways Share Issuance, obtaining the Seaways Shareholder Approval. Prior to the execution of this Agreement, the Seaways Board of Directors has unanimously adopted resolutions (A) declaring that this Agreement and consummation of the Transactions, including the Merger, are advisable and fair to, and in the best interests of Seaways and its shareholders, (B) approving this Agreement and the Transactions, including the Merger, (C) authorizing the execution, delivery and performance of this Agreement, (D) directing that the Seaways Share Issuance be submitted for consideration at the Seaways Special Meeting, (E) making the Seaways Board Recommendation and (F) approving the inclusion of the Seaways Board Recommendation in the Proxy Statement/ Prospectus, in each case, subject to Section 5.4. Seaways, as sole shareholder of Merger Sub, has duly executed and delivered a written consent adopting this Agreement, such written consent by its terms to become effective immediately following the execution of this Agreement and the board of directors of Merger Sub has unanimously approved this Agreement and the Transactions, including the Merger, and authorizing the execution, delivery and performance of this Agreement. This Agreement has been duly and validly executed and delivered by Seaways and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of Diamond, constitutes the valid and binding agreement of Seaways and Merger Sub, enforceable against Seaways and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions. The Diamond Voting and Support Agreements have been duly and validly executed and delivered by Seaways and, assuming the Diamond Voting and Support Agreements constitute the valid and binding agreement of the other parties thereto, constitutes the valid and binding agreement of Seaways, enforceable against Seaways in accordance with their respective terms, subject to the Enforceability Exceptions

(b)       Other than in connection with or in compliance with (i) the provisions of the BCA, (ii) the Securities Act, (iii) the Exchange Act, (iv) the HSR Act, (v) any applicable requirements of the NYSE, (vi) the filing of the Articles of Merger with the Registrar or Deputy Registrar of Corporations of the Republic of the Marshall Islands and (vii) such filings and approvals as are required to be made or obtained under the securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Seaways Shares in the Merger, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Seaways and Merger Sub of the Transactions, except for (A) such authorizations, consents, approvals or filings that, if not obtained or made, has not had and would not reasonably be expected to have, individually or in the aggregate, a Seaways Material Adverse Effect and (B) as may arise as a results of facts or circumstances relating to Diamond or its affiliates or Laws or Contracts binding Diamond or its affiliates.

(c)       The execution and delivery by Seaways and Merger Sub of this Agreement and the Diamond Voting and Support Agreements do not, and, except as described in Section 4.3(b), the consummation of the Transactions and compliance with the provisions hereof will not (i) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Seaways Material Contract, loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise or right binding upon Seaways or any of Seaways’ Subsidiaries or result in the creation of any Lien upon any of the properties, rights or assets of Seaways or any of Seaways’ Subsidiaries, other than Permitted Liens, (ii) subject to obtaining the Seaways Shareholder Approval, conflict with or result in any violation of any provision of the Seaways Governing Documents or the Organizational Documents of any Seaways Subsidiary or Merger Sub or (iii) conflict with or violate any Laws applicable to Seaways or any of Seaways’ Subsidiaries or any of their respective properties or assets, other than in the case of clauses (i), (ii) (with respect to Seaways Subsidiaries that are not Significant Subsidiaries or Merger Sub) and (iii), any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, a Seaways Material Adverse Effect.

Section 4.4    Reports and Financial Statements.

(a)       From January 1, 2018 through the date of this Agreement, Seaways has filed or furnished all forms, documents and reports with the SEC (such forms, documents and reports, including all exhibits, supplements and schedules thereto, the “Seaways SEC Documents”) required to be filed or furnished prior to the date hereof by it. As of their respective dates, or, if amended, as of the date of (and giving effect to) the last such amendment (and, in the case of registration statements and proxy statements, on the date of effectiveness and the dates of the relevant meetings, respectively), each of the Seaways SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Seaways SEC Documents contained any untrue statement of any material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No executive officer of Seaways has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. None of the Seaways SEC Documents is, as of the date of this Agreement and to the knowledge of Seaways, the subject of ongoing SEC review or outstanding or unresolved comments. Seaways has, prior to the date hereof, provided Diamond or its Representatives with true, correct and complete copies of all SEC comment letters received and response letters submitted and other correspondence between the SEC and Seaways or any Seaways Subsidiary with respect to the Seaways SEC Documents, within the year prior to the date of this Agreement to the extent such comment letters, response letters and correspondence are not publicly available.

(b)       The consolidated financial statements (including all related notes and schedules) of Seaways and the Seaways Subsidiaries included in the Seaways SEC Documents when filed (i) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the NYSE with respect thereto in effect at the time of such filing, (ii) fairly present in all material respects the consolidated financial position of Seaways and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in shareholders’ equity and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto, none of which would be material) in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and (iii) were prepared from, and in accordance with, the books and records of Seaways and the Seaways Subsidiaries.

Section 4.5    Internal Controls and Procedures.

(a)       Seaways has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) sufficient to comply in all material respects with all legal and accounting requirements applicable to Seaways and its Subsidiaries and as otherwise as required by Rule 13a-15 under the Exchange Act. Seaways’ disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Seaways in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Seaways’ management as appropriate to allow timely decisions regarding required disclosure and to enable Seaways’ management to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Seaways, each Seaways Subsidiary and each of their respective officers and directors in their capacities as such are in material compliance with, and, since January 1, 2019, have materially complied with the applicable provisions of Sarbanes-Oxley Act and the Exchange Act. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, Seaways’ management has disclosed to Seaways’ auditors and the audit committee of the Seaways Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Seaways’ ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Seaways’ internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Diamond prior to the date hereof. Seaways has remediated any and all significant deficiencies and all material weaknesses in the design or operations of its internal control over financial reporting that were reasonably likely to adversely affect in any material respect Seaways’ ability to report financial information and were identified in Seaways’ most recent evaluation of its internal control over financial reporting.

(b)       Neither Seaways nor any Seaways Subsidiary is a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among Seaways or a Seaways Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(c)       Seaways has not been informed by its independent registered public accounting firm that it is required to restate, and Seaways has not restated (and does not believe it is, nor will it be, required to restate), any financial statements contained in the Seaways SEC Documents as a result of events known to Seaways as of the date hereof in a manner that would be material to the present or future financial condition of Seaways and the Seaways Subsidiaries, taken as a whole.

Section 4.6    No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in Seaways’ consolidated balance sheet (or the notes thereto) as of December 31, 2020 included in the Seaways SEC Documents filed or furnished and publicly available prior to the date hereof, (b) for liabilities incurred in the ordinary course of business since December 31, 2020, (c) as expressly permitted or contemplated by this Agreement and (d) for liabilities which have been discharged or paid in full in the ordinary course of business, neither Seaways nor any Seaways Subsidiary has any liabilities of any nature, whether or not accrued, contingent or otherwise, whether or not required by GAAP to be reflected on a consolidated balance sheet of Seaways and its consolidated Subsidiaries (or in the notes thereto), other than those which, individually or in the aggregate, have not had, and would not reasonably be expected to have a Seaways Material Adverse Effect.

Section 4.7    Compliance with Law; Permits.

(a)       Seaways and each of the Seaways Subsidiaries is, and since January 1, 2018 has been, in compliance with and is not, and since January 1, 2018 has not been, in default under or in violation of any Laws (including Maritime Guidelines), applicable to Seaways, such Subsidiaries or any of their respective properties or assets (including Seaways Vessels), except where such non-compliance, default or violation has not had, and would not reasonably be expected to have, individually or in the aggregate, a Seaways Material Adverse Effect. Since January 1, 2018, Seaways has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(b)       Seaways and the Seaways Subsidiaries are, and since January 1, 2018 have been, in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, exemptions, consents, certificates, approvals and orders of any Governmental Entity (including those required by Maritime Guidelines) necessary for Seaways and the Seaways Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Seaways Permits”), except where the failure to have any of the Seaways Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Seaways Material Adverse Effect. All Seaways Permits are in full force and effect, except where the failure to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Seaways Material Adverse Effect. Seaways and each Seaways Subsidiary is in compliance with all Seaways Permits, except where the failure to be in compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Seaways Material Adverse Effect.

Section 4.8    Environmental Laws and Regulations. Except for those matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Seaways Material Adverse Effect, since January 1, 2018:

(a)       Seaways, each Seaways Subsidiary and each Seaways Vessel have been and are in compliance with applicable Environmental Laws and have obtained and have been and are in compliance with all Environmental Permits necessary to conduct their respective businesses as presently conducted. All Environmental Permits necessary to conduct the respective businesses of Seaways, each Seaways Subsidiary and each Seaways Vessel as presently conducted are in full force and effect, and Seaways has no written notice or knowledge that such Environmental Permits will not be renewed in the ordinary course after the Effective Time. No Governmental Entity has begun, or to the knowledge of Seaways, threatened in writing to begin, any action to terminate, cancel or reform any Environmental Permits necessary to conduct the respective businesses of Seaways, each Seaways Subsidiary and each Seaways Vessel as presently conducted;

(b)       Neither Seaways nor any Seaways Subsidiary has received any notice, demand, request for information, citation, summons, complaint, letter or claim alleging that Seaways or any such Seaways Subsidiary or Seaways Vessel is in violation of, or liable under, any Environmental Law, no penalty has been assessed and there is no outstanding order, consent decree, writ, injunction or judgment issued by a court, Governmental Entity, authority or tribunal against Seaways or any Seaways Subsidiary or otherwise with respect to any Seaways Vessel, in each case, with respect to matters arising out of any Environmental Law. There is no claim, action, suit, proceeding, demand, lien, investigation or request for information pending, or, to the knowledge of Seaways, threatened against Seaways or any Seaways Subsidiary or otherwise with respect to any Seaways Vessel with respect to any matters arising out of any applicable Environmental Law;

(c)       Neither Seaways nor any Seaways Subsidiary has entered into or agreed to any order, consent decree, writ, injunction or judgment or is subject to any order, consent decree, writ, injunction or judgment relating to compliance with Environmental Laws, Environmental Permits or the investigation, Release, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials;

(d)       Neither Seaways nor any Seaways Subsidiary has assumed, by Contract, or to the knowledge of Seaways, by operation of Law, any liability under any Environmental Law or relating to any Hazardous Materials, and neither Seaways nor any Seaways Subsidiary is an indemnitor in connection with any threatened or asserted claim, action, suit, proceeding, demand, lien, investigation by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials; and

(e)       Neither Seaways nor any Seaways Subsidiary has caused, and to the knowledge of Seaways, no third party has caused, any release of a Hazardous Material, bilge water or ballast water that could reasonably be expected to require investigation or remedial action by Seaways or any Seaways Subsidiary under any Environmental Law.

(f)       Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 4.8 and in Section 4.4, Section 4.6, Section 4.10, Section 4.12 and Section 4.21 are the sole representations and warranties of Seaways with respect to environmental matters, including with respect to Hazardous Materials, Environmental Permits, and any other matter relating to compliance with, or liabilities under, Environmental Laws.

Section 4.9    Employee Benefit Plans.

(a)       Section 4.9(a) of the Seaways Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of each material Seaways Benefit Plan. With respect to each material Seaways Benefit Plan, Seaways has made available to Seaways true, correct and complete copies of (or, to the extent no such copy exists, a description of), in each case, to the extent applicable, (i) the current plan document and, to the extent available, the summary plan description; (ii) the most recent audited financial statement and actuarial valuation; (iii) all material filings and correspondence with any Governmental Entity, including any required filings or schedules and any communications with any Governmental Entity regarding the qualified status of each such material Seaways Benefit Plan; (iv) all material related insurance contracts which implement each such material Seaways Benefit Plan; and (v) any documents with respect to any material Seaways Benefit Plans that are required to be prepared or filed under the applicable Laws of a non-U.S. jurisdiction.

(b)       (i) Except as has not and would not, individually or in the aggregate, reasonably be expected to have a Seaways Material Adverse Effect, each of the Seaways Benefit Plans is and has been established, operated, maintained, funded and administered in compliance with its terms and in accordance with applicable Laws and applicable regulatory or authoritative guidance; (ii) no Seaways Benefit Plan is a defined benefit plan, is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA or Section 413(c) of the Code; (iii) no Seaways Benefit Plan provides benefits, including death or medical or other welfare benefits (whether or not insured), with respect to current or former employees or directors of Seaways or its Subsidiaries beyond their retirement or other termination of service, other than, and solely to the extent of, coverage mandated by applicable Law for which the cost is borne entirely by the covered Person; (iv) no material liability has been incurred by Seaways, any of its Subsidiaries or any of their respective Affiliates (including ERISA Affiliates) that has not been satisfied in full, and no condition exists that is likely to cause Seaways, any of its Subsidiaries or any of their Affiliates to incur a liability thereunder or in respect thereof; (v) except as would not, individually or in the aggregate, reasonably be expected to have a Seaways Material Adverse Effect, all contributions, reimbursements or other amounts payable by Seaways or its Subsidiaries pursuant to each Seaways Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards and there are no pending, or to the knowledge of Seaways, threatened claims, actions, investigations, litigations, proceedings or audits (other than routine claims for benefits) with respect to any of the Seaways Benefit Plans or any trusts related thereto; and (vi) neither Seaways nor any of its Subsidiaries has any current or contingent liability or obligation as a result of at any time being treated as a single employer under applicable Law with any other Person.

(c)       Except as would not, individually or in the aggregate, reasonably be expected to have a Seaways Material Adverse Effect, each of the Seaways Benefit Plans intended to be “qualified” for Tax or regulatory purposes has received a current favorable determination letter, opinion letter or other authoritative communication from the applicable Governmental Entity as to its qualification, and there are no existing circumstances or any events that have occurred that would adversely affect the qualified status of any such plan or that would subject Seaways to any Tax, fine, lien, penalty or other liability.

(d)       Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will (i) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code or any other applicable Law), forgiveness of Indebtedness or otherwise) becoming due to any current or former director or any employee of Seaways or any Seaways Subsidiary under any Seaways Benefit Plan or otherwise, (ii) increase any benefits or compensation otherwise payable under any Seaways Benefit Plan or (iii) result in any acceleration of the time of payment, funding or vesting of, or result in the forfeiture of, any such benefits.

(e)       Each Seaways Benefit Plan that is subject to Section 409A of the Code has been maintained and operated in documentary and operational compliance in all material respects with Section 409A of the Code and applicable guidance thereunder. Seaways is not a party to nor does it have any obligation under any Seaways Benefit Plan to compensate, indemnify, or reimburse any person for Taxes payable pursuant to applicable Law, including Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

(f)       Other than the OSG Ship Management (UK) Ltd. Retirement Benefits Plan, the Merchant Navy Officers Pension Fund and the Merchant Navy Ratings Pension Fund no Seaways Benefit Plan established or maintained in the UK provides any benefits which are not money purchase benefits within the meaning of section 181 of the UK Pension Schemes Act 1993 and neither Seaways nor any Seaways Subsidiary nor any connected or associated person participates in or has ever participated in any UK occupational pension plan providing any benefits which are not money purchase benefits within that meaning. No contribution notice under section 38 of the UK Pensions Act 2004 or financial support direction under section 43 of that Act has been issued or threatened to Seaways or any Seaways Subsidiary and there are no circumstances in which the UK Pensions Regulator could issue such notices. No debt has become due or has been treated as becoming due under section 75 or section 75A of the UK Pensions Act 1995 from Seaways or any Seaways Subsidiary save where the debt has been paid, apportioned or compromised under the provisions of that Act and the relevant company has received effective discharge from the trustees of the relevant pension scheme.

Section 4.10    Absence of Certain Changes or Events.

(a)       Since December 31, 2020, there has not occurred any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Seaways Material Adverse Effect.

(b)       Since December 31, 2020 through the date of this Agreement, (i) the business of Seaways and the Seaways Subsidiaries has been conducted only in the ordinary course of business and (ii) neither Seaways nor any Seaways Subsidiary has taken any action that would have constituted a breach of Section 5.2(b)(i), (ii), (iv), (ix), (xvi) or (xix) had such action been taken after the execution of this Agreement without the prior written consent of Diamond.

Section 4.11    Investigation; Litigation. (a) There is no investigation or review pending (or, to the knowledge of Seaways, threatened) by any Governmental Entity with respect to Seaways or any Seaways Subsidiary or any of their respective properties, rights or assets, or, to the knowledge of Seaways, any of their current or former directors or executive officers, or challenging the validity or propriety of the Transactions contemplated by this Agreement, and (b) there are no claims, actions, suits or proceedings pending (or, to the knowledge of Seaways, threatened) against Seaways or any of Seaways’ Subsidiaries or any of their respective properties, rights or assets, which, in the case of clause (a) or (b), would reasonably be expected to have, individually or in the aggregate, a Seaways Material Adverse Effect. Neither Seaways nor any Seaways Subsidiary is subject to any judgment, order, injunction, ruling or decree of a Governmental Entity which would reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect. As of the date hereof, there are no claims, actions, suits or proceedings pending (or, to the knowledge of Seaways, threatened) that challenge or seek to prevent, enjoin, alter or materially delay, or recover any damages or obtain any other remedy in connection with, this Agreement or the Transactions.

Section 4.12    Information Supplied. The information relating to Seaways and its Subsidiaries to be contained in (or incorporated by reference in) the Proxy Statement/Prospectus and the Form S-4 or that is provided by Seaways or its Subsidiaries for inclusion in (or incorporation by reference in) the Proxy Statement/ Prospectus will not, on the date the Proxy Statement/Prospectus (and any amendment or supplement thereto) is first mailed to the shareholders of Diamond or the shareholders of Seaways, or at the time the Form S-4 (and any amendment or supplement thereto) is filed and the date it is declared effective or any post-effective amendment thereto is filed or is declared effective, or at the time of the Diamond Special Meeting (as it may be adjourned or postponed in accordance with the terms hereof) or the Seaways Special Meeting (as it may be adjourned or postponed in accordance with the terms hereof), contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Form S-4 will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, and any other applicable federal securities laws. Notwithstanding the foregoing provisions of this Section 4.12, no representation or warranty is made by Seaways or Merger Sub with respect to information or statements made in the Proxy Statement/Prospectus or the Form S-4 which were not supplied by or on behalf of Seaways.

Section 4.13    Tax Matters.  (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Seaways Material Adverse Effect:

(i)        all Tax Returns that are required to be filed by or with respect to Seaways or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate. Seaways has made available to Diamond true and correct copies of all such income or franchise Tax Returns for the three (3) year period preceding the Closing Date;

(ii)        Seaways and its Subsidiaries have timely and properly paid all Taxes due and owing by any of them, including any Taxes required to be withheld from amounts owing to any Person (in each case, whether or not shown on any Tax Return), other than Taxes that are being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the financial statements of Seaways and its Subsidiaries, and have complied with all reporting requirements (including maintenance of required records with respect thereto) with respect to such payments;

(iii)       since the date of Seaways’ last audited financial statements, neither Seaways nor any of its Subsidiaries has incurred liability for Taxes outside its ordinary course of business, and the consolidated balance sheet (or the notes thereto) as of December 31, 2020 included in the Seaways SEC Documents properly reflects the accrual of the Tax liability of Seaways and its Subsidiaries with respect to the period between the last audited financial statements and such date.

(iv)       neither Seaways nor its Subsidiaries is delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed. There is not pending, or threatened in writing, any audit, examination, investigation or other proceeding with respect to any Taxes of Seaways or any of its Subsidiaries;

(v)       neither Seaways nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes, or agreed to any extension of time with respect to a Tax assessment or deficiency;

(vi)       neither Seaways nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of U.S. state, local, or non-U.S. Law) in the three (3) years prior to the date of this Agreement;

(vii)      no claim has been made in writing by a tax authority in a jurisdiction where any of Seaways or its Subsidiaries does not file Tax Returns that such Person is or may be subject to taxation by that jurisdiction;

(viii)     neither Seaways nor any of its Subsidiaries will be required to include any item of income in taxable income, or exclude any item of deduction from taxable income, or make any adjustment under Section 481 of the Code (or any corresponding provision of U.S. state, local or non-U.S. income Tax Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) any installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any corresponding provision of U.S. state, local or non-U.S. income Tax Law), or open transaction disposition made by Seaways or any of its Subsidiaries on or prior to the Closing Date, (B) any prepaid amount received by Seaways or any of its Subsidiaries on or prior to the Closing Date, (C) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of U.S. state, local or non-U.S. income Tax Law) entered into on or prior to the Closing Date, (D) any “gain recognition agreement” or “domestic use election” (or analogous concepts under U.S. state, local or non-U.S. income Tax Law), (E) a change in the method of accounting by Seaways or any of its Subsidiaries for a period ending prior to or including the Closing Date, or (F) election under Section 965 of the Code (or any corresponding provision of U.S. state, local or non-U.S. income Tax Law). Neither Seaways nor any of its Subsidiaries has deferred, pursuant to the CARES Act or the Presidential Memorandum Deferring Payroll Tax Obligations dated August 8, 2020, any Taxes which have not been paid;

(ix)       none of Seaways or any of its Subsidiaries is (A) a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes), (B) is liable for Taxes of any other Person (other than Seaways and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of U.S. state, local or non-U.S. income Tax Law) or as a transferee or successor or by Contract (other than any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes), or (C) has, since December 1, 2016, been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is Seaways or any of its Subsidiaries;

(x)        there are no Liens for Taxes upon any property or assets of Seaways or any of its Subsidiaries, except for the Permitted Liens; and

(xi)       for U.S. federal income Tax purposes, Seaways is treated as a corporation that is not, and was not since Seaways’ taxable year that included December 1, 2016, a “controlled foreign corporation” within the meaning of section 957 of the Code or a “passive foreign investment company” within the meaning of Section 1297 of the Code. In addition, Seaways is not, and will not as a result of the transactions contemplated under this Agreement become, subject to the requirements of section 7874 of the Code as an “expatriated entity”.

(xii)       neither Seaways nor any of its Subsidiaries has entered into any “reportable transaction” within the meaning of U.S. Treasury Regulations Section 1.6011-4(b) (or any similar provision of U.S. state, local or non-U.S. Law).

(b)       Neither Seaways nor any of its Subsidiaries has knowingly taken any action or knows of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(c)       Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 4.13, Section 4.2 and Section 4.9 are the sole representations and warranties with respect to Tax matters of Seaways and its Subsidiaries.

Section 4.14    Labor Matters.

(a)       Seaways and the Seaways Subsidiaries are in compliance with all applicable Laws of the United States, or of any state or local government or any subdivision thereof or of any foreign government (including the Republic of the Marshall Islands) respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health, including but not limited to the Immigration Reform and Control Act, the Worker Adjustment Retraining and Notification Act, any Laws respecting employment discrimination, sexual harassment, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers’ compensation, labor relations, employee leave issues, wage and hour standards, classification of workers, occupational safety and health requirements and unemployment insurance and related matters, except where any such failure to be in compliance has not had, or would not reasonably be expected to have, individually or in the aggregate, a Seaways Material Adverse Effect.

(b)       Neither Seaways nor any Seaways Subsidiary is a party to or bound by any collective bargaining agreement or relationship with any labor organization in the United States in the United States or any works council or employee representative body outside of the United States.

(c)       There is no unfair labor practice charge pending or, to the knowledge of Seaways, threatened which if determined adversely to Seaways or any of its Subsidiaries would reasonably be expected to have a Seaways Material Adverse Effect. Neither Seaways nor any Seaways Subsidiary is subject to a pending or, to the knowledge of Seaways, threatened, labor dispute, strike, slowdown, walkout or work stoppage, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Seaways Material Adverse Effect, nor has Seaways or any of its Subsidiaries experienced any such labor dispute, strike, slowdown, walkout or work stoppage in the past three (3) years. Other than as set forth in Section 4.14(c) of the Seaways Disclosure Letter, to the knowledge of Seaways, there are no organizational campaigns, petitions or other activities or proceedings of any labor union, workers’ council or labor organization seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of Seaways or any of its Subsidiaries or to compel Seaways or any of its Subsidiaries to bargain with any such labor union, works council or labor organization presently being made or threatened, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Seaways or any of its Subsidiaries, except for those the formation of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Seaways Material Adverse Effect.

(d)       The transactions contemplated by this Agreement will not require the consent of, or advance notification to, any works councils, unions or similar labor organizations with respect to employees of Seaways or any of its Subsidiaries, except for where the failure to obtain any such consent or make any such advance notifications has not had and would not reasonably be expected to have, individually or in the aggregate, a Seaways Material Adverse Effect.

(e)       Except as would not reasonably be expected to have, individually or in the aggregate, a Seaways Material Adverse Effect, the businesses of Seaways and each Seaways Subsidiary are being conducted in compliance with all applicable Laws pertaining to the privacy, data protection and information security of employee information.

Section 4.15    Intellectual Property.

(a)       Except as would not reasonably be expected to have, individually or in the aggregate, a Seaways Material Adverse Effect, Section 4.15(a) of the Seaways Disclosure Letter sets forth a true and complete list of the following Seaways Intellectual Property: (i) all Intellectual Property that has been registered, issued or filed with or by any Governmental Entity or quasi-public legal authority or by a domain name registrar, or any applications for any of the foregoing (“Seaways Registered Intellectual Property”); and (ii) material unregistered Trademarks or material unregistered proprietary Software, in each case, that constitute Seaways Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Seaways Material Adverse Effect, with respect to each item of the Seaways Registered Intellectual Property, all necessary registration, maintenance and renewal fees have been paid, and all necessary documents and certificates have been filed with the United States Patent and Trademark Office or equivalent authority or registrar anywhere in the world, as the case may be, for the purposes of maintaining, and perfecting Seaways’ or the applicable Seaways Subsidiary’s ownership of, such Seaways Registered Intellectual Property;

(b)       Except as would not reasonably be expected to have, individually or in the aggregate, a Seaways Material Adverse Effect, (i) Seaways or a Seaways Subsidiary owns or otherwise possesses valid rights to use, and immediately after Closing will own or otherwise possess valid rights to use, all Intellectual Property and IT Systems used in the operation of their respective businesses as currently conducted free and clear of all Liens other than Permitted Liens; (ii) to the knowledge of Seaways, each item of registered or issued Seaways Registered Intellectual Property is subsisting, valid and enforceable. Seaways or a Seaways Subsidiary exclusively owns the Seaways Intellectual Property, in each case, free and clear of all Liens other than Permitted Liens; (iii) there are no pending or, to the knowledge of Seaways, threatened claims, actions or proceedings against Seaways or its Subsidiaries by any Person (A) alleging infringement, misappropriation or other violations by Seaways or its Subsidiaries of any third party’s Intellectual Property or (B) challenging the ownership, validity or enforceability of any Seaways Intellectual Property; and (iv) to the knowledge of Seaways, (x) the conduct of the businesses of Seaways and its Subsidiaries, in the past six (6) years has not infringed, misappropriated or otherwise violated, and as of the Closing does not infringe, misappropriate or otherwise violate, any third party’s Intellectual Property and (y) no third party is infringing, misappropriating or violating any Seaways Intellectual Property;

(c)       Seaways and the Seaways Subsidiaries have taken commercially reasonable efforts to protect the confidentiality of Seaways’ and the Seaways Subsidiaries’ material Trade Secrets and any Trade Secrets provided to Seaways or the Seaways Subsidiaries under conditions of confidentiality; and

(d)       Seaways and the Seaways Subsidiaries have obtained valid written assignments from all of the current and former consultants, independent contractors and employees who contributed to the creation or development of any material Intellectual Property for or on behalf of Seaways or the Seaways Subsidiaries that validly assign to Seaways or the Seaways Subsidiaries all rights, title and interest in and to any such Intellectual Property that Seaways or the Seaways Subsidiaries do not already own by operation of Law.

Section 4.16    Data Privacy and Cybersecurity. Except for those matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Seaways Material Adverse Effect:

(a)       Seaways and the Seaways Subsidiaries are in compliance with all applicable Privacy Laws and contractual obligations relating to data protection or information security. Seaways and the Seaways Subsidiaries have not received any written notice of any claims, investigations, or alleged violations of, or been charged with, violation of any Privacy Laws.

(b)       Seaways and the Seaways Subsidiaries have implemented commercially reasonable administrative, physical, organizational, and technical safeguards, including disaster recovery and incident response plans, (i) to protect the integrity, continuous operation and security of the IT Systems owned, leased or otherwise controlled by Seaways and the Seaways Subsidiaries (“Seaways IT Systems”), and (ii) to protect the confidentiality, integrity, and availability of all Trade Secrets and the data (including Personal Information, business proprietary, and sensitive information) stored therein.

(c)       To the knowledge of Seaways, in the past three (3) years and as of the Closing Date, there has been no misuse, unauthorized intrusion or breach of the security of any Seaways IT Systems, nor any breach, loss, theft, or unauthorized or unlawful corruption, access to or Processing, or the rendering unavailable or not accessible (including through a ransomware attack) of Trade Secrets or data (including Personal Information, business proprietary, and sensitive information) Processed by or on behalf of Seaways or any Seaways Subsidiary. Nor has Seaways or any Seaways Subsidiary notified, or been required by applicable Privacy Law, regulation, or contract to notify in writing, any person or entity of any personal data or information security-related incident.

(d)       To the knowledge of Seaways, the integrity and availability of the Seaways IT Systems have not been compromised, and the Seaways IT Systems have not malfunctioned or failed during the past three (3) years and do not contain any undisclosed disabling codes or instructions, “time bombs”, “Trojan horses”, “back doors”, “trap doors”, “worms”, viruses, bugs, faults or other Software routines that could (i) significantly disrupt or adversely affect the operation of the businesses or the functionality of any Seaways IT Systems or (ii) enable or assist any Person to access, without authorization, any Seaways IT Systems or the Trade Secrets or data (including Personal Information, business proprietary, and sensitive information) stored therein.

Section 4.17    Real Property; Tangible Property.

(a)       Neither Seaways nor the Seaways Subsidiaries (i) owns, or has ever owned, any real property or (ii) is party to a Contract to purchase any real property.

(b)       Except as would not reasonably be expected to have, individually or in the aggregate, a Seaways Material Adverse Effect, (i) each material lease, sublease and other agreement (each, a “Seaways Lease”) under which Seaways or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property at which the operations of Seaways and its Subsidiaries are conducted as of the date hereof (the “Seaways Leased Real Property”), is valid, binding and in full force and effect, subject to the Enforceability Exceptions, (ii) no uncured default on the part of Seaways or, if applicable, its Subsidiary or, to the knowledge of Seaways, the landlord thereunder exists with respect to any Seaways Lease and (iii) neither the execution and delivery of this Agreement nor the consummation of the Transactions will, with or without notice, the passage of time, or both, give rise to any right of the landlord or any other Person under any Seaways Lease. A true, complete and correct copy of each Seaways Lease has been made available to Diamond and a list thereof is set forth on Section 4.17(b) of the Diamond Disclosure Letter. Except as would not, individually or in the aggregate, reasonably be expected to have a Seaways Material Adverse Effect, the buildings, structures and systems occupied by Seaways on the Seaways Leased Real Property are structurally sound, in good operating condition and repair, normal wear and tear excepted, and free of any known latent defects and adequate for the current uses to which they are being put by Seaways and its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Seaways Material Adverse Effect, Seaways and each of its Subsidiaries has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the applicable Seaways Lease, the Seaways Leased Real Property, free and clear of all Liens, except for Permitted Liens. Except as would not, individually or in the aggregate, reasonably be expected to have a Seaways Material Adverse Effect, there are no condemnation proceedings pending or, to the knowledge of Seaways, threatened with respect to any Seaways Leased Real Property.

(c)       Except as would not reasonably be expected to have, individually or in the aggregate, a Seaways Material Adverse Effect, Seaways or a Seaways Subsidiary is the sole owner and has good, valid and marketable title to, or in the case of leased personal property assets, valid leasehold interests in, all material tangible personal property currently used in the operation of the businesses of Seaways and the Seaways Subsidiaries, including the Seaways Vessels, free and clear of any Liens, except Permitted Liens. The material tangible personal property currently used in the operation of the businesses of Seaways and the Seaways Subsidiaries is in good working order (reasonable wear and tear excepted) and is maintained consistently with industry standards, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Seaways Material Adverse Effect.

Section 4.18    Maritime Matters.

(a)       Section 4.18(a) of the Seaways Disclosure Letter sets forth a true, correct and complete list of the vessels owned by Seaways or a Seaways Subsidiary (the vessels required to be scheduled thereon, the “Seaways Vessels”), including its name, registered owner, time charter attached to it as of the date hereof (if applicable), its manager, International Maritime Organization number, flag, IMO number, type, date of the delivery, shipbuilder, depth, capacity (gross tonnage or deadweight tonnage, as specified therein), net tonnage, the pool in which entered (if applicable) and class. Each Seaways Vessel is lawfully documented and registered, in all material respects, in the name of its registered owner under the Laws where such vessel is registered and each such vessel and owner of such vessel complies in all material respects with all applicable Laws to which such vessel may be registered.

(b)       Each Seaways Vessel is operated in compliance with all applicable Maritime Guidelines and Laws, except where such failure to be in compliance would not have a Seaways Material Adverse Effect. Seaways or its applicable Subsidiary is qualified to own and operate the Seaways Vessels under applicable Laws, including the Laws of each Seaways Vessel’s flag state, except where such failure to be qualified would not have a Seaways Material Adverse Effect.

(c)       Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Seaways Material Adverse Effect, (i) each Seaways Vessel (A) is duly registered under the flag set forth in Section 4.18(a) of the Seaways Disclosure Letter, (B) is seaworthy and maintained in class, (C) has all national and international operating and trading certificates and endorsements (for the avoidance of doubt such certificates and endorsements may be extended due to delays in the ordinary course as a result of trading patterns, surveyor availability, COVID-19 Measures, drydock availability and/or similar operational matters), that are required for the operation of such Diamond Vessel in the trades and geographic areas in which it is operated, each of which is valid, and (D) has been classed by a classification society that is a member of the International Association of Classification Societies, and is fully in class with no significant material recommendations or notations and (ii) no event has occurred and no condition exists that would cause any Seaways Vessel’s classification society to be suspended or withdrawn and all events and conditions that are required to be reported as to the class have been disclosed and reported to such Seaways Vessel’s classification society.

(d)       Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Seaways Material Adverse Effect, (i) there has not been any incident on or with respect to any Seaways Vessel since the date of its most recent Inspection or, with respect to any Seaways Vessel which has not been inspected, since the date of this Agreement and (ii) the Seaways Vessels are in substantially the same condition as at the date of their respective Inspection or the date of this Agreement, subject to fair wear and tear.

(e)       Prior to the date hereof, Seaways has made available to Diamond or its Representatives true, correct and complete copies of recent class, port state control or flag inspection reports related to each Seaways Vessel.

Section 4.19    Opinion of Financial Advisor. The Seaways Board of Directors has received the opinion of Jefferies LLC, dated as of the date of this Agreement, and subject to the assumptions made, matters considered and limits and qualifications on the review undertaken set forth therein, as to the fairness, from a financial point of view, of the Exchange Ratio to Seaways pursuant to this Agreement. Seaways shall, promptly following the execution of this Agreement by the Parties, furnish an accurate and complete copy of such opinion to Diamond solely for informational purposes (it being understood and agreed that such written opinion is for the benefit of the Seaways Board of Directors and may not be relied upon by Diamond).

Section 4.20    Required Vote. The Seaways Shareholder Approval is the only vote of the holders of securities of Seaways which is required for Seaways to consummate the Transactions.

Section 4.21    Material Contracts.

(a)       Except for this Agreement, Section 4.21 of the Seaways Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each Contract described below in this Section 4.21(a) under which Seaways or any Seaways Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which any of their respective properties or assets is subject, in each case as of the date of this Agreement (all Contracts of the type described in this Section 4.21(a) being referred to herein as the “Seaways Material Contracts”):

(i)          (A) any joint venture, partnership or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company or any research and development project Contract, and (B) any shareholders, investors rights, registration rights or similar agreement or arrangement with or relating to the Seaways Subsidiaries;

(ii)         any Contract that (A) provides for the acquisition or divestiture of any vessel or any other material asset, including any Seaways Vessel (other than acquisitions or dispositions of inventory in the ordinary course of business) or business (whether by merger, sale of stock, sale of assets or otherwise) and (B) contains outstanding obligations that are material to Seaways and its Subsidiaries, taken as a whole;

(iii)        any Contract (excluding non-exclusive licenses for uncustomized, commercially available “off the shelf” Software or IT Systems (in each case, in object code form, if applicable) licensed pursuant to standard terms and conditions) under which Seaways or any Seaways Subsidiary is granted any license or other rights with respect to any Intellectual Property or IT Systems of a third party (including by means of covenants not to sue or software-as-a-service agreements), which Contract or Intellectual Property is material to Seaways or the Seaways Subsidiaries;

(iv)       any Contract under which Seaways or any Seaways Subsidiary has granted to a third party any license or other rights with respect to any Seaways Intellectual Property (including by means of covenants not to sue), which Contract or Intellectual Property is material to Seaways or the Seaways Subsidiaries (excluding non-exclusive licenses granted in the ordinary course of business (A) to customers or (B) to service providers for use for the benefit of Seaways or the Seaways Subsidiaries);

(v)        any Contract with any Governmental Entity;

(vi)       each Contract that (A) limits in any material respect the freedom of Seaways or any of its affiliates to solicit any client or customer, or to compete in any line of business or geographic region, or with any Person, including any Contract that (1) requires Seaways and its affiliates to work exclusively or preferentially with any Person in any line of business or geographic region, or (2) contains a “most favored nation” provision in favor the other party (B) is a requirements or “take or pay” Contract or (C) requires Seaways to purchase a minimum amount of a particular product from a supplier, in the case of clauses (B) and (C), that is material to Seaways and its Subsidiaries, taken as a whole;

(vii)      any Contract with (A) any Person that, by itself or together with its affiliates or those acting in concert with it, beneficially owns, or has the right to acquire beneficial ownership of, at least five percent (5%) of the Seaways Shares, including the Seaways Principal Shareholder or (B) any affiliates of Seaways (other than Seaways Subsidiaries);

(viii)     all material Contracts, obligations or commitments (w) with change of control provisions that are triggered, (x) that otherwise require consent, (y) grant a right to terminate, accelerate or otherwise amend the terms of an existing or contemplated Contract, or (z) that result in any payment becoming due from Seaways or a Seaways Subsidiary, in each case, as a result of the Transactions;

(ix)        any shareholders, investors rights, registration rights or similar agreement or arrangement with or relating to Seaways;

(x)         any Contract involving the settlement of any claim, action or proceeding or threatened claim, action or proceeding (or series of related, claims actions or proceedings) (A) which (x) will involve payments after the date hereof, or involved payments, in excess of $1,000,000 or (y) will impose, or imposed, monitoring or reporting obligations to any other Person outside the ordinary course of business or material restrictions on Seaways or any Seaways Subsidiary (including any restrictions on exploitation of Seaways Intellectual Property) or (B) with respect to which material conditions precedent to the settlement have not been satisfied;

(xi)         (A) any loan Contracts, notes, letters of credit and other evidences of Indebtedness in excess of $1,000,000, (B) any mortgages, pledges and other evidences of liens securing such obligations or any material real or other property and (C) any guarantees supporting such obligations and financing Contracts including change of control provisions, other than Contracts solely among Seaways and any wholly owned Seaways Subsidiary;

(xii)       Any Contract that relates to the time and bareboat chartering (including time and bareboat charters or similar agreements with Governmental Entities), management (technical and/or commercial), crewing, operation, stacking, finance leasing (including sale/leaseback or similar arrangements) or pooling of any Diamond Vessel that has resulted in payments to or by Diamond or any Diamond Subsidiary of more than $2,000,000 in the aggregate for the prior fiscal year;

(xiii)      any ship-sales, memorandum of agreement or other vessel acquisition Contract entered into since January 1, 2020 other than with respect to the Seaways Vessels and any Contract entered into since January 1, 2020 with respect to Newbuildings and the financing thereof, including performance guarantees, counter guarantees, refund guarantees, supervision agreements and plan verification services agreements;

(xiv)      any Contract relating to the operation of, management of, or provision of services to, the FSO Joint Ventures;

(xv)       any Contract with a Seaways Material Supplier;

(xvi)      any Contract pursuant to which Seaways or any Seaways Subsidiary spent or received, in the aggregate, more than $2,000,000 during the 12 months prior to the date hereof or could reasonably be expected to spend or receive, in the aggregate, more than $2,000,000 during the 12 months immediately after the date hereof (including any Contract relating to any future capital expenditures by Seaways or any of its Subsidiaries and excluding any voyage charters); and

(xvii)     any Contract not otherwise described in any other subsection of this Section 4.21(a) that would constitute a “material contract” (as such term is defined in Item 601(b) of Regulation S-K of the SEC) with respect to Seaways.

(b)       Seaways has provided to Diamond prior to the date of this Agreement a true, correct and complete copy of each written Seaways Material Contract as in effect on the date of this Agreement. Neither Seaways nor any Seaways Subsidiary is in breach of or default under the terms of any Seaways Material Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Seaways Material Adverse Effect. To the knowledge of Seaways, as of the date hereof, no other party to any Seaways Material Contract is in, or is alleged to be in, breach of or default under the terms of any Seaways Material Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Seaways Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Seaways Material Adverse Effect, each Seaways Material Contract is a valid and binding obligation of Seaways or the Seaways Subsidiary which is party thereto and, to the knowledge of Seaways, of each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions. There are no material disputes pending or, to the knowledge of Seaways, threatened with respect to any Seaways Material Contract and neither Seaways nor any Seaways Subsidiary has received any written notice of the intention of any other party to a Seaways Material Contract to terminate for default, convenience or not renew any Seaways Material Contract, nor to the knowledge of Seaways, is any such party threatening to do so.

Section 4.22    Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Seaways Material Adverse Effect, (a) all current, material insurance policies (or replacements thereof) and Contracts of Seaways and its Subsidiaries are in full force and effect and are valid and enforceable and cover against the risks as are customary in all material respects for companies of similar size in the same or similar lines of business and as required by applicable Law and the Seaways Material Contracts and (b) all premiums due thereunder have been paid. Neither Seaways nor any of its Subsidiaries has received notice of cancellation or termination with respect to any material third party insurance policies or Contracts (other than in connection with normal renewals of any such insurance policies or Contracts) where such cancellation or termination has had or would reasonably be expected to have, individually or in the aggregate, a Seaways Material Adverse Effect.

Section 4.23    Finders and Brokers. Neither Seaways nor any Seaways Subsidiary has employed, nor has any Person employed on behalf of Seaways or a Seaways Subsidiary, any investment banker, broker, finder or similar Person in connection with the Transactions, other than as set forth in Section 4.23 of the Seaways Disclosure Letter, who might be entitled to any fee, commission or other payment in connection with or upon consummation of the Merger. Seaways has made available to Diamond a true, correct and complete copy of any engagement letter or other Contract between Seaways or any Seaways Subsidiary and each of the Persons set forth in Section 4.23 of the Seaways Disclosure Letter relating to the Transactions.

Section 4.24    FCPA and Anti-Corruption. Except for those matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Seaways Material Adverse Effect:

(a)       in the last five (5) years, neither Seaways nor any Seaways Subsidiary, nor any director, officer, manager or employee (when acting in their role as director, officer, manager or employee) of Seaways or any Seaways Subsidiary, or, to Seaways’ knowledge, any agents, representatives, contractors, sales intermediaries or any other third party, in each case, acting on behalf of Seaways or any Seaways Subsidiary, has violated, conspired to violate, or aided and abetted a violation of the FCPA or made a material violation of any other applicable Bribery Legislation (in each case to the extent applicable);

(b)       neither Seaways nor any Seaways Subsidiary, nor any director, officer, manager or employee of Seaways or any Seaways Subsidiary, are, or in the past five (5) years have been, subject to any actual, pending, or, to Seaways’ knowledge, threatened civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving Seaways or any Seaways Subsidiary in any way relating to applicable Bribery Legislation, including the FCPA;

(c)       in the last five (5) years, Seaways and each Seaways Subsidiary has made and kept books and records, accounts and other records, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Seaways and each Seaways Subsidiary as required by applicable Bribery Legislation in all material respects;

(d)       Seaways and each Seaways Subsidiary has instituted policies and procedures reasonably designed to promote compliance with the FCPA and other applicable Bribery Legislation and maintain such policies and procedures in force; and

(e)       no officer or director of Seaways or any Seaways Subsidiary is a Government Official.

Section 4.25    Sanctions. None of Seaways or any Seaways Subsidiary, nor any of their respective directors, officers or employees, nor, to the knowledge of Seaways, any of their respective agents, managers or other third parties that act for or on behalf of Seaways or any Seaways Subsidiary is a Sanctioned Person. Except for those matters, which individually or in the aggregate have not had and would not reasonably be expected to have a Seaways Material Adverse Effect, none of Seaways or any Seaways Subsidiary, nor any of their respective directors, officers or employees (in the case of directors, officers or employees, when acting for or on behalf of Seaways or any Seaways Subsidiary) or, to the knowledge of Seaways or any Seaways Subsidiary, their respective agents, managers and other third parties when acting for or on behalf of Seaways of any Seaways Subsidiary (a) has in the past five (5) years engaged in or has any plan or commitment to engage in direct or indirect dealings with any Sanctioned Person or in any Sanctioned Country in violation of applicable Sanctions Law or (b) has in the past five (5) years violated, or knowingly engaged in any conduct that would reasonably be expected to result in Diamond or any Diamond Subsidiary being designated as a Sanctioned Person, or (c) has been the subject of an investigation or allegation of such a violation.

Section 4.26    Stock Ownership. Neither Seaways nor any Seaways Subsidiaries directly or indirectly owns, and at all times for the past three years, neither Seaways nor any Seaways Subsidiaries has owned, beneficially or otherwise, in excess of 1% of the Diamond Shares.

Section 4.27    No Merger Sub Activity. Since the date of its formation, Merger Sub has not engaged in any activities other than in connection with this Agreement.

Section 4.28    Suppliers. Section 4.28 of the Seaways Disclosure Letter sets forth a correct and complete list of the Seaways Material Suppliers. Except as would not, individually or in the aggregate, reasonably be expected to have a Seaways Material Adverse Effect, since December 31, 2020, (i) there has been no written or, to the knowledge of Seaways, oral notice of termination of the business relationship of Seaways or a Seaways Subsidiary with any Seaways Material Supplier given to or received from any such Seaways Material Supplier, (ii) there has been no material change in the pricing or other material terms of its business relationship with any Seaways Material Supplier in any material respect adverse to Seaways or the Seaways Subsidiaries, including any inability of a Seaways Material Supplier to provide materials to Seaways, and (iii) no Seaways Material Supplier has notified Seaways or any Seaways Subsidiary that it intends to terminate or change the pricing or other material terms of its business in any material respect adverse to Seaways or the Seaways Subsidiaries, including as a result of a force majeure event or bankruptcy.

Section 4.29     Affiliate Transactions. Except for directors’ and employment-related Seaways Material Contracts filed or incorporated by reference as an exhibit to a Seaways SEC Document, as of the date hereof, no executive officer or director of Seaways or shareholder of five percent (5%) or more of the Seaways Shares or any affiliate of the foregoing is a party to any Contract with or binding upon Seaways or any Seaways Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by Seaways or a Seaways Subsidiary or has engaged in any material transaction with any of the foregoing within the last 12 months.

Section 4.30    No Other Representations. Except for the representations and warranties contained in Article III or in any certificates delivered by Diamond in connection with the Closing, Seaways acknowledges that neither Diamond nor any Representative of Diamond makes, and Seaways acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Diamond or any of its Subsidiaries or with respect to any other information provided or made available to Seaways in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Seaways or to Seaways’ Representatives in certain “data rooms” or management presentations in expectation of the Transactions.

Article V.

COVENANTS RELATING TO CONDUCT
OF BUSINESS PENDING THE CLOSING

Section 5.1    Conduct of Business by Diamond Pending the Closing.

(a)       Between the date of this Agreement and the earlier of the Effective Time and the time, if any, at which this Agreement is terminated pursuant to Section 8.1, except (v) as set forth in Section 5.1 of the Diamond Disclosure Letter, (w) as expressly required by this Agreement or the Termination Agreements, (x) as required by applicable Law (including any COVID-19 Measure), (y) actions intended to protect the health and safety of employees, consultants, customers, suppliers and others having business dealings with Diamond or to respond to third-party supply or service or employment disruption in response to COVID-19 or any worsening, resurgence or variation thereof or effects arising therefrom or (z) as consented to in writing by Seaways (which consent shall not be unreasonably withheld, delayed or conditioned), Diamond shall, and shall cause each Diamond Subsidiary to, conduct its business in the ordinary course of business, including by using commercially reasonable efforts to (i)(A) operate the Diamond Vessels, or cause the Diamond Vessels to be operated, (1) in a customary manner consistent with Diamond’s past practice, (2) in accordance with the requirements of the class and flag state of each of the Diamond Vessels and the applicable manager’s safety management systems and (3) in compliance with the requirements of port states with which each Diamond Vessel trades and (B) maintain the Diamond Vessels, or cause the Diamond Vessels to be maintained, in good condition (provided, that with respect to any managers of the Diamond Vessels (other than Diamond or any Diamond Subsidiary) the obligations in the foregoing clause (i) shall be limited to using commercially reasonable efforts to cause the relevant manager to operate the Diamond Vessels to comply with the foregoing, including through the exercise or non-exercise of any consent rights that Diamond or any Diamond Subsidiary has under any management Contract with any such manager) and (ii) preserve intact its and their present business organizations and assets and to preserve its and their present relationships with Governmental Entities and with customers, suppliers, third-party managers (other than Capital Ship Management Corp.), employees and other Persons with whom it and they have material business relations (consistent with the Termination Agreements); provided, however, that no action that is specifically permitted by any clause of Section 5.1(b) shall be deemed a breach of this Section 5.1(a).

(b)        Between the date of this Agreement and the earlier of the Effective Time and the time, if any, at which this Agreement is terminated pursuant to Section 8.1, except (w) as set forth in Section 5.1 of the Diamond Disclosure Letter, (x) as expressly required by this Agreement, (y) as required by applicable Law (including any COVID-19 Measure) or (z) as consented to in writing by Seaways (which consent shall not be unreasonably withheld, delayed or conditioned), Diamond shall not, and shall not permit any Diamond Subsidiary to:

(i)         declare, set aside, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, shares or other securities of Diamond or any Diamond Subsidiary), except dividends and distributions paid or made by a wholly owned Diamond Subsidiary to Diamond or another wholly owned Diamond Subsidiary;

(ii)        split, combine, reduce or reclassify any of its issued or unissued capital stock or amend the terms of any securities of Diamond or a Diamond Subsidiary, except for any such transaction by a wholly owned Diamond Subsidiary which remains a wholly owned Diamond Subsidiary after consummation of such transaction;

(iii)       except as required by applicable Law or the terms and conditions of any Diamond Benefit Plan as in effect on the date hereof, (A) amend any performance targets with respect to any outstanding bonus, equity or other awards, (B) increase in any manner the compensation or benefits payable, or to become payable, to any of its current, former or prospective directors, officers, employees or individual independent contractors other than, increases in base salaries and target cash incentive compensation applicable to current employees of Diamond other than Diamond Senior Officers at times and in amounts in the ordinary course of business that do not exceed, in the aggregate 3% of existing aggregate levels as of the date hereof for all current employees of Diamond other than Diamond Senior Officers or 5% of existing base salary or target cash incentive compensation as of the date hereof for any such individual; (C) grant to any of its current or former directors, officers, employees or individual independent contractors any increase in severance, transaction, retention, change-in-control, retirement or termination pay other than such increases for new-hires and promoted employees in the ordinary course of business and permitted in clause (D) below; (D) pay or award, or commit to pay or award, any bonuses or incentive compensation, other than (x) with respect to new hires and promoted employees (other than the Diamond Senior Officers or individuals who would be Diamond Senior Officers if hired or promoted to such position as of the date hereof), to the extent provided to similarly situated employees under Diamond Benefit Plans in the ordinary course of business (excluding any non-equity-based long-term incentive awards and any equity or equity-based awards), or (y) bonuses (including year-end bonuses) or incentive compensation (excluding any non-equity-based long-term incentive awards and any equity or equity-based awards) at times and in amounts in the ordinary course of business; (E) enter into any employment, severance, change in control or retention agreement (excluding offer letters that provide for no severance, change in control or retention benefits and that are consistent with Diamond offer letters made in the ordinary course of business) with any of its current, former or prospective directors, officers, employees or individual independent contractors; (F) establish, adopt, enter into, amend or terminate any collective bargaining agreement, Diamond Benefit Plan or any plan, program, agreement or arrangement what would be a Diamond Benefit Plan if in effect as of the date hereof; (G) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any of its current, former or prospective directors, officers, employees or individual independent contractors; (H) take any action to accelerate the vesting and/or exercisability of any Diamond Equity Award; (I) terminate the employment of any Diamond Senior Officer, other than for cause; (J) hire or promote any employee other than hires or promotions in the ordinary course of business with an annual base salary below $100,000; or (K) amend the funding obligation or contribution rate of any Diamond Benefit Plan or change any underlying assumptions used to calculate benefits payable under any Diamond Benefit Plan (except as may be required by GAAP or other applicable accounting standard);

(iv)       make any material change in financial accounting policies, principles, practices or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, applicable Law or SEC policy;

(v)       authorize or announce an intention to authorize, or enter into agreements providing for, or consummate, any acquisitions of an equity interest in or a substantial portion of the assets of any Person or any vessel that would be a Diamond Vessel if owned on the date hereof or any business or division thereof, in each case whether by merger, consolidation, business combination, acquisition of stock or assets, license or formation of a joint venture or otherwise or make a capital investment in any Person, except for transactions between Diamond and a wholly owned Diamond Subsidiary or between wholly owned Diamond Subsidiaries;

(vi)       enter into any new material line of business or form or enter into a material partnership, joint venture, strategic alliance or similar arrangement with a third party;

(vii)      amend the Diamond Governing Documents or permit any Diamond Significant Subsidiary to adopt any amendments to its governing documents;

(viii)     issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in its capital stock, voting securities or other equity interest in Diamond or any Diamond Subsidiary or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares in its capital stock, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable any otherwise unexercisable Diamond Equity Award under the Diamond Equity Plan (except as otherwise required by the express terms of any Diamond Equity Award outstanding on the date hereof), other than (A) issuances of Diamond Shares in respect of the vesting or settlement of Diamond Equity Awards outstanding on the date hereof and in accordance with their respective present terms or (B) transactions between Diamond and a wholly owned Diamond Subsidiary or between wholly owned Diamond Subsidiaries;

(ix)       directly or indirectly, purchase, redeem or otherwise acquire, including pursuant to existing share repurchase programs, any shares in its capital or any rights, warrants or options to acquire any such shares in its capital, or establish any new repurchase programs with respect to any such shares, except for (A) acquisitions of Diamond Shares tendered by holders of Diamond Equity Awards in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto, (B) the acquisition by Diamond of Diamond Equity Awards in connection with the forfeiture of such awards and (C) transactions between Diamond and a wholly owned Diamond Subsidiary or between wholly owned Diamond Subsidiaries;

(x)        redeem, repurchase, prepay, repay, defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respect the terms of any Indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (A) any Indebtedness for borrowed money among Diamond and wholly owned Diamond Subsidiaries or among wholly owned Diamond Subsidiaries, (B) guarantees by Diamond of Indebtedness for borrowed money of wholly owned Diamond Subsidiaries or guarantees by wholly owned Diamond Subsidiaries of Indebtedness for borrowed money of Diamond or any wholly owned Diamond Subsidiary, which Indebtedness is incurred in compliance with this Section 5.1(b)(x), (C) repayments of revolving credit facilities that do not decrease the aggregate amount of borrowings available thereunder and drawdowns of revolving credit facilities, (D) payments for the amortization of principal required by the terms of such Indebtedness and (E) repayment of interest rate swap Contracts; provided that nothing contained herein shall prohibit Diamond and the Diamond Subsidiaries from making guarantees or obtaining letters of credit or surety bonds for the benefit of commercial counterparties in the ordinary course of business;

(xi)        (A) waive, cancel, forgive, release, settle or assign any material Indebtedness (other than Indebtedness solely among Diamond and Diamond Subsidiaries) owed to the Diamond or a Diamond Subsidiary or any material claims held by Diamond or any Diamond Subsidiaries against any Person or (B) grant any new material refunds, credits, rebates or allowances to any customers;

(xii)       make any loans to any other Person, except for loans among Diamond and its wholly owned Diamond Subsidiaries or among wholly owned Diamond Subsidiaries;

(xiii)      sell, lease, license, transfer, exchange, swap or otherwise abandon or dispose of, or subject to any Lien (other than Permitted Liens), any Diamond Vessel or any of its other material properties or assets (including shares of capital stock or other equity interests of Diamond or any of the Diamond Subsidiaries), (other than Diamond Intellectual Property, which, for the avoidance of doubt, is governed by Section 5.1(b)(xiv)), except (A) pursuant to existing agreements in effect prior to the execution of this Agreement, (B) dispositions of obsolete or worthless equipment, in each case, in the ordinary course of business, (C) for transactions among Diamond and its wholly owned Diamond Subsidiaries or among wholly owned Diamond Subsidiaries, (D) voyage charters of Diamond Vessels or time charters of Diamond Vessels of a duration of seven months or less, in each case, in the ordinary course of business, (E) as set forth in Section 5.1(b)(xiv) of the Diamond Disclosure Letter and (F) for sales of any Diamond Vessel built and delivered prior to January 1, 2012 having a fair market value of up to $75,000,000 in the aggregate for all such sales, in each case sold in an arm’s-length transaction;

(xiv)     (A) sell, license, sublicense, covenant not to assert, allow to lapse, fail to maintain, transfer, or otherwise abandon or dispose of, or subject to any Lien (other than Permitted Liens), any material Diamond Intellectual Property, except for non-exclusive licenses granted in the ordinary course of business (1) to customers or (2) to service providers for use for the benefit of Diamond or the Diamond Subsidiaries; or (B) disclose to any third parties any trade secrets or material confidential information of Diamond or any Diamond Subsidiary, except pursuant to reasonable protective confidentiality agreements

(xv)       (A) compromise or settle any claim, litigation, investigation or proceeding, in each case made or pending by or against Diamond or any of the Diamond Subsidiaries (for the avoidance of doubt, including any compromise or settlement with respect to matters in which any of them is a plaintiff), or any of their employees, officers or directors in their capacities as such, other than the compromise or settlement of claims, litigation, investigations or proceedings that: (1) (aa) is made in the ordinary course of business or (bb) involves the payment by Diamond of an amount not in excess of $5,000,000 for any single claim, litigation, investigation or proceeding (excluding any amounts that insurance companies have agreed to pay under existing insurance policies), (2) do not involve an admission of guilt or impose any injunctive or other non-monetary remedy or a material restriction on Diamond and the Diamond Subsidiaries (other than customary release, confidentiality and non-disparagement obligations) and (3) do not provide for the sale, licensing, sublicensing, covenanting not to assert, allowing to lapse, failure to maintain, transfer, failure to maintain, other disposition of or subjecting to any Lien (other than Permitted Liens) of any material Intellectual Property or (B) commence any material claim, litigation, investigation or proceeding, other than in the ordinary course of business;

(xvi)      make or change any material Tax election, change any Tax accounting period for purposes of a material Tax or material method of Tax accounting, file any material amended Tax Return, settle or compromise any audit or proceeding relating to Taxes or, except in the ordinary course of business, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of U.S. state, local, or non-U.S. Law) with respect to any material Tax, or surrender any right to claim a material Tax refund;

(xvii)     except for capital expenditures (A) incurred in the ordinary course of business in accordance with Diamond’s budget plan provided to Seaways prior to the execution of this Agreement or (B) that are reasonably incurred to protect the health and safety of employees, consultants, customers, suppliers or others having business dealings with Diamond or the safety of Diamond Vessels and/or their cargo, make any new capital expenditure or expenditures in excess of $250,000 individually or $2,000,000 in the aggregate;

(xviii)    except in the ordinary course of business or in connection with any transaction to the extent specifically permitted by any other clause of this Section 5.1(b), (A) enter into any Contract that would, if entered into prior to the date hereof, be a Diamond Material Contract or a Diamond Lease, or (B) materially modify, materially amend or terminate or fail to renew any Diamond Material Contract, any Diamond Lease, the Debt Consents, the Debt Amendment Letters or the Termination Agreements or waive, release, assign or fail to enforce any material rights or claims thereunder in a manner that is adverse to Diamond or any of the Diamond Subsidiaries (provided, that, notwithstanding anything to the contrary herein, Diamond shall be permitted to enter into (1) voyage charters of Diamond Vessels or time charters of Diamond Vessels of a duration of seven months or less, in each case, in the ordinary course of business and (2) the A&R Debt Agreements);

(xix)      authorize, recommend, propose or announce an intention to adopt or effect a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization, re-domiciliation or other reorganization other than transactions involving only immaterial wholly owned Diamond Subsidiaries or file a petition in bankruptcy;

(xx)       materially reduce the amount of insurance coverage or fail to use reasonable best efforts to renew any material existing insurance policies;

(xxi)      amend or otherwise modify any engagement letter between Diamond and any financial advisor described in Section 3.23, or enter into a new engagement letter with any such financial advisor;

(xxii)     create any Subsidiary; or

(xxiii)    agree, in writing or otherwise, to take any of the foregoing actions.

Section 5.2     Conduct of Business by Seaways Pending the Closing.

(a)       Between the date of this Agreement and the earlier of the Effective Time and the time, if any, at which this Agreement is terminated pursuant to Section 8.1, except (v) as set forth in Section 5.2 of the Seaways Disclosure Letter, (w) as expressly required by this Agreement, (x) as required by applicable Law (including any COVID-19 Measure), (y) actions intended to protect the health and safety of employees, consultants, customers, suppliers and others having business dealings with Seaways or to respond to third-party supply or service or employment disruption in response to COVID-19 or any worsening, resurgence or variation thereof or effects arising therefrom or (z) as consented to in writing by Diamond (which consent shall not be unreasonably withheld, delayed or conditioned), Seaways shall, and shall cause each Seaways Subsidiary to, conduct its business in the ordinary course of business, including by using commercially reasonable efforts to (i)(A) operate the Seaways Vessels, or cause the Seaways Vessels to be operated, (1) in a customary manner consistent with Seaways’ past practice, (2) in accordance with the requirements of the class and flag state of each of the Seaways Vessels and the applicable manager’s safety management systems and (3) in compliance with the requirements of port states with which each Seaways Vessel trades and (B) maintain the Seaways Vessels, or cause the Seaways Vessels to be maintained, in good condition (provided, that with respect to any managers of the Seaways Vessels (other than Seaways or any Seaways Subsidiary) the obligations in the foregoing clause (i) shall be limited to using commercially reasonable efforts to cause the relevant manager to operate the Seaways Vessels to comply with the foregoing, including through the exercise or non-exercise of any consent rights that Seaways or any Seaways Subsidiary has under any management Contract with any such manager) and (ii) preserve intact its and their present business organizations, assets and rights and to preserve its and their present relationships with Governmental Entities and with customers, suppliers, third-party managers, employees and other Persons with whom it and they have material business relations; provided, however, that no action that is specifically permitted by any clause of Section 5.2(b) shall be deemed a breach of this clause Section 5.2(a).

(b)       Between the date of this Agreement and the earlier of the Effective Time and the time, if any, at which this Agreement is terminated pursuant to Section 8.1, except (w) as set forth in Section 5.2 of the Seaways Disclosure Letter, (x) as expressly required by this Agreement, (y) as required by applicable Law (including any COVID-19 Measure) or (z) as consented to in writing by Diamond (which consent shall not be unreasonably withheld, delayed or conditioned), Seaways shall not, and shall not permit any Seaways Subsidiary to:

(i)        declare, set aside, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, shares or other securities of Seaways or any Seaways Subsidiary), except (A) dividends and distributions paid or made on a pro rata basis by a Seaways Subsidiary or by a wholly owned Seaways Subsidiary to Seaways or another wholly owned Seaways Subsidiary; (B) the Seaways Special Dividend, (C) the Seaways FSO Dividend and (D) regular quarterly dividends payable by Seaways in respect of Seaways Shares in an amount not to exceed $0.06 per Seaways Share per fiscal quarter with declaration, record and payment dates consistent with past practice and in accordance with Seaways’ dividend policy as of the date of this Agreement;

(ii)        split, combine, reduce or reclassify any of its issued or unissued capital stock or amend the terms of any securities of Seaways or a Seaways Subsidiary, except for any such transaction by a wholly owned Seaways Subsidiary which remains a wholly owned Seaways Subsidiary after consummation of such transaction;

(iii)       except as required by applicable Law or the terms and conditions of any Seaways Benefit Plan as in effect on the date hereof, (A) amend any performance targets with respect to any outstanding bonus, equity or other awards, (B) increase in any manner the compensation or benefits payable, or to become payable, to any of its current, former or prospective directors, officers, employees or individual independent contractors other than, increases in base salaries and target cash incentive compensation applicable to current employees of Seaways other than Seaways Senior Officers at times and in amounts in the ordinary course of business that do not exceed, in the aggregate 3% of existing aggregate levels as of the date hereof for all current employees of Seaways other than Seaways Senior Officers or 5% of existing base salary or target cash incentive compensation as of the date hereof for any such individual; (C) grant to any of its current or former directors, officers, employees or individual independent contractors any increase in severance, transaction, retention, change-in-control, retirement or termination pay other than such increases for new-hires and promoted employees in the ordinary course of business and permitted in clause (D) below; (D) pay or award, or commit to pay or award, any bonuses or incentive compensation, other than (x) with respect to new hires and promoted employees (other than the Seaways Senior Officers or individuals who would be Seaways Senior Officers if hired or promoted to such position as of the date hereof), to the extent provided to similarly situated employees under the Seaways Benefit Plans in the ordinary course of business (excluding any non-equity-based long-term incentive awards and any equity or equity-based awards), or (y) bonuses (including year-end bonuses) or incentive compensation (including equity and equity-based awards, but excluding any non-equity-based long-term incentive awards) at times and in amounts in the ordinary course of business; (E) enter into any employment, severance, change in control or retention agreement (excluding offer letters that provide for no severance, change in control or retention benefits and that are consistent with Seaways offer letters made in the ordinary course of business) with any of its current, former or prospective directors, officers, employees or individual independent contractors; (F) establish, adopt, enter into, amend or terminate any collective bargaining agreement, Seaways Benefit Plan or any plan, program, agreement or arrangement what would be a Seaways Benefit Plan if in effect as of the date hereof; (G) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any of its current, former or prospective directors, officers, employees or individual independent contractors; (H) take any action to accelerate the vesting and/or exercisability of any Seaways Equity Award; (I) terminate the employment of any Seaways Senior Officer, other than for cause; (J) hire or promote any employee other than hires or promotions in the ordinary course of business with an annual base salary below $100,000; or (K) amend the funding obligation or contribution rate of any Seaways Benefit Plan or change any underlying assumptions used to calculate benefits payable under any Seaways Benefit Plan (except as may be required by GAAP or other applicable accounting standard);

(iv)       make any material change in financial accounting policies, principles, practices or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, applicable Law or SEC Policy;

(v)       authorize or announce an intention to authorize, or enter into agreements providing for, or consummate, any acquisitions of an equity interest in or a substantial portion of the assets of any Person or any vessel that would be a Seaways Vessel if owned on the date hereof or any business or division thereof, in each case whether by merger, consolidation, business combination, acquisition of stock or assets, license or formation of a joint venture or otherwise or make a capital investment in any Person, except for transactions between Seaways and a wholly owned Seaways Subsidiary or between wholly owned Seaways Subsidiaries;

(vi)       enter into any new material line of business or form or enter into a material partnership, joint venture, strategic alliance or similar arrangement with a third party;

(vii)      amend the Seaways Governing Documents or permit Merger Sub or any Seaways Significant Subsidiary to adopt any amendments to its governing documents;

(viii)      issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in its capital stock, voting securities or other equity interest in Seaways or any Seaways Subsidiary or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares in its capital stock, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable any otherwise unexercisable Seaways Equity Award under any existing Seaways Equity Plan (except as otherwise required by the express terms of any Seaways Equity Award outstanding on the date hereof), other than (A) issuances of Seaways Shares in respect of any exercise of Seaways Options or the vesting or settlement of Seaways Equity Awards outstanding on the date hereof and in accordance with their respective present terms, (B) transactions between Seaways and a wholly owned Seaways Subsidiary or between wholly owned Seaways Subsidiaries and (C) in connection with a sale by Seaways of its interest in the FSO Joint Ventures;

(ix)       directly or indirectly, purchase, redeem or otherwise acquire, including pursuant to existing share repurchase programs, any shares in its capital or any rights, warrants or options to acquire any such shares in its capital, or establish any new repurchase programs with respect to any such shares, except for (A) acquisitions of Seaways Shares tendered by holders of Seaways Equity Awards in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto, (B) the acquisition by the Seaways of Seaways Equity Awards in connection with the forfeiture of such awards and (C) transactions between the Seaways and a wholly owned Seaways Subsidiary or between wholly owned Seaways Subsidiaries;

(x)        redeem, repurchase, prepay, repay, defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respect the terms of any Indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (A) any Indebtedness for borrowed money among Seaways and wholly owned Seaways Subsidiaries or among wholly owned Seaways Subsidiaries, (B) guarantees by Seaways of Indebtedness for borrowed money of wholly owned Seaways Subsidiaries or guarantees by wholly owned Seaways Subsidiaries of Indebtedness for borrowed money of Seaways or any wholly owned Seaways Subsidiary, which Indebtedness is incurred in compliance with this Section 5.2(b)(x), (C) repayments of revolving credit facilities that do not decrease the aggregate amount of borrowings available thereunder and drawdowns of revolving credit facilities, (D) payments for the amortization of principal required by the terms of such Indebtedness, (E) repayment of interest rate swap Contracts and (F) repayment of the Indebtedness of the FSO Joint Ventures in connection with the sale of any interest in the FSO Joint Ventures or any of the assets of the FSO Joint Ventures; provided that nothing contained herein shall prohibit Seaways and the Seaways Subsidiaries from making guarantees or obtaining letters of credit or surety bonds for the benefit of commercial counterparties in the ordinary course of business;

(xi)       (A) waive, cancel, forgive, release, settle or assign any material Indebtedness (other than Indebtedness solely among Seaways and Seaways Subsidiaries) owed to Seaways or a Seaways Subsidiary or any material claims held by Seaways or any Seaways Subsidiaries against any Person or (B) grant any new material refunds, credits, rebates or allowances to any customers;

(xii)       make any loans to any other Person, except for loans among Seaways and its wholly owned Seaways Subsidiaries or among wholly owned Seaways Subsidiaries;

(xiii)      sell, lease, license, transfer, exchange, swap or otherwise abandon or dispose of, or subject to any Lien (other than Permitted Liens), any Seaways Vessel or any of its other material properties or assets (including shares of capital stock or other equity interests of Seaways or any of the Seaways Subsidiaries), (other than Seaways Intellectual Property, which, for the avoidance of doubt, is governed by Section 5.2(b)(xiv)), except (A) pursuant to Seaways Material Contracts in effect prior to the execution of this Agreement, (B) dispositions of obsolete or worthless equipment, in each case, in the ordinary course of business, (C) for transactions among Seaways and its wholly owned Seaways Subsidiaries or among wholly owned Seaways Subsidiaries, (D) charters of Seaways Vessels in the ordinary course of business, (E) a sale of its interest in the FSO Joint Ventures (or any of the assets of the FSO Joint Ventures) and (F) for sales of any Seaways Vessel built and delivered prior to January 1, 2012 having a fair market value of up to $75,000,000 in the aggregate for all such sales, in each case sold in an arm’s-length transaction;

(xiv)      (A) sell, license, sublicense, covenant not to assert, allow to lapse, fail to maintain, transfer, or otherwise abandon or dispose of, or subject to any Lien (other than Permitted Liens), any material Seaways Intellectual Property, except for non-exclusive licenses granted in the ordinary course of business (1) to customers or (2) to service providers for use for the benefit of Seaways or the Seaways Subsidiaries; or (B) disclose to any third parties any trade secrets or material confidential information of Seaways or any Seaways Subsidiary, except pursuant to reasonable protective confidentiality agreements;

(xv)       (A) compromise or settle any claim, litigation, investigation or proceeding, in each case made or pending by or against Seaways or any of the Seaways Subsidiaries (for the avoidance of doubt, including any compromise or settlement with respect to matters in which any of them is a plaintiff), or any of their employees, officers or directors in their capacities as such, other than the compromise or settlement of claims, litigation, investigations or proceedings that: (1) (aa) is made in the ordinary course of business or (bb) involves the payment by Seaways of an amount not in excess of $5,000,000 for any single claim, litigation, investigation or proceeding (excluding any amounts that insurance companies have agreed to pay under existing insurance policies), (2) do not involve an admission of guilt or impose any injunctive or other non-monetary remedy or a material restriction on Seaways and the Seaways Subsidiaries (other than customary release, confidentiality and non-disparagement obligations) and (3) do not provide for the sale, licensing, sublicensing, covenanting not to assert, allowing to lapse, failure to maintain, transfer, failure to maintain, other disposition of or subjecting to any Lien (other than Permitted Liens) any material Intellectual Property or (B) commence any material claim, litigation, investigation or proceeding, other than in the ordinary course of business;

(xvi)      make or change any material Tax election, change any Tax accounting period for purposes of a material Tax or material method of Tax accounting, file any material amended Tax Return, settle or compromise any audit or proceeding relating to Taxes or, except in the ordinary course of business, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of U.S. state, local, or non-U.S. Law) with respect to any material Tax, or surrender any right to claim a material Tax refund;

(xvii)    except for capital expenditures (A) incurred in the ordinary course of business in accordance with Seaways’ budget plan provided to Diamond prior to the execution of this Agreement, (B) that are reasonably incurred to protect the health and safety of employees, consultants, customers, suppliers or others having business dealings with Seaways or the safety of Seaways Vessels and/or their cargo, make any new capital expenditure or expenditures in excess of $250,000 individually or $2,000,000 in the aggregate;

(xviii)   except in the ordinary course of business or in connection with any transaction to the extent specifically permitted by any other clause of this Section 5.2(b), (A) enter into any Contract that would, if entered into prior to the date hereof, be a Seaways Material Contract or Seaways Lease, or (B) materially modify, materially amend or terminate or fail to renew any Seaways Material Contract or any Seaways Lease, or waive, release or assign any material rights or claims thereunder in a manner that is adverse to Seaways or any of the Seaways Subsidiaries; provided that notwithstanding anything to the contrary set forth in this Section 5.2(b), Seaways may charter in vessels from a third party on commercially reasonable terms; provided, further, that, notwithstanding anything to the contrary herein, Seaways shall be permitted to enter into charters of Seaways Vessels in the ordinary course of business;

(xix)      authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization, redomiciliation or other reorganization other than transactions involving only immaterial wholly owned Seaways Subsidiaries (other than Merger Sub) or file a petition in bankruptcy; or

(xx)       materially reduce the amount of insurance coverage or fail to use reasonable best efforts to renew any material existing insurance policies;

(xxi)      amend or otherwise modify any engagement letter between Seaways and any financial advisor described in Section 4.23, or enter into a new engagement letter with any such financial advisor;

(xxii)     create any Subsidiary; or

(xxiii)   agree, in writing or otherwise, to take any of the foregoing actions.

Section 5.3     Solicitation by Diamond.

(a)       From and after the date of this Agreement until the earlier of the Effective Time and the time, if any, at which this Agreement is terminated in accordance with Section 8.1, and except as otherwise specifically provided for in this Section 5.3, Diamond agrees that it shall not (and that the Diamond Board of Directors shall not and that Diamond shall cause each Diamond Subsidiary not to), and that it shall cause its and its Subsidiaries’ officers and employees not to, and that it shall use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives not to, directly or indirectly: (i) solicit, initiate or knowingly encourage or knowingly facilitate any inquiry, proposal or offer, or the making, submission, modification or amendment or announcement of any inquiry, proposal or offer (including any inquiry, proposal or offer to its shareholders) which constitutes or would be reasonably expected to lead to a Diamond Competing Proposal, (ii) participate in or engage in any negotiations or discussions (other than to state that they are not permitted to have discussions) regarding, or furnish to any Person any nonpublic information relating to Diamond or any Diamond Subsidiary in connection with, any inquiry, proposal or offer which constitutes or would be reasonably expected to lead to a Diamond Competing Proposal, (iii) except in the event the Diamond Board of Directors has determined in good faith after consultation with Diamond’s outside legal counsel that the failure to take such action would be reasonably likely to constitute a breach of the fiduciary duties of the members of the Diamond Board of Directors under applicable Republic of the Marshall Islands Law, waive, terminate, modify or release any Person (other than Seaways, Merger Sub or any Seaways Subsidiary) from any provision of, or grant any permission, waiver or request under, or fail to enforce, any “standstill” or similar agreement or obligation; provided that Seaways shall notify Diamond promptly (and in any event within twenty-four (24) hours of any such waiver, termination, modification, release or grant of permission, waiver or request), (iv) approve or recommend, propose publicly to approve or recommend, or fail to timely publicly and without qualification recommend against, any Diamond Competing Proposal and reaffirm the Diamond Board Recommendation, in each case, within ten (10) business days after the Diamond Competing Proposal is made public (including upon request of Seaways to do so) (or such fewer number of days as remains prior to the date that is two (2) business days prior to the Diamond Special Meeting), (v) fail to include the Diamond Board Recommendation in the Proxy Statement/Prospectus, (vi) withdraw, change, amend, modify or qualify, or otherwise propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to Seaways, the Diamond Board Recommendation, (vii) enter into any letter of intent or other document or agreement relating to, or any agreement or commitment providing for, any Diamond Competing Proposal, other than an Acceptable Confidentiality Agreement, or (viii) resolve or agree to do any of the foregoing (any act or failure to act described in clauses (iv) through (vii) above, a “Diamond Change of Recommendation”). Diamond shall immediately cease, and cause its Subsidiaries and its and their respective directors, officers and employees to cease, and shall use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives to immediately cease, any and all existing discussions or negotiations with any parties (or provision of any nonpublic information to any parties) conducted heretofore with respect to any Diamond Competing Proposal or Diamond Inquiry. Diamond shall, and shall cause its affiliates to, promptly (x) cause (to the extent it has not already done so prior to the date of this Agreement) any Person that has executed a confidentiality or non-disclosure agreement in connection with any Diamond Competing Proposal or Diamond Inquiry that remains in effect as of the date of this Agreement to return or destroy all confidential information in the possession of such Person or its Representatives in accordance with such non-disclosure agreement and (y) terminate access by any other Person and its Representatives to any physical or electronic data room or other access to data or information by Diamond or any of its Subsidiaries, in each case, relating to or in connection with, any Diamond Competing Proposal or Diamond Inquiry. Diamond shall promptly following the execution of this Agreement inform its and its relevant Subsidiaries’ Representatives of Diamond’s obligations under this Section 5.3. For purposes of this Section 5.3, the term “Person” means any Person or “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to Diamond, Seaways or any Seaways Subsidiaries. Notwithstanding anything to the contrary contained in this Agreement, Diamond, the Diamond Subsidiaries and their respective Representatives may in any event (A) seek to clarify and understand the terms and conditions of any Diamond Competing Proposal (or amended proposal) solely to determine whether such Diamond Competing Proposal constitutes or would reasonably be expected to lead to a Diamond Superior Proposal and (B) inform a Person that has made a Diamond Competing Proposal or an inquiry, proposal or offer which would reasonably be expected to lead to a Diamond Competing Proposal of the provisions of this Section 5.3, in each case, so long as Diamond, the Diamond Subsidiaries and their respective Representatives otherwise comply with this Section 5.3 in connection therewith.

(b)       Notwithstanding the limitations set forth in Section 5.3(a), if Diamond receives, after the date hereof and prior to the receipt of the Diamond Shareholder Approval, a bona fide, unsolicited, written Diamond Competing Proposal from any Person that did not result from a breach of this Section 5.3, which the Diamond Board of Directors determines in good faith after consultation with Diamond’s outside legal and financial advisors, constitutes a Diamond Superior Proposal or is reasonably likely to lead to a Diamond Superior Proposal, then, subject to compliance with Section 5.3(c), Diamond may take the following actions: (x) furnish nonpublic information that was previously furnished to Seaways to the Person making such Diamond Competing Proposal, if, and only if, prior to so furnishing such information, Diamond receives from such Person an executed Acceptable Confidentiality Agreement (and provides a copy of such Acceptable Confidentiality Agreement to Seaways) and (y) engage in discussions or negotiations with such Person with respect to the Diamond Competing Proposal.

(c)       Diamond shall notify Seaways promptly (but in no event later than twenty-four (24) hours) after receipt of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Diamond Competing Proposal, or any inquiry or request for nonpublic information relating to Diamond or any Diamond Subsidiary by any Person who has made or would reasonably be expected to make any Diamond Competing Proposal (each of the foregoing, a “Diamond Inquiry”). Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the Person making the Diamond Inquiry or with whom Diamond is engaging in discussions or negotiations, and the material terms (including price) and conditions of any such Diamond Inquiry or the nature of the information requested pursuant to such Diamond Inquiry. In addition, Diamond shall promptly (but in any event within twenty-four (24) hours) after the receipt thereof, provide to Seaways copies of any proposed draft agreements and other written documentation material to understanding any Diamond Competing Proposal or Diamond Inquiry which is received by Diamond from any Person (or from any Representatives of such Person) making such Diamond Competing Proposal or Diamond Inquiry or with whom discussions or negotiations would reasonably be expected to lead to a Diamond Competing Proposal. Diamond shall keep Seaways reasonably informed of the status and material terms and conditions (including any amendments or proposed amendments to such material terms or conditions) of any such Diamond Competing Proposal or Diamond Inquiry and keep Seaways reasonably informed as to the nature of any information requested of Diamond or any Diamond Subsidiary or any of their respective Representatives with respect thereto. Neither Diamond nor any of its affiliates will enter into any agreement with any Person which prohibits Diamond from providing any information to Seaways in accordance with, or otherwise complying with, this Section 5.3.

(d)       Notwithstanding anything in this Section 5.3 (other than Section 5.3(e)) or Section 5.5 to the contrary, at any time prior to the receipt of the Diamond Shareholder Approval, the Diamond Board of Directors may make a Diamond Change of Recommendation following receipt of a bona fide, unsolicited, written Diamond Competing Proposal, which the Diamond Board of Directors determines in good faith after consultation with Diamond’s outside legal and financial advisors is a Diamond Superior Proposal, in each case, if and only if, (x) neither Diamond nor any of its Representatives solicited, encouraged or facilitated such Diamond Competing Proposal in breach of, or is otherwise in breach of, the provisions of this Section 5.3, and (y) the Diamond Board of Directors has determined in good faith after consultation with Diamond’s outside legal counsel that the failure to take such action would be reasonably likely to constitute a breach of the fiduciary duties of the members of the Diamond Board of Directors under applicable Republic of the Marshall Islands Law.

(e)       Prior to Diamond making a Diamond Change of Recommendation in accordance with Section 5.3(d), Diamond shall provide Seaways with five (5) business days’ prior written notice (it being understood and agreed that any material amendment to the applicable Diamond Competing Proposal shall require a new notice and an additional two (2) business day period) advising Seaways that the Diamond Board of Directors intends to take such action and contemporaneously providing to Seaways a copy of the Diamond Superior Proposal, a copy of any proposed agreements for such Diamond Superior Proposal (including any financing commitments related thereto) and indicating the identity of the Person making such Diamond Competing Proposal (or, in each case, if not provided in writing to Diamond or any of its Representatives, a written summary of the terms thereof), and during such initial five (5) business day or subsequent two (2) business day period, (x) Diamond shall negotiate, and cause its Representatives to negotiate, with Seaways and its Representatives in good faith (to the extent Seaways wishes to negotiate) to enable Seaways to determine whether to propose revisions to the terms of this Agreement or any other agreement related to the Transactions such that such Diamond Competing Proposal would no longer constitute a Diamond Superior Proposal and (y) Diamond shall consider in good faith any proposal by Seaways to amend the terms and conditions of this Agreement or any other agreement related to the Transactions such that such Diamond Competing Proposal would no longer constitute a Diamond Superior Proposal.

(f)       Subject to Seaways’ rights pursuant to Section 8.1 and Section 8.2(b), nothing contained in this Agreement shall prohibit Diamond or the Diamond Board of Directors from (i) disclosing to Diamond’s shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any “stop, look and listen” communication to the Diamond shareholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act limited to the information specified in such rule; provided that this Section 5.3(f) shall not permit the Diamond Board of Directors to make a Diamond Change of Recommendation except in compliance with Section 5.3(d) and Section 5.3(e) or take any other action with respect to any inquiry, proposal or offer that constitutes or would reasonably be expected to constitute a Diamond Competing Proposal except to the extent such action is explicitly permitted by the other paragraphs of this Section 5.3.

Section 5.4     Solicitation by Seaways.

(a)       From and after the date of this Agreement until the earlier of the Effective Time and the time, if any, at which this Agreement is terminated in accordance with Section 8.1, and except as otherwise specifically provided for in this Section 5.4, Seaways agrees that it shall not (and that the Seaways Board of Directors shall not and that Seaways shall cause each Seaways Subsidiary not to), and that it shall cause its and its Subsidiaries’ officers and employees not to, and that it shall use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives not to, directly or indirectly: (i) solicit, initiate or knowingly encourage or knowingly facilitate any inquiry, proposal or offer, or the making, submission, modification or amendment or announcement of any inquiry, proposal or offer (including any inquiry, proposal or offer to its shareholders) which constitutes or would be reasonably expected to lead to a Seaways Competing Proposal, (ii) participate in or engage in any negotiations or discussions (other than to state that they are not permitted to have discussions) regarding, or furnish to any Person any nonpublic information relating to Seaways or any Seaways Subsidiary in connection with, any inquiry, proposal or offer which constitutes or would be reasonably expected to lead to a Seaways Competing Proposal, (iii) except in the event the Seaways Board of Directors has determined in good faith after consultation with Seaways’ outside legal counsel that failure to take such action would be reasonably likely to constitute a breach of the fiduciary duties of the members of the Seaways Board of Directors under applicable Republic of the Marshall Islands law, waive, terminate, modify or release any Person (other than Diamond or any Diamond Subsidiary) from any provision of, or grant any permission, waiver or request under, or fail to enforce, any “standstill” or similar agreement or obligation provided that Diamond shall notify Seaways promptly (and in any event within twenty-four (24) hours of any such waiver, termination, modification, release or grant of permission, waiver or request, (iv) approve or recommend, propose publicly to approve or recommend, or fail to timely publicly and without qualification recommend against, any Seaways Competing Proposal and reaffirm the Seaways Board Recommendation, in each case, within ten (10) business days after the Seaways Competing Proposal is made public (including upon request of Diamond to do so) (or such fewer number of days as remains prior to the date that is two (2) business days prior to the Seaways Special Meeting), (v) fail to include the Seaways Board Recommendation in the Proxy Statement/Prospectus, (vi) withdraw, change, amend, modify or qualify, or otherwise propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to Diamond, the Seaways Board Recommendation, (vii) enter into any letter of intent or other document or agreement relating to, or any agreement or commitment providing for, any Seaways Competing Proposal, other than an Acceptable Confidentiality Agreement, or (viii) resolve or agree to do any of the foregoing (any act or failure to act described in clauses (iv) through (vii) above, a “Seaways Change of Recommendation”). Seaways shall immediately cease, and cause its Subsidiaries and its and their respective directors, officers and employees to cease, and shall use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives to immediately cease, any and all existing discussions or negotiations with any parties (or provision of any nonpublic information to any parties) conducted heretofore with respect to any Seaways Competing Proposal or Seaways Inquiry. Seaways shall, and shall cause its affiliates to, promptly (x) cause (to the extent it has not already done so prior to the date of this Agreement) any Person that has executed a confidentiality or non-disclosure agreement in connection with any Seaways Competing Proposal or Seaways Inquiry that remains in effect as of the date of this Agreement to return or destroy all confidential information in the possession of such Person or its Representatives in accordance with such non-disclosure agreement and (y) terminate access by any other Person and its Representatives to any physical or electronic data room or other access to data or information by Seaways or any of its Subsidiaries, in each case, relating to or in connection with, any Seaways Competing Proposal or Seaways Inquiry. Diamond. Seaways shall promptly following the execution of this Agreement inform its and its relevant Subsidiaries’ Representatives of Seaways’ obligations under this Section 5.4. For purposes of this Section 5.4, the term “Person” means any Person or “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to Seaways, Diamond or any Diamond Subsidiaries. Notwithstanding anything to the contrary contained in this Agreement, Seaways, the Seaways Subsidiaries and their respective Representatives may in any event (A) seek to clarify and understand the terms and conditions of any Seaways Competing Proposal (or amended proposal) solely to determine whether such Seaways Competing Proposal constitutes or would reasonably be expected to lead to a Seaways Superior Proposal and (B) inform a Person that has made a Seaways Competing Proposal or an inquiry, proposal or offer which would reasonably be expected to lead to a Seaways Competing Proposal of the provisions of this Section 5.4, in each case, so long as Seaways, the Seaways Subsidiaries and their respective Representatives otherwise comply with this Section 5.4 in connection therewith.

(b)       Notwithstanding the limitations set forth in Section 5.4(a), if Seaways receives, after the date hereof and prior to the receipt of the Seaways Shareholder Approval, a bona fide, unsolicited, written Seaways Competing Proposal from any Person that did not result from a breach of this Section 5.4, which the Seaways Board of Directors determines in good faith after consultation with Seaways’ outside legal and financial advisors constitutes a Seaways Superior Proposal or is reasonably likely to lead to a Seaways Superior Proposal, then, subject to compliance with Section 5.4(c), Seaways may take the following actions: (x) furnish nonpublic information that was previously furnished to Diamond to the Person making such Seaways Competing Proposal, if, and only if, prior to so furnishing such information, Seaways receives from such Person an executed Acceptable Confidentiality Agreement and (y) engage in discussions or negotiations with such Person with respect to the Seaways Competing Proposal (and provides a copy of such Acceptable Confidentiality Agreement to Diamond).

(c)       Seaways shall notify Diamond promptly (but in no event later than twenty-four (24) hours) after receipt of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Seaways Competing Proposal, or any inquiry or request for nonpublic information relating to Seaways or any Seaways Subsidiary by any Person who has made or would reasonably be expected to make any Seaways Competing Proposal (each of the foregoing, a “Seaways Inquiry”). Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the Person making the Seaways Inquiry or with whom Seaways is engaging in discussions or negotiations, and the material terms (including price) and conditions of any such Seaways Inquiry or the nature of the information requested pursuant to such Seaways Inquiry. In addition, Seaways shall promptly (but in any event within twenty-four (24) hours) after the receipt thereof, provide to Diamond copies of any proposed draft agreements and other written documentation material to understanding any Seaways Competing Proposal or Seaways Inquiry which is received by Seaways from any Person (or from any Representatives of such Person) making such Seaways Competing Proposal or Seaways Inquiry or with whom discussions or negotiations would reasonably be expected to lead to a Seaways Competing Proposal. Seaways shall keep Diamond reasonably informed of the status and material terms and conditions (including any amendments or proposed amendments to such material terms or conditions) of any such Seaways Competing Proposal or Seaways Inquiry and keep Diamond reasonably informed as to the nature of any information requested of Seaways or any Seaways Subsidiary or any of their respective Representatives with respect thereto. Neither Seaways nor any of its affiliates will enter into any agreement with any Person which prohibits Seaways from providing any information to Diamond in accordance with, or otherwise complying with, this Section 5.4.

(d)       Notwithstanding anything in this Section 5.4 (other than Section 5.4(e)) or Section 5.5 to the contrary, at any time prior to the receipt of the Seaways Shareholder Approval, the Seaways Board of Directors may make a Seaways Change of Recommendation following receipt of a bona fide, unsolicited, written Seaways Competing Proposal, which the Seaways Board of Directors determines in good faith after consultation with Seaways’ outside legal and financial advisors is a Seaways Superior Proposal, in each case, if and only if, (x) neither Seaways nor any of its Representatives solicited, encouraged or facilitated such Seaways Competing Proposal in breach of, or is otherwise in breach of, the provisions of this Section 5.4, and (y) the Seaways Board of Directors has determined in good faith after consultation with Seaways’ outside legal counsel that the failure to take such action would be reasonably likely to constitute a breach of the fiduciary duties of the members of the Seaways Board of Directors under applicable Republic of the Marshall Islands Law.

(e)       Prior to Seaways making a Seaways Change of Recommendation in accordance with Section 5.4(d), Seaways shall provide Diamond with five (5) business days’ prior written notice (it being understood and agreed that any material amendment to the applicable Seaways Competing Proposal shall require a new notice and an additional two (2) business day period) advising Diamond that the Seaways Board of Directors intends to take such action and contemporaneously providing to Diamond a copy of the Seaways Superior Proposal, a copy of any proposed agreements for such Seaways Superior Proposal (including any financing commitments related thereto) and indicating the identity of the Person making such Seaways Competing Proposal (or, in each case, if not provided in writing to Seaways or any of its Representatives, a written summary of the terms thereof), and during such initial (5) business day or subsequent two (2) business day period, (x) Seaways shall negotiate, and cause its Representatives to negotiate, with Diamond and its Representatives in good faith (to the extent Diamond wishes to negotiate) to enable Diamond to determine whether to propose revisions to the terms of this Agreement or any other agreement related to the Transactions such that such Seaways Competing Proposal would no longer constitute a Seaways Superior Proposal and (y) Seaways shall consider in good faith any proposal by Diamond to amend the terms and conditions of this Agreement or any other agreement related to the Transactions such that such Seaways Competing Proposal would no longer constitute a Seaways Superior Proposal.

(f)       Subject to Diamond’s rights under Section 8.1 and Section 8.2(c), nothing contained in this Agreement shall prohibit Seaways or the Seaways Board of Directors from (i) disclosing to Seaways’ shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any “stop, look and listen” communication to the Seaways shareholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act limited to the information specified in such rule; provided that this Section 5.4(f) shall not permit the Seaways Board of Directors to make a Seaways Change of Recommendation except in compliance with Section 5.4(d) and Section 5.4(e) or take any other action with respect to any inquiry, proposal or offer that constitutes or would reasonably be expected to constitute a Seaways Competing Proposal except to the extent such action is explicitly permitted by the other paragraphs of this Section 5.4.

Section 5.5     Preparation of the Form S-4, the Proxy Statement/Prospectus; Diamond Special Meeting and Seaways Special Meeting.

(a)       As promptly as reasonably practicable following the date of this Agreement, (i) Diamond and Seaways shall jointly prepare and cause to be filed with the SEC the Proxy Statement/Prospectus in preliminary form, and (ii) Seaways shall prepare the Form S-4 with respect to the Seaways Shares issuable in the Merger, which will include the Proxy Statement/Prospectus and which Seaways shall cause to be filed with the SEC. Each of Diamond and Seaways shall use its reasonable best efforts to (1) to make such filings no later than thirty-five (35) days after the date of this Agreement, (2) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filings and thereafter as promptly as practicable mail or deliver the Proxy Statement/Prospectus to their respective shareholders, (3) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act or Securities Act and (4) keep the Form S-4 effective for so long as necessary to complete the Merger. Each of Diamond and Seaways shall furnish all information concerning itself, its directors, officers, affiliates, the holders of its shares and such other matters as may be reasonably necessary or advisable to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing, distribution or publication, as applicable, of each of the Form S-4 and the Proxy Statement/Prospectus. Each of Diamond and Seaways shall promptly notify the other upon the receipt of any comments or other communications from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Form S-4 or the Proxy Statement/Prospectus, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on one hand, and the SEC or its staff, on the other hand, and all written comments with respect to the Proxy Statement/Prospectus or the Form S-4 received from the SEC or its staff and advise the other party of any oral comments with respect to the Proxy Statement/Prospectus or the Form S-4 received from the SEC or its staff. Each of Diamond and Seaways shall use its reasonable best efforts to make available to the other Party and respond as promptly as practicable to any comments or other communications from the SEC or its staff with respect to the Proxy Statement/Prospectus, and Seaways shall use its reasonable best efforts to respond as promptly as practicable to any comment from the SEC or its staff with respect to the Form S-4. Notwithstanding the foregoing, prior to (x) filing the Form S-4 (or any amendment or supplement thereto), (y) filing or mailing the Proxy Statement/Prospectus (or any amendment or supplement thereto), or (z) responding to any comments of the SEC or its staff with respect to the Form S-4 or the Proxy Statement/Prospectus, each of Diamond and Seaways shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response in advance (including the proposed final version of such document or response) and consider in good faith any comments provided by Diamond or Seaways or any of their respective Representatives with respect thereto. No filing of, or amendment or supplement to, the Form S-4 or the Proxy Statement/Prospectus will be made by Diamond or Seaways, as applicable, without the other’s prior written consent (not to be unreasonably withheld, conditioned or delayed) and without providing the other Party a reasonable opportunity to review and comment thereon. Seaways shall advise Diamond, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4 or upon filing any supplement or amendment thereto, the issuance of any stop order relating thereto or the suspension of the qualification of the Seaways Shares issuable in connection with the Merger for offering or sale in any jurisdiction, and Seaways shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Seaways shall also use its reasonable best efforts to take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Seaways Shares in the Merger, and Diamond shall furnish all information concerning Diamond, the Diamond Subsidiaries and the holders of Diamond Shares as may be reasonably requested in connection with any such actions. Each of Diamond and Seaways will use its reasonable best efforts to ensure that the information relating to Diamond and its affiliates, officers and directors in the case of Diamond, and relating to Seaways and its affiliates, officers and directors in the case of Seaways, contained in the Form S-4 and the Proxy Statement/Prospectus will not, (x) in the case of the Proxy Statement/Prospectus, on the date the Proxy Statement/Prospectus (and any amendment or supplement thereto) is first mailed to the shareholders of Diamond or Seaways and (y) in the case of the Form S-4, at the time the Form S-4 (and any amendment or supplement thereto) is filed and the date it is declared effective or any post-effective amendment thereto is filed or is declared effective, or at the time of the Seaways Special Meeting (as it may be adjourned or postponed in accordance with the terms hereof), contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading.

(b)       If any information relating to Diamond or Seaways, respectively, or any of their respective affiliates, officers or directors, should be discovered by Diamond or Seaways which, in the reasonable judgment of Diamond or Seaways, respectively, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties, and Diamond and Seaways shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement/Prospectus or the Form S-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to shareholders of Diamond and the shareholders of Seaways. Nothing in this Section 5.5(b) shall limit the obligations of any Party under Section 5.5(a). For purposes of this Section 5.5, any information concerning or related to Diamond, its affiliates or the Diamond Special Meeting will be deemed to have been provided by Diamond, and any information concerning or related to Seaways, its affiliates or the Seaways Special Meeting will be deemed to have been provided by Seaways.

(c)       Diamond shall, in accordance with applicable Law and the Diamond Governing Documents, establish a record date for, duly call, give notice of the Diamond Special Meeting as promptly as practicable and mail the Proxy Statement/Prospectus the shareholders of Diamond entitled to vote at the Diamond Special Meeting and hold the Diamond Special Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act (or such later date as the Parties shall agree), subject to Section 5.5(e). Diamond shall, through the Diamond Board of Directors, make the Diamond Board Recommendation, include such Diamond Board Recommendation in the Proxy Statement/Prospectus and solicit and use its reasonable best efforts to obtain the Diamond Shareholder Approval, except in each case to the extent that the Diamond Board of Directors shall have made a Diamond Change of Recommendation as permitted by Section 5.3. Notwithstanding the foregoing provisions of this Section 5.5(c), Diamond shall have the right, following consultation with Seaways, to make (and, if so requested by Seaways, shall be required to make) one or more successive postponements or adjournments of the Diamond Special Meeting of not more than fifteen (15) days individually (i) if, on a date for which the Diamond Special Meeting is scheduled, Diamond has not received proxies representing a sufficient number of Diamond Shares to obtain the Diamond Shareholder Approval, whether or not a quorum is present, or (ii) if such adjournment or postponement is required by applicable Law, including to the extent such adjournment or postponement is required under applicable Law to ensure that any required supplement or amendment to the Proxy Statement/Prospectus is provided or made available to Diamond shareholders or to permit dissemination of information which is material to shareholders voting at the Diamond Special Meeting and to give Diamond shareholders sufficient time to evaluate any such supplement or amendment or other information; provided that the Diamond Special Meeting shall not be postponed or adjourned to a date that is in the aggregate more than thirty (30) days after the date for which the Diamond Special Meeting was originally scheduled (without giving effect to any postponement). Once Diamond has established a record date for the Diamond Special Meeting, Diamond shall not change such record date or establish a different record date for the Diamond Special Meeting without the prior written consent of Seaways, unless, following consultation with Seaways, required to do so by applicable Law or the Diamond Governing Documents. Without the prior written consent of Seaways, the adoption of the Plan of Merger shall be the only matter (other than matters of procedure, matters required by applicable Law to be voted on by Diamond’s shareholders in connection with the authorization of the Plan of Merger and, if applicable, a “Say-on-Golden-Parachute” vote) that Diamond shall propose to be acted on by the shareholders of Diamond at the Diamond Special Meeting. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Diamond Special Meeting shall be convened and the Plan of Merger shall be submitted for authorization by the shareholders of Diamond at the Diamond Special Meeting, and nothing contained herein shall be deemed to relieve Diamond of such obligation.

(d)       Seaways shall, in accordance with applicable Law and the Seaways Governing Documents, establish a record date for, duly call, give notice of the Seaways Special Meeting at which the Seaways Share Issuance will be proposed for the purpose of obtaining the Seaways Shareholders Approval as promptly as practicable and mail the Proxy Statement/ Prospectus to the shareholders of Seaways entitled to vote at the Seaways Special Meeting and hold the Seaways Special Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act (or such later date as the Parties shall agree), subject to Section 5.5(e). Seaways shall, through the Seaways Board of Directors, make the Seaways Board Recommendation, include the Seaways Board Recommendation in the Form S-4, and solicit and use its reasonable best efforts to obtain the Seaways Shareholder Approval, except in each case to the extent that the Seaways Board of Directors shall have made a Seaways Change of Recommendation as permitted by Section 5.4. Notwithstanding the foregoing provisions of this Section 5.5(c), Seaways shall have the right, following consultation with Diamond, to make (and, if so requested by Diamond, shall be required to make) one or more successive postponements or adjournments of the Seaways Special Meeting of not more than fifteen (15) days individually (i) if, on a date for which the Seaways Special Meeting is scheduled, Seaways has not received proxies representing a sufficient number of Seaways Shares to obtain the Seaways Shareholder Approval, whether or not a quorum is present, or (ii) if such adjournment or postponement is required by applicable Law, including to the extent such adjournment or postponement is required under applicable Law to ensure that any required supplement or amendment to the Form S-4 is provided or made available to Seaways shareholders or to permit dissemination of information which is material to shareholders voting at the Seaways Special Meeting and to give Seaways shareholders sufficient time to evaluate any such supplement or amendment or other information; provided that the Seaways Special Meeting shall not be postponed or adjourned to a date that is in the aggregate more than thirty (30) days after the date for which the Seaways Special Meeting was originally scheduled (without giving effect to any postponement). Once Seaways has established a record date for the Seaways Special Meeting, Seaways shall not change such record date or establish a different record date for the Seaways Special Meeting without the prior written consent of Diamond, unless, following consultation with Diamond, required to do so by applicable Law or the Seaways Governing Documents. Without the prior written consent of Diamond, the Seaways Share Issuance shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by Seaways’ shareholders in connection with the approval of this Agreement and the Transactions and, if applicable, a “Say-on-Golden Parachute” vote) that Seaways shall propose to be acted on by the shareholders of Seaways at the Seaways Special Meeting. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Seaways Special Meeting shall be convened and the Seaways Shares Issuance shall be submitted for approval by the shareholders of Seaways at the Seaways Special Meeting, and nothing contained herein shall be deemed to relieve Seaways of such obligation.

(e)       Diamond and Seaways will use their respective reasonable best efforts to hold the Diamond Special Meeting and the Seaways Special Meeting as closely together in time as practicable and on the same date and as soon as reasonably practicable after the date of this Agreement.

Section 5.6     No Control of Other Party’s Business. Nothing contained in this Agreement shall give either Diamond or Seaways, directly or indirectly, the right to control or direct the business or operations of the other Party prior to the Effective Time. Prior to the Effective Time, each of Diamond and Seaways shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective business and operations.

Article VI.

ADDITIONAL AGREEMENTS

Section 6.1     Access; Confidentiality; Notice of Certain Events.

(a)       From the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, to the extent permitted by applicable Law, (i) each of Diamond and Seaways shall, and shall cause each of the Diamond Subsidiaries and the Seaways Subsidiaries, respectively, to afford to the other Party and to the Representatives of such other Party who have a need to know such information reasonable access during normal business hours and upon reasonable advance notice in a manner that does not interfere unreasonably with the disclosing Party’s business to all of their respective properties, offices, books, Contracts, personnel and records, (ii) each of Diamond and Seaways shall, and shall cause each of the Diamond Subsidiaries and the Seaways Subsidiaries, respectively, to, furnish reasonably promptly to the other Party all information (financial or otherwise) concerning its business, properties, vessels and personnel as such other Party may reasonably request and (iii) each of Diamond and Seaways shall instruct their respective Representatives, ship managers and pool managers, as applicable, to cooperate in connection with such access and disclosure obligations. Notwithstanding the foregoing, neither Diamond nor Seaways shall be required by this Section 6.1 to provide the other Party or the Representatives of such other Party with access to or to disclose information (A) that such Party or its Representatives is prohibited from providing under the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business and not otherwise in breach of this Agreement (provided, however, that the withholding Party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (B) the disclosure of which would violate any applicable Law or legal duty (provided, however, that the withholding Party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any such Law or duty), (C) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the withholding Party shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege) or (D) if doing so would violate any COVID-19 Measure or policy or guideline related to COVID-19 or if doing so would, in the reasonable determination of the disclosing party, endanger the health and safety of the personnel of the disclosing party as a result of COVID-19 or any worsening or resurgence thereof (provided, however, that (x) the disclosing party shall use reasonable best efforts to provide appropriate substitute arrangements to permit reasonable access or disclosure not in violation of any such COVID-19 Measure or otherwise reasonably required to protect health and safety of the personnel of the disclosing party as a result of COVID-19 or any worsening or resurgence thereof and (y) the Parties do not intend this clause (D) to prohibit in-person inspections of vessels). Each of Diamond and Seaways will use its commercially reasonable efforts to minimize any disruption to the businesses of the other Party that may result from the requests for access, data and information hereunder.

(b)       Each of Diamond and Seaways will hold, and will cause its Representatives and affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 6.1, in confidence to the extent required by and in accordance with the terms of the Confidentiality Agreement.

(c)       Diamond shall give prompt notice to Seaways, and Seaways shall give prompt notice to Diamond of any of the following to occur after the date of this Agreement, (i) any notice required to be delivered pursuant to, or other written communication received by such Party or any of its Subsidiaries under, the Termination Agreements or the Debt Consents, the Debt Amendment Letters or the Existing Debt Agreement, (ii) any notice or other material communication received by such Party or any of its Subsidiaries from any Governmental Entity in connection with this Agreement, the Merger or other Transactions, or from any other Person alleging that the consent of such Person is or may be required in connection with the Merger or any other Transaction and (iii) upon becoming aware of the occurrence or impending occurrence of any breach or other fact, circumstance or Effect that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Merger set forth in Article VII not being satisfied or satisfaction of those conditions being materially delayed. Diamond shall keep Seaways reasonably apprised of the status of the transition of Diamond Vessels contemplated by the Termination Agreements.

(d)       No access, rights to inspection, information or notice delivered by either Party or any of their respective Representatives shall affect or be deemed to modify or waive any of the representations or warranties of the other Party set forth in this Agreement or be deemed to amend or update the Diamond Disclosure Letter or Seaways Disclosure Letter or cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any Party. The failure to deliver any notice pursuant to Section 6.1(c) shall not affect any of the conditions set forth in Article VII or give rise to any right to terminate under Article VIII, except for any such failure that constitutes a Willful Breach of this Agreement.

Section 6.2     Reasonable Best Efforts.

(a)       Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Merger and the other Transactions as promptly as practicable after the date hereof, including (i) (A) preparing and filing, in consultation with the other Party, all necessary or advisable applications, notices, petitions, filings and other documents required to be prepared or filed by such Party as promptly as practicable and advisable after the date hereof, and (B) using its reasonable best efforts to obtain as promptly as practicable and advisable and in any event prior to the Outside Date all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained by such Party from any third party and/or any Governmental Entity (including under the HSR Act) in order to consummate the Merger or any of the other Transactions and (ii) cooperating with the other Party required to file such applications, notices, petitions, filings and other documents by using its reasonable best efforts to take all steps as may be necessary in connection therewith, including providing all necessary information and assistance reasonably requested by such Party.

(b)       Each of Seaways and Diamond shall, in connection with the efforts referenced in Section 6.2(a) to obtain all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations for the Transactions under the HSR Act, (i) promptly file or cause to be filed, within fifteen (15) business days from the date hereof, or such later date as may be agreed between Seaways and Diamond, all required filings under the HSR Act; (ii) cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party under any Antitrust Law, including by allowing the other Party to have a reasonable opportunity to review and comment on drafts of any filings and submissions; (iii) promptly inform the other Party of any communication received by such Party from, or given by such Party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity with respect to any Antitrust Law, by promptly providing copies to the other Party of any such written communications, and of any material communication received or given in connection with any proceeding by a private party under any Antitrust Law, in each case regarding any of the Transactions; (iv) permit the other Party a reasonable opportunity to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with, the DOJ, the FTC or any other Governmental Entity with respect to the subject matter of this Section 6.2(b), or, in connection with any proceeding by a private party under any Antitrust Law, with any other Person and (v) to the extent permitted by the DOJ, the FTC or any other applicable Governmental Entity or other Person with respect to the subject matter of this Section 6.2(b), give the other Party a reasonable opportunity to attend and participate in any in-person meetings with the DOJ, the FTC or any other Governmental Entity or other Person with respect to the subject matter of this Section 6.2(b); provided that (x) any such written communications provided under this Section 6.2(b) may be redacted as necessary to address attorney-client privilege or to comply with applicable Law (provided, however, that the withholding Party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any such attorney-client privilege or Law); (y) portions of such copies that are competitively sensitive in the view of the disclosing party’s outside counsel may be redacted as necessary or designated so as to be provided to outside antitrust counsel only.

(c)       Each of Seaways and Diamond shall use its reasonable best efforts to obtain the expiration or termination of all waiting periods and all consents, waivers, authorizations and approvals of all third parties, including Governmental Entities, necessary, proper or advisable for the consummation of the Transactions and to provide any notices to third parties required to be provided prior to the Effective Time; provided that neither Diamond nor Seaways shall, without the prior written consent of the other Party, incur any significant expense or liability, enter into any significant new commitment or agreement or agree to any significant modification to any contractual arrangement to obtain such consents or certificates in each case, that would have a Diamond Material Adverse Effect or Seaways Material Adverse Effect, as the case may be.

Section 6.3     Publicity. Subject to Section 6.7 (solely with respect to communications directed to the employees of the Parties in their capacity as such), so long as this Agreement is in effect, neither Diamond nor Seaways shall issue or cause the publication of any press release or other public announcement with respect to the Merger, this Agreement or the other Transactions without the prior consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other public announcement with respect to the Merger, this Agreement or the other Transactions, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement as far in advance as is reasonably practicable and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that (i) without limiting any of its obligations under Section 5.3, Diamond shall not be required by this Section 6.3 to provide any such review or comment to Seaways with respect to any press release or other public announcement made in connection with a Diamond Change of Recommendation and matters related thereto or in connection with any litigation between the Parties and (ii) without limiting any of its obligations under Section 5.4, Seaways shall not be required by this Section 6.3 to provide any such review or comment to Diamond with respect to any press release or other public announcement made in connection with a Seaways Change of Recommendation and matters related thereto or in connection with any litigation between the Parties; provided, further, each Party and their respective affiliates may make statements that substantially reiterate (and are not inconsistent with) previous press releases, public disclosures or public statements made by Seaways and Diamond in compliance with this Section 6.3. Seaways and Diamond agree that the press release announcing the execution and delivery of this Agreement shall be a joint press release of Seaways and Diamond.

Section 6.4     Directors’ and Officers’ Insurance and Indemnification.

(a)       For not less than six (6) years from and after the Effective Time, Seaways shall cause the Surviving Corporation to indemnify and hold harmless all past and present directors and officers of Diamond and the Diamond Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including advancing reasonable fees and expenses in advance of the final disposition of any actual or threatened claim, action, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law and pursuant to the Diamond Governing Documents or the Organizational Documents of any Diamond Subsidiary or any indemnification agreements, if any, in existence on the date of this Agreement; provided such Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction has determined in a final, nonappealable judgment such Indemnified Party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions), whether asserted or claimed prior to, at or after the Effective Time, in connection with such persons serving as an officer or director of Diamond or any of the Diamond Subsidiaries or of any Person serving at the request of Diamond or any of the Diamond Subsidiaries as a director, officer, employee or agent of another Person, to the fullest extent permitted by Law and provided pursuant to the Diamond Governing Documents or the Organizational Documents of any Diamond Subsidiary or any indemnification agreements, if any, in existence on the date of this Agreement.

(b)       The Parties agree that for six (6) years after the Effective Time all rights to elimination or limitation of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the Indemnified Parties as provided in their respective articles of incorporation or by-laws (or comparable Organizational Documents) or in any agreement shall survive the Merger and shall continue in full force and effect. For six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the provisions in (i) the Diamond Governing Documents and the Organizational Documents of any Diamond Subsidiary and (ii) any other agreements of Diamond and the Diamond Subsidiaries with any Indemnified Party, in each case, regarding elimination or limitation of liability, indemnification of officers, directors, employees and agents or other fiduciaries and advancement of expenses that are in existence on the date of this Agreement, and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions) without the consent of such Indemnified Party.

(c)       Seaways shall cause the Surviving Corporation to maintain, for an aggregate period of not less than six (6) years from the Effective Time, the current directors’ and officers’ liability insurance policy maintained by Diamond with respect to claims arising from facts or events occurring at or prior to the Effective Time (the “D&O Insurance”); provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of four hundred percent (400%) of the last annual premium paid prior to the date of this Agreement by Diamond for such policy and if such premium for such insurance would at any time exceed such cap, then the Surviving Corporation shall cause to be maintained an insurance policy which, in the Surviving Corporation’s good faith determination, provides the maximum coverage available at an annual premium equal to such cap; provided, further, that Diamond may, prior to the Effective Time, substitute therefor a tail policy to Diamond’s current directors’ and officer’s liability insurance policy providing equivalent coverage with a cost not in excess of four hundred percent (400%) of the last annual premium paid prior to the date of this Agreement by Diamond for such policy. Diamond shall reasonably cooperate with Seaways prior to the Effective Time to enable Seaways, at the election of Seaways, to purchase such a tail policy. Notwithstanding anything in this Section 6.4 to the contrary, if any Indemnified Party notifies Seaways on or prior to the sixth anniversary of the Effective Time of a matter in respect of which such Person may seek indemnification pursuant to this Section 6.4, the provisions of this Section 6.4 that require the Surviving Corporation to indemnify and advance expenses shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto.

(d)       In the event Seaways or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Seaways or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.4. The provisions of this Section 6.4 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and Representatives.

Section 6.5     Takeover Statutes. The Parties shall (a) take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other Transactions or the transactions contemplated by the Voting and Support Agreements and (b) if any such Takeover Statute is or becomes applicable to the Merger, any of the other Transactions or any of the transactions contemplated by the Voting and Support Agreements, to take all action necessary so that the Merger, the other Transactions and the transactions contemplated by the Voting and Support Agreements may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise to eliminate or minimize the effect of such Takeover Statute on the Merger, the other Transactions and the transactions contemplated by the Voting and Support Agreement.

Section 6.6     Obligations of Merger Sub and the Surviving Corporation. Seaways shall take all action necessary to cause each of Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to cause Merger Sub to consummate the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.

Section 6.7     Employee Benefits Matters.

(a)       Unless a longer period is required by applicable Law, Seaways shall, or shall cause the Surviving Corporation or any applicable Seaways Subsidiary (the “Post-Closing Employer”) to provide, to each employee of Diamond or its Subsidiaries as of immediately prior to the Effective Time other than the individuals set forth in Section 6.7(a)(i) of the Disclosure Letter (such non-excluded employees, collectively, the “Continuing Employees”) with the following: (i) for nine (9) months following the Effective Time (or, if earlier, the termination of employment of such Continuing Employee), a base salary or wage level that is no less favorable than the base salary or wage level to which such Continuing Employee was entitled immediately prior to the Effective Time and (ii) for the period from the Effective Time through December 31, 2021 (or, if earlier, through the termination of employment of such Continuing Employee), other benefits, perquisites and other compensatory terms that are substantially similar, in the aggregate, to those provided to such Continuing Employee as of immediately prior to the Effective Time (including cash bonus opportunity and health and welfare benefits, but excluding all equity and equity-based compensation and severance). For any Continuing Employee who is terminated by the Post-Closing Employer without cause (as determined by the Post-Closing Employer in its sole discretion) on or prior to December 31, 2021 and who is not party to an agreement that provides a contractual right to severance or other termination benefits, the Post-Closing Employer will provide such Continuing Employee with the severance benefits set forth in, and subject to the terms and conditions of, Section 6.7(a)(ii) of the Disclosure Letter.

(b)       Following the Effective Time and upon the transition of the Continuing Employees to the Post-Closing Employer’s health and welfare benefit plans (the “New Benefit Plans”), (i) Seaways shall use commercially reasonable efforts, or shall use commercially reasonable efforts to cause the Post-Closing Employer to take commercially reasonable steps to ensure that no limitations or exclusions as to pre-existing conditions, evidence of insurability or good health, waiting periods or actively-at-work exclusions or other limitations or restrictions on coverage are applicable to any Continuing Employees or their dependents or beneficiaries under the New Benefit Plans and (ii) Seaways shall use commercially reasonable efforts, or shall use commercially reasonable efforts to cause the Post-Closing Employer to take commercially reasonable steps to provide that any costs or expenses incurred by Continuing Employees (and their dependents or beneficiaries) up to (and including) the Effective Time shall be taken into account for purposes of satisfying applicable deductible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under any such New Benefit Plan. Seaways shall use commercially reasonable efforts, or shall use commercially reasonable efforts to cause the Post-Closing Employer to take commercially reasonable steps to grant, or cause to be granted to, all Continuing Employees from and after the Effective Time credit for all service with the Diamond, Seaways or any Diamond or Seaways Subsidiary, prior to the Effective Time for all purposes (including eligibility to participate, vesting credit, eligibility to commence benefits, benefit accrual, early retirement subsidies and severance); provided that the foregoing service recognition shall not apply to the extent it would result in duplication of benefits for the same period of services.

(c)       Seaways and Diamond shall reasonably cooperate in respect of consultation obligations and similar notice and bargaining obligations owed to any employees or consultants of the Post-Closing Employer in accordance with all applicable Laws and works council or other bargaining agreements, if any.

(d)       Between the date of this Agreement and the Effective Time, Diamond and Seaways shall use their commercially reasonable efforts to cooperate with each other as necessary to enable the Parties to comply with the provisions of this Section 6.7 and to furnish to one another such information regarding employment and benefits (including information related to the provision of services by any third-party vendors) as the other may from time to time reasonably request.

(e)       No later than thirty (30) business days following the date of this Agreement, Diamond shall deliver to Seaways a list of each “disqualified individual” (as defined in Section 280G of the Code) of Diamond and its Subsidiaries and (i) Diamond’s reasonable, good faith estimate of the maximum amount (separately identifying single and double-trigger amounts and tax gross-up payments, if any) that could be paid to such disqualified individual under a Diamond Benefit Plan, and (to the extent such information is provided to Diamond) under any contemplated post-closing arrangement as a result of any of the transactions contemplated by this Agreement (alone or in combination with any other event), (ii) the “base amount” (as defined in Section 280G(b)(3) of the Code) for each such disqualified individual and (iii) underlying documentation on which such calculations are based. Such information shall be updated and delivered to Seaways not later than twenty (20) business days prior to the anticipated Closing Date.

(f)       Diamond and Seaways shall provide each other with a copy of any material written communications intended for broad-based and general distribution to any current or former employees of Diamond, Seaways or any of their respective Subsidiaries if such communications relate to any of the Transactions, and will provide the other party with a reasonable opportunity to review and comment on such communications prior to distribution.

(g)       Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Seaways, the Surviving Corporation or any affiliate of Seaways, or shall interfere with or restrict in any way the rights of Seaways, the Surviving Corporation or any affiliate of Seaways, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Seaways, the Surviving Corporation, Diamond or any affiliate of Seaways and the Continuing Employee or any severance, benefit or other applicable plan or program covering such Continuing Employee. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.7, express or implied, shall (i) be deemed or construed to be an amendment or other modification of any Diamond Benefit Plan, Seaways Benefit Plan or any other compensation or benefit plan, program agreement, policy, Contract or arrangement, (ii) create any third party rights or remedies of any nature whatsoever in any current or former employee, director, or service provider of Diamond, Seaways or their affiliates (or any beneficiaries or dependents thereof) or any other Person who is not a Party to this Agreement or (iii) alter or limit the ability of the Surviving Corporation, Seaways, Diamond or any of their respective affiliates to establish, amend, modify or terminate any Diamond Benefit Plan, Seaways Benefit Plan or other compensation or benefit plan, program, agreement, policy Contract or arrangement at any time assumed, established, sponsored or maintained by any of them.

Section 6.8     Rule 16b-3. Prior to the Effective Time, Diamond and Seaways shall, as applicable, take all such steps as may be reasonably necessary or advisable hereto to cause any dispositions of Diamond equity securities (including derivative securities) and acquisitions of Seaways equity securities pursuant to the Transactions by each individual who is a director or officer of Diamond subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Diamond to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.9     Transaction Litigation; Notices. Each of Seaways and Diamond shall provide prompt oral notice, promptly confirmed in writing, of any objection, claim, litigation or proceeding brought or threatened by any shareholder of such Party or any third party claim against such Party, any of its Subsidiaries and/or any of its or their directors or officers relating to the Merger, this Agreement or any of the Transactions to the other Party. Each of Seaways and Diamond shall give the other Party the opportunity to participate (at the other Party’s expense) in the defense, prosecution or settlement of any such objection, claim, litigation or proceeding and shall give each other the right to review and comment on all filings or responses to be made by such Party in connection with any such litigation or proceeding, and will in good faith take such comments into account. Neither Party shall offer or agree to settle any such objection, claim, litigation or proceeding without the other Party’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that, without limiting the foregoing, each Party shall use reasonable best efforts so that any such settlement includes a full release of the other Party and its affiliates and does not impose any material injunction or other material equitable relief after the Effective Time upon Seaways, the Surviving Corporation or any of their respective affiliates. In the event, and to the extent of, any conflict or overlap between the provisions of this Section 6.9 and Section 5.1 or Section 5.2, the provisions of this Section 6.9 shall control.

Section 6.10     Delisting. Prior to the Closing Date, Diamond shall reasonably cooperate with Seaways and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the Diamond Shares from the NYSE as promptly as practicable after the Effective Time and the deregistration of the Diamond Shares under the Exchange Act at the Effective Time.

Section 6.11     Director Resignations. Diamond shall use its reasonable best efforts to cause to be delivered to Seaways resignations effective as of the Effective Time executed by each director of Diamond in office as of immediately prior to the Effective Time.

Section 6.12     Seaways Board Actions. Seaways shall take all necessary action to cause, effective as of the Effective Time, subject to applicable Law, (a) the size of the Seaways Board of Directors to be increased so as to consist of ten (10) members, (b) the Seaways Board of Directors to be comprised of the members as set forth in Section 1.7(a) and (c) the composition of each committee of the Seaways Board of Directors to be as set forth in Section 1.7(b).

Section 6.13     Stock Exchange Listings. Between the date of this Agreement and the earlier of the Effective Time and the time, if any, at which this Agreement is terminated pursuant to Section 8.1, Seaways shall take all action necessary to cause the Seaways Shares to be issued in the Merger to be approved for listing on the NYSE prior to the Effective Time, subject to official notice of issuance. Diamond shall reasonably cooperate with Seaways in the preparation of the materials to be submitted to the NYSE and the resolution of any comments thereto received from the NYSE.

Section 6.14     Integration Planning. As promptly as practicable after the date hereof, Seaways and Diamond shall establish an integration planning committee (the “Integration Committee”) consisting of five (5) individuals, three (3) of whom shall be designated by the chief executive officer of Seaways and shall be reasonably acceptable to Diamond and two (2) of whom shall be designated by the chief executive officer of Diamond and shall be reasonably acceptable to Seaways. Seaways and Diamond shall each appoint one of its designees to serve as co-chairman of the Integration Committee. The activities of the Integration Committee shall, subject to applicable Law, include, among other things, coordinating the activities and obligations of Seaways and Diamond under this Agreement and under the Termination Agreements and developing a post-closing integration plan, subject to compliance with applicable merger control regulations.

Section 6.15     Pre-Merger Dividends. Prior to the Effective Time, the Seaways Board of Directors, subject to applicable Law, (i) may declare and set the record date and payment date for the Seaways Special Dividend and (ii) if Seaways has consummated a sale of any of its interests in the FSO Joint Ventures, may declare and set the record date and payment date for a Seaways FSO Dividend and, in the case of each of the foregoing (i) and (ii), Seaways may pay such dividends to its shareholders.

Section 6.16     Tax Matters.

(a)       The Parties intend that, for U.S. federal income tax purposes, the Merger qualifies for the Intended Tax Treatment and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). None of the Parties knows of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant Party), or has knowingly taken or will knowingly take any action, if such fact, circumstance or action would be reasonably expected to cause the Merger to fail to qualify for the Intended Tax Treatment. The Merger shall be reported by the Parties for all applicable Tax purposes in accordance with the foregoing, unless otherwise required by a Governmental Entity as a result of a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable U.S. state, local or non-U.S. Tax Law) or a change in applicable Law, or interpretation thereof (including a written claim by a taxing authority), occurring after the date of this Agreement. Each of the Parties agrees to use commercially reasonable efforts to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Entity, upon having actual knowledge or receiving written notice of such challenge. In the event that the Parties determine that the Intended Tax Treatment is not reasonably attainable, the Parties shall (a) discuss possible amendments and modifications to the Transactions that would permit the Transactions to be treated consistent with the Intended Tax Treatment and (b) use commercially reasonable efforts to effect such amendments and modifications. In the event that Diamond determines, in Diamond’s sole discretion, that it is necessary or advisable to obtain an opinion by a tax advisor to Diamond with respect to the Intended Tax Treatment of the Merger on the Closing Date or within the five (5) year period following Closing Date, Seaways shall cooperate with Diamond in obtaining any such opinion and will use its reasonable best efforts to execute and deliver customary officer’s certificates, provided that such certificates are in form and substance reasonable satisfactory to Diamond (and its tax advisors) and Seaways (and its tax advisors) at such time or times as may be reasonably requested by such tax advisor to Diamond.

(b)       All transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (“Transfer Taxes”) incurred in connection with this Agreement shall be payable by the Surviving Corporation and/or its Subsidiaries. The Parties shall cooperate in attempting to minimize the amount of any Transfer Taxes.

(c)       Seaways and the Surviving Corporation covenant and agree to provide any information reasonably requested by a Diamond shareholder that has entered into a GRA with the IRS pursuant to Treasury Regulations Section 1.367(a)-3(b)(1)(ii) with respect to the Merger and has notified Seaways in writing that it has entered into such agreement, in order to comply with such Diamond shareholder’s GRA filing requirements under Treasury Regulations Section 1.367(a)-8, to the extent such information is reasonably available to Seaways and the Surviving Corporation and at such requesting Diamond shareholder’s sole expense. Seaways and the Surviving Corporation covenant and agree to inform any Diamond shareholder of the occurrence of any events of which Seaways and the Surviving Corporation have actual knowledge and that are reasonably expected to affect any such Diamond shareholder’s GRA, including triggering events or other gain recognition events, as provided in Treasury Regulations Section 1.367(a)-8(c)(2)(iv), except the occurrence of any event which is directly caused by the actions of such Diamond shareholder.

Section 6.17     Maritime Matters.

(a)       In the event any Diamond Vessel or Seaways Vessel, as the case may be, is subject to a condition of class, Diamond or Seaways, as applicable, shall use commercially reasonable efforts to have such condition of class deleted in a timely manner.

(b)       Each of Diamond and Seaways will use commercially reasonable efforts to ensure that each Diamond Vessel or Seaways Vessel, as applicable, will maintain inventories of usable critical spares in accordance with its manager’s safety management systems, and in the event these spares are consumed in the course of the operations of such Diamond Vessel or Seaways Vessel, as applicable, Diamond or Seaways, as applicable, will arrange to restock such spares in a timely manner.

Section 6.18     Debt Agreements. From and after the date of this Agreement, each of Seaways and Diamond shall negotiate in good faith the A&R Debt Agreements with the lenders thereunder and shall document the A&R Debt Agreements as promptly as reasonably practicable. Diamond shall use reasonable best efforts to maintain the Debt Consents and Debt Amendment Letters in full force and effect. As promptly as reasonably practicable after the date hereof, Diamond shall, and shall cause the relevant Diamond Subsidiaries to use reasonable best efforts to cause the A&R Debt Agreements to be executed and delivered by the Required Lenders under each such A&R Debt Agreement. Diamond and its applicable Subsidiaries shall execute and deliver the A&R Debt Agreements concurrently with the execution and delivery of such A&R Debt Agreements by the lenders party thereto. So long as the conditions to Seaways’ obligations to effect the Merger set forth in Section 7.1 and Section 7.2 have been satisfied or waived, simultaneously with the execution and delivery of the A&R Debt Agreements by Diamond, the applicable Diamond Subsidiaries and the other parties thereto, Seaways will execute and deliver to the lenders under the 360 Nordea Facility and the 525 Nordea Facility, respectively, its guaranty of Diamond’s obligations as provided in the 360 Request Letter and the 525 Request Letter, respectively, and such other A&R Debt Agreements contemplated thereby to which Seaways is to be a party.

Article VII.

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.1     Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions (and to the continued satisfaction of each of the following conditions at the Effective Time), any and all of which may be waived in writing in whole or in part by Seaways and Diamond, as the case may be, to the extent permitted by applicable Law:

(a)       Shareholder Approvals. Each of the Diamond Shareholder Approval and the Seaways Shareholder Approval shall have been obtained;

(b)       Registration Statement. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced or threatened in writing by the SEC unless subsequently withdrawn;

(c)       Adverse Laws or Orders. No Adverse Law or Order shall have occurred and be in effect;

(d)       Required Antitrust Clearances. All applicable waiting periods (or extensions thereof) relating to the Merger under the HSR Act shall have expired or been terminated;

(e)       Listings. The Seaways Shares to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance; and

(f)       A&R Debt Agreements. The Required Lenders under each of the A&R Debt Agreements shall have executed and delivered the relevant A&R Debt Agreement and each A&R Debt Agreement and Debt Consent (including the lender consents, waivers and amendments contemplated thereby) shall be in full force and effect.

Section 7.2     Conditions to Obligations of Seaways and Merger Sub. The obligations of Seaways and Merger Sub to effect the Merger are also subject to the satisfaction at or prior to the Effective Time of each of the following additional conditions (and to the continued satisfaction of each of the following conditions at the Effective Time), any and all of which may be waived in writing in whole or in part by Seaways:

(a)       Representations and Warranties. (i) The representations and warranties of Diamond set forth in Section 3.10(a) and Section 3.5(c) shall be true and correct in all respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing, (ii) the representations and warranties of Diamond set forth in Sections 3.2(a) through (e) shall be true and correct in all respects, except for any de minimis inaccuracies, as of the date of this Agreement and as of the Closing as though made on and as of the Closing, (iii) the representations and warranties of Diamond set forth in Section 3.1(a), the first sentence of Section 3.2(g), Section 3.3(a), Section 3.20 and Section 3.23 (without giving effect to any qualification as to materiality or Diamond Material Adverse Effect contained therein) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date) and (iv) each of the other representations and warranties of Diamond set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except, in the case of this clause (iv), where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Diamond Material Adverse Effect contained therein) would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect; and Seaways shall have received a certificate signed on behalf of Diamond by a duly authorized executive officer of Diamond to the foregoing effect; and

(b)       Performance of Obligations of Diamond. Diamond shall have performed or complied in all material respects with the covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Effective Time; and Seaways shall have received a certificate signed on behalf of Diamond by a duly authorized executive officer of Diamond to such effect.

Section 7.3     Conditions to Obligations of Diamond. The obligations of Diamond to effect the Merger are also subject to the satisfaction at the Effective Time of each of the following additional conditions (and to the continued satisfaction of each of the following conditions at the Effective Time), any and all of which may be waived in writing in whole or in part by Diamond:

(a)       Representations and Warranties. (i) The representations and warranties of Seaways set forth in Section 4.10(a) and Section 4.5(c) shall be true and correct in all respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing, (ii) the representations and warranties of Seaways and Merger Sub set forth in Sections 4.2(a) through (e) shall be true and correct in all respects, except for any de minimis inaccuracies, as of the date of this Agreement and as of the Closing as though made on and as of the Closing, (iii) the representations and warranties of Seaways set forth in Section 4.1(a), the first sentence of Section 4.2(g), Section 4.3(a), Section 4.20 and Section 4.23 (without giving effect to any qualification as to materiality or Seaways Material Adverse Effect contained therein) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date) and (iv) each of the other representations and warranties of Seaways and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except, in the case of this clause (iv), where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Seaways Material Adverse Effect contained therein) would not reasonably be expected to have, individually or in the aggregate, a Seaways Material Adverse Effect; and Diamond shall have received a certificate signed on behalf of Seaways by a duly authorized executive officer of Seaways to the foregoing effect; and

(b)       Performance of Obligations of Seaways and Merger Sub. Seaways and Merger Sub shall have performed or complied in all material respects with the obligations, covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Effective Time, and Diamond shall have received a certificate signed on behalf of Seaways by a duly authorized executive officer of Seaways to such effect.

Article VIII.

TERMINATION

Section 8.1     Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time as follows:

(a)       by mutual written consent of Seaways and Diamond;

(b)       by either Seaways or Diamond, if there has been a breach by Diamond, on the one hand, or Seaways or Merger Sub, on the other hand, of any representation, warranty, covenant or agreement set forth in this Agreement, which breach would result in the conditions in Section 7.2(a) or (b), in the case of a breach by Diamond, or Section 7.3(a) or (b), in the case of a breach by Seaways and Merger Sub, in each case, not being satisfied (and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) thirty (30) calendar days after the receipt of written notice thereof by the breaching Party from the non-breaching Party or (ii) four (4) business days before the Outside Date); provided, however, this Agreement may not be terminated pursuant to this Section 8.1(b) by any Party if such Party is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement;

(c)       by either Seaways or Diamond, if the Effective Time shall not have occurred by 5:00 p.m., Eastern Time, on November 1, 2021; (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any Party whose material breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the Effective Time not occurring prior to the Outside Date;

(d)       by Seaways, if, at any time prior to the receipt of the Diamond Shareholder Approval, a Seaways Triggering Event shall have occurred;

(e)       by Diamond, if, at any time prior to the receipt of the Seaways Shareholder Approval, a Diamond Triggering Event shall have occurred;

(f)       by either Diamond or Seaways if a Governmental Entity of competent jurisdiction shall have issued a final, non-appealable (or no longer appealable) order, injunction, decree, ruling or Law in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger; provided, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a Party if any such order, injunction, decree, ruling or Law was due to the material breach by such Party of any representation, warranty, covenant or agreement set forth in this Agreement;

(g)       by either Diamond or Seaways, if the Diamond Shareholder Approval shall not have been obtained at the Diamond Special Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken;

(h)       by either Seaways or Diamond, if the Seaways Shareholder Approval shall not have been obtained at the Seaways Special Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken;

(i)       by Diamond, if, at any time prior to the receipt of the Diamond Shareholder Approval, the Diamond Board of Directors shall have effected a Diamond Change of Recommendation in accordance with Section 5.3(d) in order to accept a Diamond Superior Proposal (provided, that Diamond shall have complied in all material respects with Section 5.3(d) with respect to such Diamond Superior Proposal), (ii) entered into a Diamond Superior Proposal Acquisition Agreement with respect to such Diamond Superior Proposal concurrently with the termination of this Agreement in accordance with this Section 8.1(i), and (iii) paid the Diamond Termination Fee to Seaways in accordance with Section 8.2(b)(i); and

(j)       by Seaways, if, at any time prior to the receipt of the Seaways Shareholder Approval, the Seaways Board of Directors shall have (i) effected a Seaways Change of Recommendation in accordance with Section 5.4(d) in order to accept a Seaways Superior Proposal (provided, that Seaways shall have complied in all material respects with Section 5.4(d) with respect to such Seaways Superior Proposal), (ii) entered into a Seaways Superior Proposal Acquisition Agreement with respect to such Seaways Superior Proposal concurrently with the termination of this Agreement in accordance with this Section 8.1(j) and (iii) paid the Seaways Termination Fee to Seaways in accordance with Section 8.2(c)(i).

Section 8.2     Effect of Termination.

(a)       In the event of the termination of this Agreement as provided in Section 8.1, except in the case of termination pursuant to Section 8.1(a), written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Seaways, Merger Sub or Diamond or any of their respective Subsidiaries or any shareholder or Representative of Seaways, Merger Sub or Diamond or any of their respective Subsidiaries, except that the Confidentiality Agreement, this Section 8.2, Section 9.3 through Section 9.14 and the reimbursement obligations set forth in Section 5.6 shall survive such termination; provided, however, that nothing herein shall relieve any Party from liability for a Willful Breach of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination or for fraud.

(b)       Diamond Termination Fee.

(i)       If Diamond terminates this Agreement pursuant to Section 8.1(i), concurrently with such termination and as a condition to the effectiveness of such termination, Diamond shall pay or cause to be paid to Seaways a fee of $17,000,000 in cash (the “Diamond Termination Fee”).

(ii)       If (A)(1) Seaways terminates this Agreement pursuant to Section 8.1(b) and a Diamond Competing Proposal (whether or not publicly) shall have been made and not publicly, irrevocably withdrawn, or a Diamond Inquiry shall have been made and not irrevocably withdrawn, in each case prior to the time of the event giving rise to such right of termination, (2)(I) Seaways or Diamond terminates this Agreement pursuant to Section 8.1(c) and (II) a Diamond Competing Proposal shall have been made (whether or not publicly and whether or not irrevocably withdrawn) or a Diamond Inquiry shall have been made, in each case prior to the Outside Date and (III) either (x) Diamond shall have breached this Agreement following the date of the Diamond Competing Proposal or Diamond Inquiry in a manner that contributed in a material respect to the failure of the Effective Time to have occurred prior to the Outside Date or (y) the Seaways Shareholder Approval shall have been obtained (but not revoked) but the Diamond Shareholder Approval shall not have been obtained, in each case on or prior to the Outside Date, or (3) Seaways or Diamond terminates this Agreement pursuant to Section 8.1(g) and a Diamond Competing Proposal or Diamond Inquiry shall have been made and not publicly, irrevocably withdrawn at least five (5) business days prior to the date of the Diamond Special Meeting, and (B)(1) any Diamond Competing Proposal is consummated within twelve (12) months of such termination or (2) Diamond enters into a definitive agreement providing for a Diamond Competing Proposal within twelve (12) months of such termination and such Diamond Competing Proposal (as it may be amended) is subsequently consummated, then concurrently with the consummation of any such Diamond Competing Proposal, Diamond shall pay or cause to be paid to Seaways the Diamond Termination Fee.

(iii)       If Seaways terminates this Agreement pursuant to Section 8.1(d), within two (2) business days after such termination, Diamond shall pay or cause to be paid to Seaways the Diamond Termination Fee.

(iv)       In the event any amount is payable pursuant to the preceding clauses (i), (ii) or (iii), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by Seaways.

(v)       For the avoidance of doubt, in no event shall Diamond be obligated to pay the Diamond Termination Fee on more than one occasion.

(vi)       Solely for purposes of Section 8.2(b), the terms “Diamond Competing Proposal” and “Diamond Inquiry” shall have the meanings assigned to such terms in Section 9.5 and Section 5.3(c), respectively, except that all references to “20%” in the term Diamond Competing Proposal (including as used in the definition of “Diamond Inquiry”) shall be deemed to be “50%” and all references to “80%” therein shall be deemed to be “50%”.

(c)       Seaways Termination Fee.

(i)       If Seaways terminates this Agreement pursuant to Section 8.1(j), concurrently with such termination and as a condition to the effectiveness of such termination, Seaways shall pay or cause to be paid to Diamond a fee of $19,000,000 in cash (the “Seaways Termination Fee”).

(ii)       If (A)(1) Diamond terminates this Agreement pursuant to Section 8.1(b) and a Seaways Competing Proposal (whether or not publicly) shall have been made and not publicly, irrevocably withdrawn, or a Seaways Inquiry shall have been made and not irrevocably withdrawn, in each case prior to the time of the event giving rise to such right of termination, (2)(I) Seaways or Diamond terminates this Agreement pursuant to Section 8.1(c) and (II) a Seaways Competing Proposal shall have been made (whether or not publicly and whether or not irrevocably withdrawn) or a Seaways Inquiry shall have been made, in each case prior to the Outside Date and (III) either (x) Seaways shall have breached this Agreement following the date of the Seaways Competing Proposal or Seaways Inquiry in a manner that contributed in a material respect to the failure of the Effective Time to have occurred prior to the Outside Date or (y) the Diamond Shareholder Approval shall have been obtained but the Seaways Shareholder Approval shall not have been obtained, in each case on or prior to the Outside Date, or (3) Seaways or Diamond terminates this Agreement pursuant to Section 8.1(h) and a Seaways Competing Proposal or Seaways Inquiry shall have been made and not publicly, irrevocably withdrawn at least five (5) business days prior to the date of the Seaways Special Meeting, and (B)(1) any Seaways Competing Proposal is consummated within twelve (12) months of such termination or (2) Seaways enters into a definitive agreement providing for a Seaways Competing Proposal within twelve (12) months of such termination and such Seaways Competing Proposal (as it may be amended) is subsequently consummated, then concurrently with the consummation of any such Seaways Competing Proposal, Seaways shall pay or cause to be paid to Diamond the Seaways Termination Fee.

(iii)       If Seaways terminates this Agreement pursuant to Section 8.1(h), within two (2) business days after such termination, Diamond shall pay or cause to be paid to Seaways the Diamond Termination Fee.

(iv)       In the event any amount is payable pursuant to the preceding clauses (i), (ii) or (iii), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by Diamond.

(v)       For the avoidance of doubt, in no event shall Seaways be obligated to pay the Seaways Termination Fee on more than one occasion.

(vi)       Solely for purposes of Section 8.2(c), the terms “Seaways Competing Proposal” and “Seaways Inquiry” shall have the meanings assigned to such terms in Section 9.5 and Section 5.4(c), respectively, except that all references to “20%” in the term Seaways Competing Proposal (including as used in the definition of “Diamond Inquiry”) shall be deemed to be “50%” and all references to “80%” therein shall be deemed to be “50%”.

(d)       Each of the Parties acknowledges that the agreements contained in this Section 8.2 are an integral part of the Transactions, and are binding and enforceable against it, and not subject to approval of its shareholders, and that (i) the Diamond Termination Fee is not a penalty, but rather a reasonable amount that will compensate Seaways and Merger Sub in the circumstances in which such payments are payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions and (ii) the Seaways Termination Fee is not a penalty, but rather is a reasonable amount that will compensate Diamond in the circumstances in which such payments are payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, each of which amounts would otherwise be impossible to calculate with precision. In addition, if any Party fails to pay in a timely manner any amount due pursuant to Section 8.2(b) or Section 8.2(c), as applicable, then (x) such Party shall reimburse the other Party for all costs and expenses (including disbursements and fees of counsel) incurred in the collection of such overdue amount, including in connection with any related claims, actions or proceedings commenced and (y) such Party shall pay to the other Party interest on the amount payable pursuant to Section 8.2(b), or Section 8.2(c) from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus 5%, or such lesser rate as is the maximum permitted by applicable Law. Notwithstanding anything to the contrary in this Agreement, except in the case of Willful Breach or fraud, (A) upon payment of the Diamond Termination Fee pursuant to this Section 8.2, none of Diamond, any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, shareholders, managers, members, affiliates, agents or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions and (B) upon payment of the Seaways Termination Fee pursuant to this Section 8.2, none of Seaways, any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, shareholders, managers, members, affiliates, agents or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

Article IX.

MISCELLANEOUS

Section 9.1     Amendment and Modification; Waiver.

(a)       Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented, whether before or after receipt of the Diamond Shareholder Approval or the Seaways Shareholder Approval, as applicable, by written agreement of Diamond and Seaways (by action taken by their respective boards of directors); provided, however, that after the adoption of the Plan of Merger by the shareholders of Diamond or the approval of the Seaways Share Issuance by the shareholders of Seaways, as applicable, no amendment, modification, supplement or waiver shall be made which by Law requires further approval by such shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Diamond and Seaways.

(b)       At any time and from time to time prior to the Effective Time, either Diamond, on the one hand, or Seaways or Merger Sub, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of Seaways or Merger Sub or Diamond, as applicable, (ii) waive any inaccuracies in the representations and warranties made to Seaways or Diamond, as applicable, contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of Seaways, Merger Sub or Diamond, as applicable, contained herein. Any agreement on the part of Seaways or Diamond to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Seaways or Diamond, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Section 9.2     Non-Survival of Representations and Warranties. None of the representations, warranties, covenants or other agreements in this Agreement or in any schedule or certificate delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time (including the terms of this Article IX).

Section 9.3     Expenses. Except as set forth in this Section 9.3, all fees and expenses incurred in connection with the Merger, this Agreement and the other Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated, except that each of Seaways and Diamond shall bear and pay one-half the costs and expenses (other than the fees and expenses of each party’s attorneys and accountants, which shall be borne by the Party incurring such expenses) incurred by the Parties hereto in connection with (i) the filing, printing and mailing of the Form S-4 and the Proxy Statement/Prospectus (including fees payable to the SEC associated with filing such documents), (ii) the filings of the premerger notification and report forms under the HSR Act (including filing fees) and (iii) any jointly retained third parties, including attorneys, consultants and economists.

Section 9.4     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), by facsimile or email (notice deemed given upon confirmation of receipt generated by the sender’s machine) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Seaways or Merger Sub or the Surviving Corporation, to:

International Seaways, Inc.

600 Third Avenue, 39th Floor

New York, NY 10016

Attention: Legal Department

Facsimile: 212-251-1180

Email: LegalDepartment@intlseas.com

with a copy to (which shall not constitute notice):

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention:      Benet J. O’Reilly; Kimberly R. Spoerri
Facsimile:       (212) 225-3999
Email:             boreilly@cgsh.com; kspoerri@cgsh.com

and

if to Diamond prior to the Effective Time, to:

Diamond S Shipping Inc.

33 Benedict Pl, 2nd Floor

Greenwich, Connecticut 06830, USA

Attention: Anoushka Kachelo; Craig H. Stevenson, Jr.

Email: akachelo@diamondsshipping.com; cstevenson@diamondsshipping.com; management@diamondsshipping.com with a copy to (which shall not constitute notice):

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Attention: John Reiss; Michael A. Deyong

Email: jreiss@whitecase.com; michael.deyong@whitecase.com

Section 9.5     Certain Definitions. For the purposes of this Agreement, the term:

“A&R Debt Agreements” means, as the case may be, the amendments to, and amendments and restatements, of (a) the 525 Nordea Facility, by and between Diamond and the Required Lenders under the 525 Nordea Facility, (b) the 360 Nordea Facility, by and among Diamond and the Required Lenders under the 360 Nordea Facility and (c) the NT Suez Facility, by and among the applicable Subsidiaries of Diamond and the Required Lenders under the NT Suez Facility, in each case (x) on the terms set forth in the Debt Amendment Letters and (y) to be entered into at or prior to the Effective Time.

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms that are no less favorable to Diamond or Seaways, as applicable, than those contained in the Confidentiality Agreement; provided that such agreement shall include standstill provisions (which shall permit private proposals to the respective board of directors) in favor of Diamond or Seaways, as applicable.

“Adverse Law or Order” means (i) any statute, rule, regulation or other Law (other than any Antitrust Law) shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction which prohibits or makes illegal the consummation of the Merger or (ii) there shall be in effect any order or injunction of any Governmental Entity of competent jurisdiction preventing the consummation of the Merger.

“Antitrust Laws” mean any antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act.

“Bribery Legislation” means all and any of the following: the FCPA; any Law or regulation implementing the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; the relevant common law or legislation in England and Wales relating to bribery and/or corruption, including, the Public Bodies Corrupt Practices Act 1889; the Prevention of Corruption Act 1906 as supplemented by the Prevention of Corruption Act 1916 and the Anti-Terrorism, Crime and Security Act 2001; the Bribery Act 2010; the Proceeds of Crime Act 2002; and any anti-bribery or anti-corruption related provisions in criminal and anti-competition laws and/or anti-bribery, anti-corruption and/or anti-money laundering laws of any jurisdiction in which Seaways or Diamond operates.

“business day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York, New York; provided that any day that the Registrar or Deputy Registrar of Corporations of the Republic of the Marshall Islands is not accepting filings shall not be a “business day” for purposes of Section 1.2.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that all leases of such Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance on February 25, 2016 of the Accounting Standards Update 2016-02, Leases (Topic 842) by the Financial Accounting Standards Board shall not be deemed Capital Lease Obligations notwithstanding the fact that such obligations are required in accordance with such Accounting Standards Update (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in the Audited Financial Statements.

“Capital Shareholder Arrangements” means (i) the Resale and Registration Rights Agreement, dated as of March 27, 2019, by and between Diamond and the shareholders party thereto, (ii) the Director Designation Agreement, dated March 27, 2019, by and among Diamond, Capital Maritime & Trading Corp., Capital GP L.L.C. and Crude Carriers Investments Corp, (iii) the Management and Services Agreement, dated as of March 27, 2019, by and between Diamond and Capital Ship Management Corp., (iv) the Commercial Management Agreement, dated as of March 27, 2019, by and between Diamond and Capital Ship Management Corp. and (v) the Technical Management Agreement, dated as of March 27, 2019, by and between Diamond and certain Diamond Subsidiaries and Capital Ship Management Corp.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of February 4, 2020, by and between Diamond and Seaways.

“Contract” means any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy, arrangement or other legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect, and any amendments or supplements thereto.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or any epidemics, pandemic or disease outbreak resulting therefrom.

“COVID-19 Measures” means any quarantine, shelter in place, stay at home, workforce reduction, social distancing, shut down, closure, sequester, return to work, employment, human resources or similar Law, directive, guidelines or recommendations promulgated by any Governmental Entity in connection with or in response to COVID-19, including the Coronavirus Aid, Relief and Economic Security Act.

“DASM Joint Venture” means Diamond Anglo Ship Management Pte. Ltd., a Republic of Singapore private limited company.

“Debt Amendment Letters” means, collectively, (a) the Waiver and Amendment Request Letter, dated March 9, 2021 (the “525 Request Letter”), by and among Diamond, Seaways and the Required Lenders under the 525 Nordea Facility with respect to the 525 Nordea Facility, (b) the Waiver and Amendment Request Letter, dated March 9, 2021 (the “360 Request Letter”), by and among Diamond, Seaways and the Required Lenders under the 360 Nordea Facility with respect to the 360 Nordea Facility and (c) the Consent and Amendment Letter, dated March 30, 2021, by and among NT Suez Holdco LLC, NT Suez GP LLC, NT Suez One LLC, NT Suez Two LLC, Seaways and the lenders set forth therein with respect to the NT Suez Facility.

“Debt Consents” means, collectively, (a) the letter agreement, dated March 30, 2021, by and among Diamond and certain Diamond Subsidiaries, Seaways and the lenders set forth therein with respect to the 360 Nordea Facility, (b) the letter agreement, dated March 30, 2021, by and among Diamond and certain Diamond Subsidiaries, Seaways and the lenders set forth therein with respect to the 525 Nordea Facility and (c) the Consent and Amendment Letter, dated March 30, 2021, by and among NT Suez Holdco LLC, NT Suez GP LLC, NT Suez One LLC, NT Suez Two LLC, Seaways and the lenders set forth therein with respect to the NT Suez Facility.

“Diamond Benefit Plan” means each employee or director benefit plan, arrangement or agreement, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, equity or equity-based, severance, retention, employment, change of control, pension, retirement, retention or other fringe benefit plan, program or agreement that is or has been sponsored, maintained or contributed to by Diamond or any Diamond Subsidiary or to which Diamond or any Diamond Subsidiary is obligated to sponsor, maintain or contribute or with respect to which Diamond or any Diamond Subsidiary may have any obligation or liability (whether actual or contingent), including any plan, program or agreement for the benefit of employees or independent contractors who perform services outside the United States.

“Diamond Bylaws” means the bylaws of Diamond, as amended and restated as of the date of this Agreement.

“Diamond Certificate” means the Amended and Restated Articles of Incorporation of Diamond as amended, amended and restated and supplemented and in effect on the date hereof.

“Diamond Competing Proposal” means any proposal or offer made by a Person or group (other than a proposal or offer by Diamond or any of its Subsidiaries) at any time, including any amendment or modification to any existing proposal or offer, (i) pursuant to which if consummated such Person or group would acquire ownership or beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of at least twenty percent (20%) of the assets of Diamond (based on a fair market value on a consolidated basis), at least twenty percent (20%) of the outstanding Diamond Shares or businesses of, Diamond representing at least twenty percent (20%) of Diamond’s net income or net revenues (on a consolidated basis for the twelve (12) month period ending on the last day of Diamond’s most recently completed fiscal quarter for which financial statements are available) (whether pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or otherwise, including any single or multi-step transaction or series of related transactions), in each case other than the Merger, or (ii) that is a merger, consolidation, recapitalization or other similar transaction that if consummated would result in the shareholders of Diamond immediately preceding such transaction holding less than eighty percent (80%) of the equity interests of the surviving or resulting entity of such transaction, in each case other than the Merger.

“Diamond Equity Plan” means the Diamond 2019 Equity and Incentive Plan, amended as of March 27, 2019.

“Diamond Governing Documents” means the Diamond Bylaws and the Diamond Certificate.

“Diamond Intellectual Property” means the Intellectual Property owned or purported to be owned, in whole or in part, by Diamond or the Diamond Subsidiaries.

“Diamond Material Adverse Effect” means any Effect that, individually or in the aggregate, has a material adverse effect on the assets, liabilities, business, results of operations or financial condition of Diamond and the Diamond Subsidiaries, taken as a whole; provided, however, that no Effects to the extent resulting or arising from the following, either alone or in combination, shall be deemed to constitute a Diamond Material Adverse Effect or shall be taken into account when determining whether a Diamond Material Adverse Effect exists or has occurred or is reasonably likely to exist or occur: (a) any changes in general United States or global economic conditions, (b) conditions (or changes therein) in any industry or industries in which Diamond operates (including changes in commodity prices or general market prices affecting the shipping industry generally), (c) general legal, tax, economic, political and/or regulatory conditions (or changes therein), including any changes affecting financial, credit or capital market conditions, (d) any change or prospective changes occurring after the date hereof in GAAP or interpretation thereof, (e) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of and by any Governmental Entity occurring after the date hereof (including with respect to Taxes), (f) the actions expressly required by the Termination Agreements or the Debt Consents or this Agreement (other than Section 5.1) or that are otherwise taken at the express written direction or request of Seaways, (g) changes in the price of Diamond Shares, in and of itself (it being understood that the Effects giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Diamond Material Adverse Effect” may be taken into account), (h) any failure by Diamond to meet any internal or published projections, estimates or expectations of Diamond’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Diamond to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the Effects giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Diamond Material Adverse Effect” may be taken into account), (i) Effects arising out of changes in geopolitical conditions, acts of terrorism, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, acts of God, epidemics, pandemics (including COVID-19) or other similar force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement, (j) the negotiation, public announcement or pendency of the Transactions, including the impact of any of the foregoing on the relationships, contractual or otherwise, of Diamond with customers, suppliers, service providers, employees, Governmental Entities, shareholders or any other Persons having a relationship with Diamond and including any resulting litigation, (k) any reduction in the credit rating of Diamond or the Diamond Subsidiaries, in and of itself (it being understood that the Effects giving rise or contributing to such reduction that are not otherwise excluded from the definition of a “Diamond Material Adverse Effect” may be taken into account) or (l) any COVID-19 Measure, except, in the case of clauses (a) – (e), (i) or (l), to the extent Diamond and the Diamond Subsidiaries, taken as a whole, are disproportionately impacted thereby relative to other entities operating in the same industry or industries in which Diamond and the Diamond Subsidiaries operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Diamond Material Adverse Effect).

“Diamond Material Supplier” means the top ten (10) third-party suppliers of goods or services, including both commercial pool and third-party technical managers, of Diamond and the Diamond Subsidiaries ranked by total spend by Diamond and the Diamond Subsidiaries during the twelve months ended December 31, 2020 (and, in the case of a third-party technical manager, including all payments to such technical manager, including for pass-through expenses).

“Diamond Senior Officers” means the executive officers of Diamond and/or its Subsidiaries that are subject to the reporting requirements of Section 16(a) of the Exchange Act.

“Diamond Shareholder Approval” means the affirmative vote of the holders of at least a majority of the outstanding Diamond Shares entitled to vote on the authorization of the Plan of Merger at the Diamond Special Meeting in favor of such authorization.

“Diamond Significant Subsidiary” means any Subsidiary of Diamond that is material or constitutes a “significant subsidiary” of Diamond within the meaning of Rule 1-02 of Regulation S-X promulgated under the Securities Act.

“Diamond Special Meeting” means the meeting of the holders of Diamond Shares for the purpose of seeking the Diamond Shareholder Approval, including any postponement or adjournment thereof.

“Diamond Subsidiaries” means the Subsidiaries of Diamond.

“Diamond Superior Proposal” means a bona fide, unsolicited, written Diamond Competing Proposal (with references to 20% and 80% being deemed to be replaced with references to 50%), which the Diamond Board of Directors determines in good faith after consultation with Diamond’s outside legal and financial advisors to be (a) more favorable to the shareholders of Diamond from a financial point of view than the Merger, taking into account all relevant factors (including any adjustment to the terms and conditions proposed by Seaways in response to such proposal) and (b) reasonably capable of being completed as proposed on a timely basis, in the case of each of clauses (a) and (b), taking into account (i) all financial, legal, regulatory and other aspects of this Agreement (including any changes to the terms of this Agreement proposed by Seaways in response to such Diamond Competing Proposal or otherwise) and such Diamond Competing Proposal (including any termination fees, any expense reimbursement provisions, the terms and conditions to the consummation of such Diamond Competing Proposal and whether such Diamond Competing Proposal is fully financed and regulatory risk) and (ii) the identity of the Person making such Diamond Competing Proposal.

“Diamond Superior Proposal Acquisition Agreement” shall mean a written definitive acquisition agreement providing for a Diamond Superior Proposal entered into by and between Diamond and the Person making a Diamond Superior Proposal.

“Diamond Triggering Event” shall be deemed to have occurred if: (a) the Seaways Board of Directors or any committee thereof shall have made a Seaways Change of Recommendation; or (b) Seaways or any Representative of Seaways shall have Willfully Breached any of the provisions set forth in Section 5.4 in any material respect.

“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“Environmental Law” means any Law or Maritime Guideline relating to pollution or protection, investigation or restoration of the environment or natural resources (including air, surface water, groundwater, land surface or subsurface land), wildlife (including life at sea) or, as such matters relate to injury or threat of injury to persons or property relating to the use, handling, presence, transportation, treatment, storage, disposal, Release, threatened Release or discharge of, or exposure to, Hazardous Materials, bilge water or ballast water.

“Environmental Permits” means any permit, license, consent, certificate, registration, variance, exemption, order, authorization or approval required under applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exchange Ratio Adjustment Amount” means a ratio necessary to cause the number of validly issued, fully paid and non-assessable Seaways Shares issuable to the Diamond shareholders at the Effective Time to equal (a) the Implied Pro Forma Ownership, plus (b) 0.0067 multiplied by a fraction, (i) the numerator of which is the amount of the Seaways FSO Dividend and (ii) the denominator of which is $25,000,000.

“Exchange Ratio Adjustment Event” means, following the consummation of a sale by Seaways of any of its interest in the FSO Joint Ventures or any of the assets of the FSO Joint Ventures, coupled with the declaration and payment by Seaways of the Seaways FSO Dividend.

“Existing Debt Agreements” means (i) Credit Agreement, dated as of December 23, 2019 (the “525 Nordea Facility”), by and among Diamond, as borrower, Nordea Bank Abp, New York Branch, as administrative agent and collateral agent, Nordea Bank Abp and Crédit Agricole Corporate & Investment Bank, as bookrunners and lead arrangers, and each of the lenders from time to time party thereto, (ii) Credit Agreement, dated as of March 27, 2019 (the “360 Nordea Facility”), by and among, inter alia, Diamond, as borrower, Nordea Bank Abp, New York Branch, as administrative agent and collateral agent, the syndicate of financial institutions as lenders from time to time party thereto, Skandi, Skandinaviska Enskilda Banken AB (PUBL) and Crédit Agricole Corporate & Investment Bank, as bookrunners and lead arrangers, and each Subsidiary guarantor that is an owner of a collateral vessel identified therein as a guarantor, as amended by that certain Amendment Letter, dated as of May 14, 2019 and (iii) Credit Agreement, dated as of August 9, 2016 (the “NT Suez Facility”), by and among, inter alia, NT Suez Holdco LLC, as borrower, the lenders party from time to time thereto, Crédit Agricole Corporate and Investment Bank, as administrative agent, collateral agent and as a lender, Crédit Agricole Corporate & Investment Bank and NIBC Banks N.V., as lead arrangers, Suez GP LLC, as parent guarantor, and the Subsidiary guarantors party to the guaranty thereunder, as amended by that certain consent letter dated November 27, 2018.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended.

“FSO Joint Ventures” means TI Asia Limited and TI Africa Limited.

“Government Official” means (a) any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, (b) any candidate for political office, or (c) any political party or party official.

“Governmental Entity” means (a) any transnational, national, federal, state, county, municipal, local or foreign government (including the Republic of the Marshall Islands) or any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of, or pertaining to, government, including any arbitral body, (b) any public international governmental organization, or (c) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition.

“Hazardous Materials” means any substance defined, listed, classified or regulated as “hazardous”, “toxic”, a “waste”, a “pollutant” or a “contaminant” (or words of similar import) under any Environmental Law, including petroleum, petroleum products or byproducts (including crude oil and any fractions thereof), explosive material, radioactive material, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, mold, mold spores, mycotoxins, methane, asbestos and asbestos-containing materials, and radon gas.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Implied Pro Forma Ownership” means a decimal equal to (a) the number of issued and outstanding Diamond Shares as of the Diamond Capitalization Date (excluding Diamond Shares held by Seaways or its Subsidiaries or held by Diamond or its Subsidiaries), multiplied by the Exchange Ratio (assuming that no Exchange Ratio Adjustment Event has taken place), (b) divided by the sum of (i) the Seaways Shares issued and outstanding as of the Seaways Capitalization Date (excluding Seaways Shares held by Seaways or its Subsidiaries) and (ii) the number of shares set forth in clause (a).

“Indebtedness” means with respect to any Person,

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guarantees, surety bonds and similar instruments;

(c) net obligations of such Person under any interest rate, swap, currency swap, forward currency or interest rate contracts or other interest rate or currency hedging arrangements;

(d) all obligations of such Person to pay the deferred purchase price of property or services, “earn-out,” holdback, purchase price adjustment (other than trade accounts payable in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness will have been assumed by such Person or is limited in recourse;

(f) Capital Lease Obligations;

(g) recourse factoring arrangements;

(h) obligations outstanding under securitization facilities; and

(i) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument, provided that Indebtedness shall not include any performance guarantee or any other guarantee that is not a guarantee of other Indebtedness.

“Inspection” means the physical inspection of a vessel conducted prior to the date hereof in connection with the Transactions.

“Intellectual Property” means all intellectual property and similar proprietary rights protected, created or arising under the Laws of any jurisdiction or any international convention, whether registered or unregistered, including with respect to: (a) Patents, (b) Trademarks (c) copyrights and works of authorship in any medium, including such rights in Software, (d) trade secrets and rights in all other confidential information, including know-how, inventions (whether or not patentable), algorithms, logic, operating conditions and procedures, proprietary formulae, concepts, methods, techniques, compositions, processes, apparatuses, schematics, drawings, models and methodologies, specifications, research and development information, technology, business plans, technical, engineering and manufacturing information (collectively, “Trade Secrets”) (e) Software, (f) rights in databases and data collections and (g) all registrations of, applications for registration of, and renewals and extensions of any of the foregoing, as applicable.

“IRS” means the United States Internal Revenue Service.

“knowledge” will be deemed to be, as the case may be, the actual knowledge of (a) the Persons listed in Section 9.5 of the Seaways Disclosure Letter with respect to Seaways or Merger Sub, or (b) the Persons listed in Section 9.5 of the Diamond Disclosure Letter with respect to Diamond.

“Law” means any law (including common law), constitution, statute, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity having the effect of law.

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, license, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Maritime Guidelines” shall mean any United States, international or non-United States (including the Republic of the Marshall Islands) Law, code of practice, convention, protocol, guideline or similar requirement or restriction concerning or relating to a Diamond Vessel or Seaways Vessel, as applicable, and to which a Diamond Vessel or Seaways Vessel (as applicable) is subject and required to comply with, imposed, published or promulgated by any Governmental Entity, the International Maritime Organization, such Diamond Vessel’s or Seaways Vessel’s classification society or the insurer(s) of such Diamond Vessel or Seaways Vessel, as applicable.

“Newbuildings” means vessels contracted to be constructed or newly constructed for, but not yet delivered to (i) Diamond or any Diamond Subsidiary or (ii) Seaways or any Seaways Subsidiary, as applicable.

“Norden Product Pool” means the strategic product tanker partnership between Diamond and Dampskibsselskabet Norden A/S.

“NYSE” means the New York Stock Exchange.

“Organizational Documents” means, with respect to any Person, the articles of incorporation or association, certificate of incorporation, charter, by-laws, articles of formation, certificate of formation, regulations, operating agreement, partnership agreement, shareholders agreement, joint venture agreement, certificate of limited partnership and all other similar documents and foreign equivalent documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto or restatements thereof.

“Patents” means patents and patent applications, and any and all continuations, continuations-in-part, divisionals, renewals, provisionals, substitutions, extensions, reexaminations and reissues.

“Permitted Liens” means any Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet due and payable or that are being contested in good faith by appropriate proceedings, in each case only if adequate accruals or reserves have been established in accordance with GAAP, (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business or are Liens for crews’ and stevedores’ wages (including the wages of the master), in each case that are not yet overdue or are being contested in good faith by appropriate proceedings, (iii) equipment leases with third parties entered into in the ordinary course of business that are not, individually or in the aggregate, material to the business of the relevant Party and its Subsidiaries, taken as a whole, (iv) which is disclosed on the most recent (as of the date hereof) consolidated balance sheet of Diamond or notes thereto or securing liabilities reflected on such balance sheet or Liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business that are not, individually or in the aggregate, material to the business of the relevant Party and its Subsidiaries, taken as a whole, (v) non-exclusive licenses of Intellectual Property (1) to customers or (2) to service providers for use for the benefit of Diamond and the Diamond Subsidiaries or Seaways and the Seaways Subsidiaries, as applicable, in each case, in the ordinary course of business, (vi) under any Diamond Lease or Seaways Lease, or with respect to the real property interests of the landlords thereunder, (vii) zoning, entitlement, building and other land use regulations imposed by any Governmental Entity having jurisdiction over the Diamond Leased Real Property or Seaways Leased Real Property, as applicable, which are not violated by the current use and operation of the such real property, (viii) covenants, conditions, restrictions, easements, and other similar matters of record affecting title to the Diamond Leased Real Property or Seaways Leased Real Property, as applicable, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used; provided that the current use of real property does not materially violate such covenants, conditions, restrictions, easements, and other similar matters of record, (ix) public roads and highways, (x) matters which would be disclosed by an inspection or accurate survey of each parcel of real property, or (xi) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of Diamond.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization, including analogous foreign entities.

“Personal Information” means, in addition to any definition for any similar term (e.g., “personally identifiable information,” “personal data” or “PII”) provided by applicable Law, data that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly to an individual person, including name, address, email address, photograph, social security number, driver’s license number, passport number, insurance policy number, employment history, bank account number, credit or debit card number, other financial information, medical information, health insurance information and any other similar information.

“Privacy Laws” means all applicable Laws relating to the Processing, privacy or security of Personal Information and all regulations or guidance issued thereunder, including the EU General Data Protection Regulation (EU) 2016/679 (the “GDPR”) and all national implementing laws of individual EU Member States, Section 5 of the Federal Trade Commission Act, Children’s Online Privacy Protection Act, the CAN-SPAM Act and associated regulations set forth in 16 C.F.R. Part 316, California Consumer Privacy Act of 2018 and the California Consumer Privacy Act Regulations, and all other applicable Laws relating to data protection, information security, cybercrime, data breach notification, social security number protection, outbound communications and/or electronic marketing in any applicable jurisdictions.

“Processing” or “Processed” means any operation or set of operations which is performed on Personal Information, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment or disposing into the environment.

“Required Lenders” means, in respect of an Existing Debt Agreement, the “Required Lenders” as defined in such Existing Debt Agreement.

“Representatives” means, when used with respect to Seaways, Merger Sub or Diamond, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives of Seaways or Diamond, as applicable, and its respective Subsidiaries.

“Sanctioned Country” means a country, region, or territory which is itself the subject or target of any comprehensive sanctions that broadly prohibit dealings with that country, region, or territory (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means any Person with whom dealings are prohibited under any Sanctions Laws, including as a result of being (a) any Person identified in any list of designated Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, or by the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, the European Union, or any European Union member state; (b) any Person located, organized, resident in, or a Governmental Entity or government instrumentality of, any Sanctioned Country or (c) owned or controlled by, or acting on behalf of any Person described in (a) or (b).

“Sanctions Laws” means all Laws administered or enforced by the United States government, including those administered or enforced from time to time by the Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the United States Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, concerning economic or financial sanctions, including trade embargoes and export restrictions, the freezing or blocking of assets of targeted Persons, and the ability to engage in transactions with specified persons or countries including any Laws threatening to impose economic sanctions on any person for engaging in proscribed behavior.

“Seaways Benefit Plan” means each employee or director benefit plan, arrangement or agreement, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, equity or equity-based, severance, retention, employment, change of control, pension, retirement, retention or other fringe benefit plan, program or agreement that is or has been sponsored, maintained or contributed to by Seaways or any Seaways Subsidiary or to which Seaways or any Seaways Subsidiary is obligated to sponsor, maintain or contribute or with respect to which Seaways or any Seaways Subsidiary may have any obligation or liability (whether actual or contingent), including any plan, program or agreement for the benefit of employees or independent contractors who perform services outside the United States.

“Seaways Competing Proposal” means any proposal or offer made by a Person or group (other than a proposal or offer by Diamond or any of its Subsidiaries) at any time, including any amendment or modification to any existing proposal or offer, (i) pursuant to which if consummated such Person or group would acquire ownership or beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of at least twenty percent (20%) of the assets of Seaways (based on a fair market value on a consolidated basis), at least twenty percent (20%) of the outstanding shares or businesses of, Seaways representing at least twenty percent (20%) of Seaways’ net income or net revenues (on a consolidated basis for the twelve (12) month period ending on the last day of Seaways’ most recently completed fiscal quarter for which financial statements are available) (whether pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or otherwise, including any single or multi-step transaction or series of related transactions), in each case other than the Merger, or (ii) that is a merger, consolidation, recapitalization or other similar transaction that if consummated would result in the shareholders of Seaways immediately preceding such transaction holding less than eighty percent (80%) of the equity interests of the surviving or resulting entity of such transaction, in each case other than the Merger.

“Seaways Equity Award” means any form of compensation (including deferred compensation) granted under a Seaways Equity Plan that is or may be paid or settled in Seaways Shares.

“Seaways Equity Plans” means the International Seaways, Inc. 2020 Management Incentive Compensation Plan, effective as of April 2, 2020, the International Seaways, Inc. Management Incentive Compensation Plan, effective as of November 18, 2016, the International Seaways, Inc. 2020 Non-Employee Director Incentive Compensation Plan, effective as of April 2, 2020 and the International Seaways, Inc. Non-Employee Director Incentive Compensation Plan, effective as of November 18, 2016.

“Seaways FSO Dividend” means a dividend payable by Seaways to the holders of Seaways Shares (a) with a record date for such dividend occurring prior to the Effective Time, (b) which dividend is payable following the consummation of a sale by Seaways of any interest in the FSO Joint Ventures or any of the assets of the FSO Joint Ventures solely from the proceeds of such sale and (c) the aggregate amount of which dividend shall not be in excess of $25,000,000.

“Seaways Governing Documents” means (a) the Articles of Incorporation of Seaways as amended and (b) the Seaways Amended and Restated By-Laws, as amended.

“Seaways Intellectual Property” means the Intellectual Property owned or purported to be owned, in whole or in part, by Seaways or the Seaways Subsidiaries.

“Seaways Material Adverse Effect” means any Effect that, individually or in the aggregate, has a material adverse effect on the assets, liabilities, business, results of operations or financial condition of Seaways and the Seaways Subsidiaries, taken as a whole; provided, however, that no Effects to the extent resulting or arising from the following, either alone or in combination, shall be deemed to constitute a Seaways Material Adverse Effect or shall be taken into account when determining whether a Seaways Material Adverse Effect exists or has occurred or is reasonably likely to exist or occur: (a) any changes in general United States or global economic conditions, (b) conditions (or changes therein) in any industry or industries in which Seaways operates (including changes in commodity prices or general market prices affecting the shipping industry generally), (c) general legal, tax, economic, political and/or regulatory conditions (or changes therein), including any changes affecting financial, credit or capital market conditions, (d) any change or prospective changes occurring after the date hereof in GAAP or interpretation thereof, (e) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of and by any Governmental Entity occurring after the date hereof (including with respect to Taxes), (f) actions expressly required by this Agreement (other than Section 5.2) or that are otherwise taken at the express written direction or request of Diamond, (g) changes in the price of Seaways Shares, in and of itself (it being understood that the Effects giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Seaways Material Adverse Effect” may be taken into account), (h) any failure by Seaways to meet any internal or published projections, estimates or expectations of Seaways’ revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Seaways to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the Effects giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Seaways Material Adverse Effect” may be taken into account), (i) Effects arising out of changes in geopolitical conditions, acts of terrorism, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, acts of God, epidemics, pandemics (including COVID-19) or other similar force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement, (j) the negotiation, public announcement or pendency of the Transactions, including the impact of any of the foregoing on relationships, contractual or otherwise, of Seaways with customers, suppliers, service providers, employees, Governmental Entities, shareholders or any other Persons having a relationship with Seaways and including any resulting litigation (it being understood that this clause (j) shall not apply with respect to any representation or warranty contained in this Agreement to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement), (k) any reduction in the credit rating of Seaways or the Seaways Subsidiaries, in and of itself (it being understood that the Effects giving rise or contributing to such reduction that are not otherwise excluded from the definition of a “Seaways Material Adverse Effect” may be taken into account) or (l) any COVID-19 Measure; except, in the case of clauses (a) – (e), (i) or (l) to the extent Seaways and the Seaways Subsidiaries, taken as a whole, are disproportionately impacted thereby relative to other entities operating in the same industry or industries in which Seaways and the Seaways Subsidiaries operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Seaways Material Adverse Effect).

“Seaways Material Supplier” means the top ten (10) third-party suppliers of goods or services, including both commercial pool and third-party technical managers, of Seaways and the Seaways Subsidiaries ranked by total spend by Seaways and the Seaways Subsidiaries during the twelve months ended December 31, 2020 (and, in the case of a third-party technical manager, including all payments to such technical manager, including for pass-through expenses).

“Seaways Senior Officers” means the executive officers of Diamond and/or its Subsidiaries that are subject to the reporting requirements of Section 16(a) of the Exchange Act.

“Seaways Shareholder Approval” means the affirmative vote of the holders of a majority of the outstanding Seaways Shares present and entitled to vote on the Seaways Share Issuance at the Seaways Special Meeting, as required by applicable Law or the rules and regulations of the NYSE.

“Seaways Significant Subsidiary” means any Subsidiary of Diamond that is material or constitutes a “significant subsidiary” of Seaways within the meaning of Rule 1-02 of Regulation S-X promulgated under the Securities Act.

“Seaways Special Dividend” means a dividend payable by Seaways to the holders of the Seaways Shares as of a record date prior to the Effective Time, in an aggregate amount equal to $31,500,000. For the avoidance of doubt, the Seaways Special Dividend shall be in addition to Seaways’ regular quarterly dividends in an amount up to $0.06 per Seaways Share per fiscal quarter.

“Seaways Special Meeting” means the special meeting of the holders of Seaways Shares for the purpose of seeking the Seaways Shareholder Approval, including any postponement or adjournment thereof.

“Seaways Subsidiaries” means the Subsidiaries of Seaways.

“Seaways Superior Proposal” means a bona fide, unsolicited, written Seaways Competing Proposal (with references to 20% and 80% being deemed to be replaced with references to 50%), which the Seaways Board of Directors determines in good faith after consultation with Seaways’ outside legal and financial advisors to be (a) more favorable to the shareholders of Seaways from a financial point of view than the Merger, taking into account all relevant factors (including any adjustment to the terms and conditions proposed by Diamond in response to such proposal) and (b) reasonably capable of being completed on the terms proposed on a timely basis, in the case of each of clauses (a) and (b), taking into account (i) all financial, legal, regulatory and other aspects of this Agreement (including any changes to the terms of this Agreement proposed by Diamond in response to such Seaways Competing Proposal or otherwise) and such Seaways Competing Proposal (including any termination fees, any expense reimbursement provisions, the terms and conditions to the consummation of such Seaways Competing Proposal, whether such Seaways Competing Proposal is fully financed, the terms of any financing and regulatory risk) and (ii) the identity of the Person making such Seaways Competing Proposal.

“Seaways Superior Proposal Acquisition Agreement” shall mean a written definitive acquisition agreement providing for a Seaways Superior Proposal entered into by and between Seaways and the Person making a Seaways Superior Proposal.

“Seaways Triggering Event” shall be deemed to have occurred if: (a) the Diamond Board of Directors or any committee thereof shall have made a Diamond Change of Recommendation; or (b) Diamond or any Representative of Diamond shall have Willfully Breached any of the provisions set forth in Section 5.3 in any material respect.

“Seaways VWAP” means the volume weighted average price of Seaways Shares for a ten (10) trading day period, starting with the opening of trading on the eleventh (11th) trading day prior to the Closing Date to the closing of trading on the second to last trading day prior to the Closing Date, as reported by Bloomberg L.P. on its “INSW US EQUITY” screen, or if not reported therein, in another authoritative source mutually selected by Seaways and Diamond.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Software” means any software, firmware and computer programs and applications, including all (a) data files, computer programs, application programming interfaces, computerized databases, algorithms, data files, plugins, libraries, subroutines, tools and APIs, in each case of the foregoing whether in source code, executable or object code form and (b) software-related documentation, including user manuals, specifications and other documentation related thereto.

“Subsidiary” or “Subsidiaries” means with respect to any Person, any other Person of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership. Each of the FSO Joint Ventures shall be deemed a Subsidiary of Seaways and the DASM Joint Venture shall be deemed a Subsidiary of Diamond; provided that (x) each of the FSO Joint Ventures and the DASM Joint Venture shall be deemed a Subsidiary of the relevant Party for purposes of Article V and Article VI solely to the extent such joint venture’s actions are controlled by such relevant Party and (y) following the consummation of a sale by Seaways of any interest in the FSO Joint Ventures or any of the assets of the FSO Joint Ventures the FSO Joint Venture shall not be considered a Subsidiary of Seaways other than for purposes of any representation in Article IV regarding any time period prior to such sale. NT Suez Holdco LLC and NT Suez GP LLC shall be deemed Subsidiaries of Diamond.

“Takeover Statutes” mean any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar Law.

“Tax” or “Taxes” means any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity or U.S. or non-U.S. taxing authority, including, income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees, severance, occupation, environmental, customs duties, disability, real property, personal property, registration, alternative or add-on minimum or estimated tax, including any interest, penalty, additions to tax or additional amounts imposed with respect thereto, whether disputed or not.

“Tax Return” means any report, return, certificate, claim for refund, election, estimated tax filing or declaration required to be filed with any Governmental Entity or U.S. or non-U.S. taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Trademarks” means trademarks, service marks, trade names, business names, logos, trade dress, Internet domain names, and all other similar rights or identifiers of source or origin in any part of the world, together with all goodwill symbolized thereby.

“Willful Breach” means a material breach of this Agreement that is the consequence of an act or omission by a Party with the actual knowledge that the taking of such act or failure to take such action would be a material breach of this Agreement. “Willfully Breached” has a correlative meaning.

“WL Ross Shareholder Arrangements” means that certain Director Designation Agreement, dated as of March 27, 2019, by and between Diamond and WL Ross & Co., LLC.

Section 9.6 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“360 Nordea Facility”	Section 9.5

“360 Request Letter”	Section 9.5

“525 Nordea Facility”	Section 9.5

“525 Request Letter”	Section 9.5

“Agreement”	Preamble

“Articles of Merger”	Section 1.3

“Base Exchange Ratio”	Section 2.1(a)

“BCA”	Recitals

“Book-Entry Shares”	Section 2.2(b)

“Capital Termination Agreements”	Recitals

“Certificates”	Section 2.2(b)

“Closing”	Section 1.2

“Closing Date”	Section 1.2

“Code”	Recitals

“Continuing Employees”	Section 6.7(a)

“Costs”	Section 8.2(d)(i)

“D&O Insurance”	Section 6.4(c)

“Diamond”	Preamble

“Diamond Board of Directors”	Recitals

“Diamond Board Recommendation”	Recitals

“Diamond Capitalization Date”	Section 3.2(a)

“Diamond Change of Recommendation”	Section 5.3(a)

“Diamond Common Stock”	Recitals

“Diamond Disclosure Letter”	Article III

“Diamond Equity Awards”	Section 2.3(b)

“Diamond Equity Schedule”	Section 3.2(c)

“Diamond Inquiry” “Diamond IT Systems”	Section 5.3(c) Section 3.16(b)

“Diamond Lease”	Section 3.17(b)

“Diamond Leased Real Property”	Section 3.17(b)

“Diamond Material Contracts”	Section 3.21(a)

“Diamond Permits”	Section 3.7(b)

“Diamond Preferred Stock”	Section 3.2(a)

“Diamond Principal Shareholders”	Recitals

“Diamond Registered Intellectual Property”	Section 3.15(a)

“Diamond Restricted Shares”	Section 2.3(b)

“Diamond RSUs”	Section 2.3(a)

“Diamond SEC Documents”	Section 3.4(a)

“Diamond Shares”	Recitals

“Diamond Termination Fee”	Section 8.2(b)

“Diamond Vessels”	Section 3.18(a)

“Diamond Voting and Support Agreement”	Recitals

“DOJ”	Section 6.2(b)

“Effective Time”	Section 1.3

“Enforceability Exceptions”	Section 3.3(a)

“Exchange Agent”	Section 2.2(a)

“Exchange Fund”	Section 2.2(a)

“Exchange Ratio”	Section 2.1(a)

“Form S-4”	Section 3.12

“Fractional Share Consideration”	Section 2.1(a)

“FTC”	Section 6.2(b)

“GAAP”	Section 3.2(d)

“Indemnified Parties”	Section 6.4(a)

“Integration Committee”	Section 6.14

“Intended Tax Treatment”	Recitals

“IT Systems”	Section 3.16(b)

“Merger”	Recitals

“Merger Consideration”	Section 2.1(a)

“Merger Sub”	Preamble

“NT Suez Facility”	Section 9.5

“Outside Date”	Section 8.1(c)

“Party”	Preamble

“Plan of Merger”	Recitals

“Proxy Statement/Prospectus”	Section 3.12

“Sarbanes-Oxley Act”	Section 3.5(a)

“Seaways”	Preamble

“Seaways Board of Directors”	Recitals

“Seaways Board Recommendation”	Recitals

“Seaways Capitalization Date”	Section 4.2(a)

“Seaways Change of Recommendation”	Section 5.4(a)

“Seaways Disclosure Letter”	Article IV

“Seaways Equity Schedule”	Section 4.2(c)

“Seaways Inquiry” “Seaways IT Systems”	Section 5.4(c) Section 4.16(b)
“Seaways Lease”	Section 4.17(b)

“Seaways Leased Real Property”	Section 4.17(b)

“Seaways Material Contracts”	Section 4.21(a)

“Seaways Option”	Section 4.2(c)

“Seaways Permits”	Section 4.7(b)

“Seaways Preferred Stock”	Section 4.2(a)

“Seaways Principal Shareholders”	Recitals

“Seaways Registered Intellectual Property”	Section 4.15

“Seaways Restricted Shares”	Section 2.3(b)

“Seaways RSUs”	Section 2.3(a)

“Seaways SEC Documents”	Section 4.4(a)

“Seaways Share Issuance”	Recitals

“Seaways Shares”	Section 4.2(a)

“Seaways Termination Fee”	Section 8.2(c)(i)

“Seaways Vessels”	Section 4.18(a)

“Seaways Voting and Support Agreement”	Recitals

“Surviving Corporation”	Section 1.1

“Termination Agreements”	Recitals

“Trade Secrets”	Section 9.5

“Transactions” “Transfer Taxes”	Recitals Section 6.16(b)
“WL Ross Termination Agreements”	Recitals

Section 9.7     Interpretation. When a reference is made in this Agreement to Sections Articles, Exhibits or Schedules, such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The table of contents and headings set forth in this Agreement or in the Seaways Disclosure Letter or the Diamond Disclosure Letter are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The words “hereof”, “herein” and “hereunder” and word of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context requires otherwise. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. The phrase “ordinary course of business” as used in this Agreement shall be deemed to mean “the ordinary course of business consistent with past practice”. All references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-business day, the period in question shall end on the next succeeding business day. The term “furnished” or “made available” to another Party means that, no later than 5:00 p.m. New York City Time on the day prior to the date hereof, such information, document or material was (i) publicly filed on the SEC EDGAR database as part of a Diamond SEC Document or Seaways SEC Document (or expressly incorporated by reference therein), as the case may be or (ii) made available for review by such other Party or its Representatives in the data room maintained for the Transactions or otherwise provided to such other Party or its Representatives, in each case, at least two (2) days prior to the date of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

Section 9.8     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement and shall constitute an original for all purposes.

Section 9.9     Entire Agreement; Third-Party Beneficiaries.

(a)       This Agreement (including the Diamond Disclosure Letter and the Seaways Disclosure Letter), the Confidentiality Agreement, the Debt Consents, the Debt Amendment Letters, the Diamond Voting and Support Agreements, the Seaways Voting and Support Agreements and the Termination Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be deemed amended hereby so that until the termination of this Agreement in accordance with Section 8.1 hereof, Seaways and Merger Sub shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b)       Except as provided in Section 6.4 (but only following the Effective Time), neither this Agreement (including the Diamond Disclosure Letter and the Seaways Disclosure Letter) nor the Confidentiality Agreement are intended to confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.10     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Merger are fulfilled to the extent possible.

Section 9.11     Governing Law; Jurisdiction.

(a)       This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other jurisdiction, except (i) to the extent that the law of the Republic of the Marshall Islands is mandatorily applicable to the Merger and (ii) all matters relating to the fiduciary duties of the Diamond Board of Directors and Seaways Board of Directors shall be subject to the laws of the Republic of the Marshall Islands.

(b)       Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the federal courts of the United States of America, the federal court of the United States of America sitting in the District of Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the federal courts of the United States of America, the federal court of the United States of America sitting in the District of Delaware, as applicable, and any appellate court from any thereof, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the federal courts of the United States of America, the federal court of the United States of America sitting in the District of Delaware, as applicable, and any appellate court from any thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the jurisdiction or laying of venue of any such action or proceeding in such courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 9.11(b) in the manner provided for notices in Section 9.4. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

Section 9.12     Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

Section 9.13     Assignment. This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties, except Merger Sub may assign any or all of its rights, interests and obligations hereunder to (i) Seaways, (ii) Seaways and one or more direct or indirect wholly owned Subsidiaries of Seaways or (iii) one or more direct or indirect wholly owned Subsidiaries of Seaways; provided, that no such assignment shall be permitted without the prior written consent of Diamond if such assignment could increase the risk that any of the conditions set forth in Article VII may not be timely satisfied, or result in a breach of any of covenants and agreements set forth in this Agreement or adversely affect Diamond; provided, further, that no such assignment shall relieve Seaways or Merger Sub of any obligation or liability under this Agreement. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns and this Agreement is not intended to, and shall not, confer upon any other Person other than the Parties and their respective successors and permitted assigns any rights or remedies hereunder.

Section 9.14     Enforcement; Remedies.

(a)       Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b)       The Parties agree that irreparable injury will occur in the event that any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is agreed that prior to the termination of this Agreement pursuant to Article VIII, each Party shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, to a decree or order of specific performance to specifically enforce the terms and provisions of this Agreement and to any further equitable relief. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief.

(c)       The Parties’ rights in this Section 9.14 are an integral part of the Transactions and each Party hereby waives any objections to any remedy referred to in this Section 9.14 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity). For the avoidance of doubt, each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party. In the event any Party seeks any remedy referred to in this Section 9.14, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, Seaways, Merger Sub and Diamond have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

INTERNATIONAL SEAWAYS, INC.

By	/s/ Lois Zabrocky

Name: Lois Zabrocky

Title: President and CEO

DISPATCH TRANSACTION SUB, INC.

By	/s/ James D. Small III

Name: James D. Small III

Title: Senior Vice President, Secretary and Director

[Signature Page to Agreement and Plan of Merger]

DIAMOND S SHIPPING INC.

By	/s/ Craig H. Stevenson Jr.

Name: Craig H. Stevenson Jr.

Title: Director, President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Articles of Incorporation of Surviving Company

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

DIAMOND S SHIPPING INC.

PURSUANT TO THE MARSHALL ISLANDS BUSINESS CORPORATIONS ACT

The undersigned, for the purpose of forming a corporation pursuant to the provisions of the Marshall Islands Business Corporations Act (the “BCA”), does hereby make, subscribe, acknowledge and file with the Registrar of Corporations the following Articles of Incorporation (these “Articles”) for that purpose, as follows:

ARTICLE ONE

The name of the Corporation shall be Diamond S Shipping Inc. (the “Corporation”).

ARTICLE TWO

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the BCA.

ARTICLE THREE

The registered address of the Corporation in the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. The name of the Corporation's registered agent at such address is The Trust Company of the Marshall Islands, Inc.

ARTICLE FOUR

The aggregate number of shares of stock that the Corporation is authorized to issue is five hundred (500) registered shares, which will be designated common stock, par value $0.001.

ARTICLE FIVE

The Corporation shall have every power which a corporation now or hereafter organized under the BCA may have.

ARTICLE SIX

The name and address of the incorporator is:

Name	Address
Majuro Nominees Ltd.	P.O. Box 1405
Majuro
Marshall Islands

ARTICLE SEVEN

The board of directors of the Corporation (the “Board of Directors”) may from time to time adopt, amend or repeal the bylaws of the Company (the “Bylaws”), subject to the power of the shareholders to adopt any Bylaws or to amend or repeal any Bylaws adopted, amended or repealed by the Board of Directors.

ARTICLE EIGHT

To the full extent permitted by the BCA or any other applicable law currently or hereafter in effect, no director of the Corporation will be personally liable to the Corporation or its shareholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation. Any repeal or modification of this Article Eight may not adversely affect any right or protection of a director of the Corporation existing prior to such repeal or modification.

ARTICLE NINE

Section 1. Rights to Indemnification. Each person who is or was a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that the person is or was a director or an officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by the Corporation to the fullest extent permitted or required by the BCA, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that, except as provided in Section 3 of this Article Nine with respect to Proceedings to enforce rights to indemnification, the Corporation will indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board of Directors.

Section 2. Rights to Advancement of Expenses. The right to indemnification conferred in Section 1 of this Article Nine includes the right to be paid by the Corporation the expenses (including, without limitation, attorneys’ fees and expenses) incurred in defending any such Proceeding in advance of its final disposition (an “Advancement of Expenses”); provided, however, that, if the BCA so requires, an Advancement of Expenses incurred by an Indemnitee in such person’s capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) will be made only upon delivery to the Corporation of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise. The rights to indemnification and to the Advancement of Expenses conferred in Sections 1 and 2 of this Article Nine will be contractual rights and such rights will continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and will inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 3. Rights of Indemnitee to Bring Suit. If a claim under Section 1 or 2 of this Article Nine is not paid in full by the Corporation within 60 calendar days after a written claim has been received by the Corporation, except in the case of a claim for an Advancement of Expenses, in which case the applicable period will be 20 calendar days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee will be entitled to be paid also the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it will be a defense, and (b) any suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Corporation is entitled to recover such expenses upon a Final Adjudication, that the Indemnitee has not met any applicable standard for indemnification set forth in the BCA. Neither the failure of the Corporation (including the Board, a Board committee or the Corporation’s independent legal counsel or shareholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the BCA, nor an actual determination by the Corporation (including the Board, a Board committee, or the Corporation’s independent legal counsel or shareholders) that the Indemnitee has not met such applicable standard of conduct, will create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, under this Article Nine or otherwise will be on the Corporation.

Section 4. Non-Exclusivity Rights. The rights to indemnification and to the Advancement of Expenses conferred in this Article Nine will not be exclusive of any other right that any person may have or hereafter acquire under any statute, these Articles, Bylaws, any agreement, vote of shareholders or disinterested directors or otherwise.

Section 5. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the BCA.

Section 6. Indemnification of Employees and Agents of the Corporation. Indemnification of Employees and Agents of the Company. The Company may, to the extent authorized from time to time by agreement, grant rights to indemnification, contribution and to the Advancement of Expenses to any employee, underwriter or agent of the Company to the extent set forth in such agreement whether or not subject to the provisions of this Article Nine with respect to the indemnification and Advancement of Expenses of directors and officers of the Company.

ARTICLE TEN

The Corporate existence shall begin upon filing these Articles with the Registrar of Corporations as of the filing date stated on these Articles.

IN WITNESS WHEREOF, I have executed this instrument on ________________ day of __________________, 2021.

by:
_____________________, Authorized Signatory
Majuro Nominees Ltd., Incorporator

[Signature Page – Merger Sub Articles of Incorporation]

Exhibit B

Form of Articles of Merger

ARTICLES OF MERGER OF

DIAMOND S SHIPPING INC.

AND

DISPATCH TRANSACTION SUB, INC.

UNDER SECTION 95 OF THE BUSINESS CORPORATIONS ACT

The undersigned, [Name], [Title] of Diamond S Shipping Inc., the surviving Corporation and [Name], [Title] of Dispatch Transaction Sub, Inc., the Corporation being merged, for the purpose of merging the aforesaid Corporations hereby certify:

1.	The Agreement and Plan of Merger, dated as of March 30, 2021 by and among Diamond S Shipping Inc., a Marshall Islands corporation, Dispatch Transaction Sub, Inc., a Marshall Islands corporation, and International Seaways, Inc., a Marshall Islands corporation, pursuant to which these Articles are being filed, is as attached hereto as Exhibit A (without exhibits or schedules other than Exhibit A (Articles of Incorporation of Surviving Corporation) thereto).

2.	The Articles of Incorporation of Diamond S Shipping Inc., the surviving Corporation, were filed with the Registrar of Corporations on November 14, 2018, as amended by Articles of Amendment filed with the Registrar of Corporations on March 7, 2019, and as amended and restated by Amended and Restated Articles of Incorporation filed with the Registrar of Corporations on March 20, 2019.

3.	The Articles of Incorporation of Dispatch Transaction Sub, Inc., the Corporation being merged, were filed with the Registrar of Corporations as of the 26th day of March, 2021.

4.	The merger set forth above was authorized by a majority of the Board of Directors and by the holders of a majority of the outstanding shares entitled to vote thereon of each constituent Corporation, respectively, in compliance with the applicable provisions of the Business Corporations Act.

IN WITNESS WHEREOF, the undersigned have executed these Articles of Merger on this day of , 2021.

Diamond S Shipping Inc., as surviving corporation		Dispatch Transaction Sub, Inc., as merging corporation

By:		By:
	Name:		Name:
	Title:		Title:

EXHIBIT A

AGREEMENT AND PLAN OF MERGER